UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

REVEN HOUSING REIT, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	Fee not required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Reven Housing REIT, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 11,038,737 shares of Common Stock, which consist of: (i) 10,719,987 shares of Common Stock (excluding restricted shares) issued and outstanding as of September 20, 2019 and (ii) 318,750 outstanding unvested restricted shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value of the transaction is $56,849,495.55. In accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, the filing fee was determined by multiplying $56,849,495.55 by 0.0001212.

(4)	Proposed maximum aggregate value of transaction: $56,849,495.55

(5)	Total fee paid: $6,890.16

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

REVEN HOUSING REIT, INC.
875 Prospect Street, Suite 304
La Jolla, CA 92037

INFORMATION STATEMENT

To our Stockholders:

This information statement (this “Information Statement”) is being furnished to the stockholders of Reven Housing REIT, Inc., a Maryland corporation (the “Company,” “we”, “us” or “our”), to inform our stockholders (our “Stockholders”) that, on September 3, 2019, certain of our Stockholders holding, in the aggregate, a majority of the issued and outstanding shares of our common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”), executed and delivered to the Company an irrevocable written consent (the “Stockholders’ Written Consent”) approving the merger of SOR PORT, LLC, a Maryland limited liability company (“Merger Sub”) and wholly-owned subsidiary of SOR PORT Holdings, LLC, a Maryland limited liability company (“Parent”), with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of August 30, 2019, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). Parent and Merger Sub are indirect, wholly-owned subsidiaries of KBS Strategic Opportunity REIT, Inc., a Maryland corporation (“KBS SOR”).

Upon completion of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be cancelled and converted into the right to receive an amount in cash (without any interest thereon) equal to (i) the aggregate cash merger consideration of $56,849,495.55, to be increased or decreased, as the case may be, by the difference, if any, between the amount of the Company’s unrestricted cash that would be available to be distributed by the Company to Parent or the Paying Agent as of the date of the closing of the Merger in accordance with our organizational documents and applicable law (the “Available Cash”), and $6,500,000, divided by (ii) the total number of Shares outstanding immediately prior to the effective time of the Merger. We refer to this amount per Share as the “Merger Consideration.” Based on management’s current estimates of the Available Cash and on the total number of Shares outstanding as of the date of this Information Statement, we currently expect that the Merger Consideration would be approximately $[●] per Share. The Merger Agreement and the Merger are described in more detail herein.

At a meeting of our board of directors (the “Board”) held on August 30, 2019, the Board authorized the execution and delivery of the Merger Agreement, declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable, in the best interests of the Company and our Stockholders, and in accordance with the MGCL, directed that the Merger be submitted for consideration by our Stockholders, and recommended that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

Under Maryland law and our organizational documents, approval of the Merger by our Stockholders requires the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote on such matter. As of the close of business on September 9, 2019 (the “Record Date”), there were 11,038,737 Shares issued and outstanding. Each Share is entitled to one vote in connection with the approval of the Merger.

As permitted by the Company’s organizational documents and by Section 2-505 of the Maryland General Corporation Law (as amended, the “MGCL”), on September 3, 2019, certain Stockholders holding, in the aggregate, approximately 70.7% of the total number of Shares issued and outstanding as of the Record Date executed and delivered to the Company the Stockholders’ Written Consent approving the Merger. The Stockholders’ Written Consent became effective at 11:59 p.m., New York City time, on September 9, 2019. As a result, further action or vote by our Stockholders will not be required to complete the Merger pursuant to the Merger Agreement.

ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE MERGER HAS ALREADY BEEN APPROVED BY OUR STOCKHOLDERS.

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We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Shares held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

We urge you to read the entire Information Statement carefully. Please do not send in any stock certificates or other evidences of ownership at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your Shares.

This Information Statement was first mailed on or about September [●], 2019 to our Stockholders of record on the Record Date. In accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Merger will not be completed until at least 20 calendar days after the date this Information Statement is mailed.

By Order of the Board of Directors,

/s/ Chad M. Carpenter
Chad M. Carpenter
Chairman of the Board, President and Chief Executive Officer

La Jolla, California

September [●], 2019

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this Information Statement. Any representation to the contrary is a criminal offense.

Important Notice Regarding the Availability of Information Statement
This Information Statement is also available at http://www.revenhousingreit.com

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REVEN HOUSING REIT, INC.
875 Prospect Street, Suite 304
La Jolla, CA 92037

INFORMATION STATEMENT

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PRELIMINARY COPY – SUBJECT TO COMPLETION

SUMMARY

The following is a summary that highlights the information contained in this Information Statement. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, we encourage you to read carefully this entire Information Statement, including the attached Annexes, and the documents referred to in this Information Statement. We have included page references in parentheses to direct you to the appropriate places in this Information Statement for a complete description of the topics presented in this summary.

All references in this Information Statement to:

•	“Board” refer to our board of directors;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“Company Stock Plan” refer to our Amended and Restated 2012 Incentive Compensation Plan, as it may be amended from time to time;

•	“Equity Commitment Letter” refer to the equity commitment letter, dated as of August 30, 2019, between KBS SOR and Parent;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“FIRPTA” refer to the Foreign Investment in Real Property Tax Act of 1980;

•	“KBS SOR” refer to KBS Strategic Opportunity REIT, Inc.;

•	“Merger” refer to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent, as contemplated by the Merger Agreement;

•	“Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 30, 2019, by and among the Company, Parent and Merger Sub;

•	“Merger Sub” refer to SOR PORT, LLC, a direct, wholly-owned subsidiary of Parent;

•	“MGCL” refer to the Maryland General Corporation Law, as it may be amended from time to time;

•	“NASDAQ” refer to the NASDAQ Capital Market;

•	“Parent” refer to SOR PORT Holdings, LLC, an indirect, wholly-owned subsidiary of KBS SOR;

•	“REIT” refer to a real estate investment trust;

•	“Reven”, the “Company”, “we”, “us” or “our” refer to Reven Housing REIT, Inc.;

•	“SDAT” refer to the State Department of Assessments and Taxation of the State of Maryland;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	a “Share” (or the “Shares”) refer to a share (or, collectively, the shares) of our common stock, par value $0.001 per share;

•	“Stockholders” refer to our stockholders; and

•	“Support Agreement” refer to the Support Agreement, dated as of August 30, 2019, by and among Parent and the Majority Stockholders (as defined below).

All references to defined terms not defined herein shall have the meaning ascribed to them in the Merger Agreement, a copy of which is attached as Annex A to this Information Statement.

Information About the Parties (page [●])

Reven Housing REIT, Inc.

The Company is an internally managed Maryland corporation that engages in the acquisition and ownership of portfolios of occupied single-family rental properties in the United States. We currently own and operate 993 single family rental properties in Alabama, Florida, Georgia, Mississippi, Oklahoma, Tennessee and Texas. We were originally incorporated in 1995, but our current business was founded in July 2012. Since August 30, 2016, our common stock has been traded on NASDAQ under the symbol “RVEN”.

SOR PORT Holdings, LLC and SOR PORT, LLC

Parent is a Maryland limited liability company that was formed solely for the purposes of completing the transactions contemplated by the Merger Agreement. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, the Company will be a wholly-owned subsidiary of Parent.

Merger Sub is a Maryland limited liability company and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger. Upon completion of the Merger, Merger Sub will be merged with and into the Company and will cease to exist.

Both Parent and Merger Sub are indirect, wholly-owned subsidiaries of KBS Strategic Opportunity REIT, Inc., a Maryland corporation. KBS SOR is a non-traded REIT designed to provide its stockholders attractive total returns through the purchase of commercial real estate and related investments that offer attractive risk-adjusted returns. KBS SOR invests across all real asset classes, including debt, equity, and corporate investments, targeting both developed and less liquid markets.

The Merger (page [●])

On August 30, 2019, the Company entered into the Merger Agreement with Parent and Merger Sub. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the MGCL, Merger Sub will merge with and into the Company. The Company will be the surviving corporation (the “Surviving Corporation”) in the Merger and will continue as a wholly-owned subsidiary of Parent.

The Merger will become effective on the date and time at which the articles of merger with respect to the Merger (the “Articles of Merger”) have been filed with, and accepted for record by, the SDAT, or on such later date and time as may be mutually agreed to by the parties to the Merger Agreement and specified in the Articles of Merger (the “Effective Time”).

The Merger Agreement is attached as Annex A to this Information Statement. We encourage you to carefully read the Merger Agreement in its entirety.

Merger Consideration (page [●])

If the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be converted into the right to receive an amount in cash (without any interest thereon) equal to (i) the aggregate merger consideration of $56,849,495.55 in cash (the “Aggregate Merger Consideration”), to be increased or decreased, as the case may be, by the difference, if any, between the amount of the Company’s unrestricted cash that would be available to be distributed by the Company to Parent or Paying Agent as of the date of the closing of the Merger in accordance with our organizational documents and applicable law (the “Available Cash”), and $6,500,000, divided by (ii) the total number of Shares outstanding immediately prior to the Effective Time. We refer to such amount of cash to be received for each Share as the “Merger Consideration” (as described in more detail below in the section titled “The Merger – Merger Consideration”).

The adjustment of the Aggregate Merger Consideration based on the Available Cash, as set forth in the Merger Agreement and described in more detail below in the section titled “The Merger – Merger Consideration”, may be referred to herein as the “Available Cash Adjustment”. Based on management’s current estimates of the Available Cash and on the total number of Shares outstanding as of the date of this Information Statement, we currently expect that the Merger Consideration will be approximately $[●] per Share.

The completion of the Merger is conditioned upon the final determination of the Available Cash and the Aggregate Merger Consideration. The Merger Agreement provides a mechanism for resolving disputes relating to the calculation of the Available Cash and the Aggregate Merger Consideration. See “The Merger Agreement – Company Estimate of Available Cash; Dispute Resolution” beginning on page [●]. The Merger Agreement also provides that if all disputes relating to the calculation of the Available Cash and the Aggregate Merger Consideration are not resolved prior to the anticipated closing date of the Merger (the “Closing Date”), the closing of the Merger (the “Closing”) will be postponed until all such disputes are resolved. For other conditions to the Closing, see the section below titled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page [●].

Treatment of Common Stock and Unvested Restricted Stock Awards (page [●])

At the Effective Time, each Share (excluding any Shares granted in the form of Unvested Company Restricted Stock Awards (as defined below)) issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be cancelled and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, without interest.

At the Effective Time, each Share that is held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist.

At the Effective Time, each award in respect of Shares that is subject to vesting, repurchase or other lapse restrictions granted under the Company Stock Plan (an “Unvested Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time will become immediately and fully vested, all restrictions thereon will lapse and such Unvested Company Restricted Stock Award will be automatically converted into the right to receive an amount in cash (without interest thereon) equal to the product of (x) the total number of Shares subject to such award and (y) the Merger Consideration, subject to applicable withholding of taxes.

Board Approval and Recommendation; Reasons for the Merger (page [●])

At a meeting held on August 30, 2019, after considering the factors more fully described in this Information Statement, the Board:

•	authorized the execution and delivery of the Merger Agreement;

•	declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable, in the best interests of the Company and our Stockholders and in accordance with the MGCL;

•	directed that the Merger be submitted for consideration by our Stockholders; and

•	recommended that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

For the factors considered by the Board in reaching its decision to approve the Merger Agreement and approve the consummation of the transactions contemplated by the Merger Agreement, including the Merger, as well as the Board’s reasons for, and certain risks related to, the Merger, see “The Merger – Reasons for the Merger” beginning on page [●].

Required Stockholder Approval; Record Date (page [●])

Under Maryland law and our organizational documents, approval of the Merger by our Stockholders requires the affirmative vote or written consent of holders of a majority of the outstanding Shares entitled to vote on such matter.

As of September 9, 2019, the record date for purposes of determining our Stockholders entitled to vote on the approval of the Merger (the “Record Date”), there were 11,038,737 Shares issued and outstanding.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, certain of our Stockholders holding, in the aggregate, approximately 70.7% of the total number of Shares issued and outstanding as of the Record Date (collectively, the “Majority Stockholders”) entered into the Support Agreement, pursuant to which each Majority Stockholder has agreed, among other things, upon the terms and subject to the conditions set forth therein, to vote or cause to be voted (including by taking action by written consent) all of its Shares in favor of the Merger in accordance with the terms and conditions of the Merger Agreement. The Support Agreement is further described in more detail below in the section titled “Support Agreement” beginning on page [●].

On September 3, 2019, the Majority Stockholders executed and delivered to the Company an irrevocable written consent approving the Merger (the “Stockholders’ Written Consent”). The Stockholders’ Written Consent became effective at 11:59 p.m., New York City time, on September 9, 2019. The execution and delivery of the Stockholders’ Written Consent satisfies the stockholder approval requirement for the Merger under the MGCL and our organizational documents.

As a result of the execution and delivery of the Stockholders’ Written Consent, no further action by our Stockholders is required to approve the Merger, and the Company is not soliciting your vote or consent to the approval of the Merger. The Company will not call a meeting of stockholders for purposes of voting on these matters.

Opinion of the Company’s Financial Advisor (page [●] and Annex B)

The Company engaged RBC Capital Markets, LLC (“RBC Capital Markets”) as the Company’s financial advisor in connection with the Merger. As part of this engagement, RBC Capital Markets delivered an opinion, dated August 30, 2019, to the Board as to the fairness, from a financial point of view and as of such date, of the Merger Consideration (assumed, for purposes of RBC Capital Markets’ opinion, as $5.15 per Share in cash based on the Aggregate Merger Consideration and estimates of the Company’s management) to be received pursuant to the Merger Agreement by holders of Shares (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS SOR, Parent, Merger Sub, and their respective affiliates).

The full text of RBC Capital Markets’ written opinion, dated August 30, 2019, is attached as Annex B to this Information Statement and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. RBC Capital Markets delivered its opinion to the Board for the benefit, information and assistance of the Board (in its capacity as such) in connection with its evaluation of the Merger. RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the Merger. RBC Capital Markets’ opinion also did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that might be available to the Company or which the Company might engage in or consider. RBC Capital Markets did not express any opinion and does not make any recommendation to any securityholder as to how such securityholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

No Appraisal Rights (page [●])

No dissenters’ or appraisal rights will be available to holders of Shares with respect to the Merger or the other transactions contemplated by the Merger Agreement, including any remedy under Section 3-201 et seq. of the MGCL.

Regulatory Approvals (page [●])

Each of Parent, Merger Sub and the Company have agreed to use their reasonable best efforts to promptly take all actions and to do all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including obtaining as reasonably promptly as practicable all governmental consents or approvals necessary or advisable to consummate the transactions contemplated by the Merger Agreement.

Parent, Merger Sub and the Company are not aware of any antitrust or other material governmental consents or approvals that are required for consummation of the Merger.

Financing of the Transactions (page [●])

Parent estimates that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $[●] million. Concurrently with the execution and delivery of the Merger Agreement, Parent has delivered to the Company the Equity Commitment Letter, pursuant to which KBS SOR has committed to purchase, directly or indirectly, equity securities of Parent for a maximum amount equal to the sum of (i) $56,849,495.55, plus (ii) if applicable, the excess amount by which the Available Cash amount exceeds $6,500,000, plus (iii) all costs and expenses required to be paid by Parent in connection with the Merger and the other transactions contemplated by the Merger Agreement (such sum, the “Commitment”).

We are an intended third-party beneficiary of Parent’s rights under the Equity Commitment Letter, solely for the purpose of seeking through an action of specific performance of KBS SOR’s obligation to fund the Commitment, in certain circumstances, subject to the terms and conditions of the Equity Commitment Letter.

The funding of the Commitment under the Equity Commitment Letter is not a condition to Parent’s obligation to consummate the Merger pursuant to the Merger Agreement.

Interests of Our Directors and Executive Officers in the Merger (page [●])

In considering our Board’s recommendations with respect to the Merger, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our Stockholders generally. The Board was aware of these interests and considered them, among other matters, in negotiating, evaluating and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement. These interests are described in more detail below in the section titled “The Merger – Interests of Our Directors and Executive Officers in the Merger” beginning on page [●].

Delisting and Deregistration of the Shares (page [●])

If the Merger is completed, Shares of our common stock will no longer be listed on NASDAQ. In addition, the registration of the Shares under Section 12 of the Exchange Act will be terminated, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger (page [●])

[As of September 20, 2019, we are not aware of any litigation relating to the Merger Agreement.]

Material United States Federal Income Tax Consequences of the Merger (page [●])

The exchange of Shares for cash pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who are “U.S. Stockholders” (as such term is defined below under “The Merger – Material United States Federal Income Tax Consequences of the Merger”) will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their Shares pursuant to the Merger and their adjusted tax basis in such Shares. Gain recognized on the receipt of cash in exchange for our Shares pursuant to the Merger by Stockholders who are “non-U.S. Stockholders” (as such term is defined below under “The Merger – Material United States Federal Income Tax Consequences of the Merger”) may also be subject to U.S. federal income tax in certain circumstances, including pursuant to FIRPTA.

Stockholders should read “The Merger – Material United States Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed discussion of certain U.S. federal income tax consequences of the receipt of the Merger Consideration in exchange for Shares pursuant to the Merger. Stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or foreign income or other tax laws) of the Merger.

Anticipated Closing Date of the Merger

We are working to complete the Merger as quickly as possible. Assuming timely satisfaction or (to the extent permitted by law) waiver of the closing conditions set forth in the Merger Agreement, we anticipate that the Merger will be completed by the end of October 2019. Completion of the Merger is, however, subject to various conditions set forth in the Merger Agreement, and it is possible that factors outside our control could result in the Merger being completed at a later time or not at all. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page [●].

Series A Preferred Stock Offering (page [●])

Pursuant to the Merger Agreement, the Company has agreed to conduct an offering of up to $20 million of shares of Series A Preferred Stock (as defined in the section below titled “The Merger Agreement – Series A Preferred Stock Offering”) that is exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (the “Preferred Stock Offering”). The Preferred Stock Offering is intended to be limited solely to our Stockholders as of the date of the Merger Agreement that are “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).

It is currently expected that a total of $15 million of shares of Series A Preferred Stock will be offered in the Preferred Stock Offering. The Company intends to commence the Preferred Stock Offering as promptly as practicable following the filing with the SEC of this Information Statement in definitive form.

Compliance by the parties with their respective obligations under the Merger Agreement in respect of the Preferred Stock Offering or the consummation of the Preferred Stock Offering is not a condition to the Closing under the Merger Agreement.

THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS NOT INTENDED TO CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF SERIES A PREFERRED STOCK OR ANY OTHER SECURITIES OF THE COMPANY. THE COMPANY INTENDS TO COMMENCE THE PREFERRED STOCK OFFERING AS PROMPTLY AS PRACTICABLE FOLLOWING THE FILING WITH THE SEC OF THIS INFORMATION STATEMENT IN DEFINITIVE FORM. THE SHARES OF SERIES A PREFERRED STOCK HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Conditions to Completion of the Merger (page [●])

The respective obligations of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver of certain conditions, including:

•	the approval of the Merger by our Stockholders and by the sole member of Merger Sub, which approvals were obtained on September 9, 2019, and August 30, 2019, respectively;

•	the absence of any legal prohibitions;

•	final determination of the Available Cash and the Aggregate Merger Consideration;

•	the accuracy of the representations and warranties of the parties set forth in the Merger Agreement;

•	compliance by the parties with their respective obligations under the Merger Agreement;

•	the absence of a material adverse effect;

•	delivery of notices or the receipt of consents or waivers, in each case, required or requested by the lender under certain of the Company’s existing loan agreements;

•	receipt of respective closing certificates; and

•	receipt of a legal opinion with respect to the Company’s compliance with certain REIT requirements.

The conditions to the Closing are described in more detail below in the section titled “The Merger Agreement – Conditions to the Merger” beginning on page [●].

Market Price of Our Stock

Shares of our common stock are listed on NASDAQ under the symbol “RVEN.” The closing price for our common stock on NASDAQ on August 30, 2019, the last trading day completed prior to the public announcement of the execution of the Merger Agreement, was $4.40 per Share. The closing price of our common stock on NASDAQ over the first five (5) business days following the first public announcement of the Merger on August 31, 2019 is set forth in the table below:

Date	Closing Price ($ per Share)
September 3, 2019	5.05
September 4, 2019	5.02
September 5, 2019	5.04
September 6, 2019	5.07
September 9, 2019	5.06
Average	5.048

On [●], 2019, the most recent practicable date before this Information Statement was mailed to our Stockholders, the closing price for our common stock on NASDAQ was $[●] per Share. You are encouraged to obtain current market prices for our common stock.

QUESTIONS AND ANSWERS ABOUT
THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the transactions contemplated thereby, including the Merger. These questions and answers may not address all questions that may be important to you as our Stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the Annexes attached to this Information Statement and the documents referred to in this Information Statement, each of which you should read carefully.

Q:	What is the proposed transaction and what effect will it have on the Company?

A:	On August 30, 2019, we entered into the Merger Agreement providing for the Merger of Merger Sub, a direct and wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Our common stock is currently registered under the Exchange Act and is listed on NASDAQ under the symbol “RVEN”. As a result of the Merger, we will cease to be a publicly traded company and will become a privately held subsidiary of Parent. Following the Merger, Shares of our common stock will no longer be listed on NASDAQ and our reporting obligations under the Exchange Act will be terminated and our common stock will no longer be listed or quoted on any stock exchange or quotation system, including NASDAQ. If completed, the transactions contemplated by the Merger Agreement, including the Merger, will result in the change of control of the Company.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive, for each Share that you own, an amount in cash, without interest, less any applicable withholding taxes, equal to (i) the aggregate cash merger consideration of $56,849,495.55, to be increased or decreased, as the case may be, by the difference, if any, between the amount of the Company’s unrestricted cash that would be available to be distributed by the Company to Parent or the Paying Agent as of the date of the closing of the Merger in accordance with our organizational documents and applicable law (the “Available Cash”), and $6,500,000, divided by (ii) the total number of Shares outstanding immediately prior to the Effective Time. We refer to such amount of cash to be received for each Share as the “Merger Consideration” (as described in more detail below in the section titled “The Merger – Merger Consideration”).

Based on management’s current estimates of the Available Cash and on the total number of Shares outstanding as of the date of this Information Statement, we currently expect that the Merger Consideration would be approximately $[●] per Share.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or (to the extent permitted by law) waived. Assuming timely satisfaction or (to the extent permitted by law) waiver of the closing conditions, we anticipate that the Merger will be completed by the end of October 2019. Completion of the Merger is, however, subject to various conditions set forth in the Merger Agreement, and it is possible that the factors outside of our control could result in the Merger being completed at a later time or not at all.

Q:	When can I expect to receive the Merger Consideration for my Shares?

A:	Promptly after the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Shares for the Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from Broadridge Corporate Issuer Solutions, Inc., the paying agent for the Merger, a payment of the Merger Consideration for your Shares. If your Shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” Shares in exchange for the Merger Consideration.

Q:	Did the Board approve and recommend the Merger?

A:	Yes. The Board, at a meeting held on August 30, 2019, authorized the execution and delivery of the Merger Agreement, declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, in the best interests of the Company and our Stockholders, directed that the Merger be submitted for consideration by our Stockholders, and recommended that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

Q:	Has stockholder approval of the Merger been obtained?

A:	Yes, stockholder approval of the Merger has been obtained. On September 3, 2019, certain of our Stockholders holding, in the aggregate, Shares representing approximately 70.7% of the total number of Shares issued and outstanding as of September 9, 2019, duly executed and delivered to the Company an irrevocable written consent approving the Merger. The written consent became effective as of September 9, 2019. The written consent was sufficient to satisfy the stockholder approval requirement for the Merger under Maryland law and our organizational documents.

Accordingly, no further action by our Stockholders is required to approve the Merger. Thus, your consent is not required and is not being solicited in connection with the approval of the Merger. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Will there be a meeting of Reven stockholders for the purpose of approving the Merger?

A:	No. Because certain of our Stockholders holding, in the aggregate, a majority of the outstanding Shares have approved the Merger by written consent without a meeting, a meeting of stockholders will not be held for that purpose.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, our Stockholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and Shares of our common stock will continue to be listed or traded on NASDAQ.

Q:	Why am I receiving this Information Statement?

A:	Applicable laws and securities regulations require us to provide you with notice that action has been taken by written consent, as well as other information regarding the Merger, even though your vote or consent will neither be required nor requested to approve or complete the Merger.

Q:	What happens if I sell my Shares before completion of the Merger?

A:	If you transfer your Shares, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Shares through the completion of the Merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. Promptly after the Merger is completed, you will receive from Broadridge Corporate Issuer Solutions, Inc., the paying agent for the Merger, a letter of transmittal with detailed written instructions describing how you may exchange your Shares for the Merger Consideration. If your Shares are held in “street name” by a bank, brokerage firm or other nominee, you may receive instructions from your bank, brokerage firm or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Shares in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) or other evidence of ownership now.

Q:	I do not know where my stock certificate is—how will I get the Merger consideration for my Shares?

A:	If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. These procedures will include an affidavit that you will need to sign attesting to the loss of your stock certificate. Parent may also require that you provide indemnity to the Surviving Corporation in order to cover any potential loss from the missing stock certificate.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. The completion of the Merger is subject to the fulfillment or, to the extent permitted by law, waiver of certain conditions set forth in the Merger Agreement. If these conditions are not satisfied or (to the extent permitted by law) waived, the Merger will not be completed. See “The Merger Agreement - Conditions to Completion of the Merger” beginning on page [●].

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my Shares?

A:	No. No dissenters’ or appraisal rights will be available to holders of Shares with respect to the Merger or the other transactions contemplated by the Merger Agreement, including any remedy under Section 3-201 et seq. of the MGCL.

Q:	Will I owe taxes as a result of the Merger?

A:	The exchange of Shares for cash pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who are “U.S. Stockholders” (as such term is defined below under “The Merger – Material United States Federal Income Tax Consequences of the Merger”) will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their Shares pursuant to the Merger and their adjusted tax basis in such Shares. Gain recognized on the receipt of cash in exchange for our Shares pursuant to the Merger by Stockholders who are “non-U.S. Stockholders” (as such term is defined below “The Merger – Material United States Federal Income Tax Consequences of the Merger”) may also be subject to U.S. federal income tax in certain circumstances, including pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

We urge you to consult your tax advisor on the tax consequences of the Merger to you. Nothing in this Information Statement should be considered tax advice.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of our communications to any household at which two or more Stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In cases where contrary instructions have been received, each Stockholder continues to separately receive our communications. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this Information Statement. The broker will arrange for delivery of a separate copy of this Information Statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page [●]. If a broker, bank, trust or other nominee holds your Shares, you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may include, but are not limited to, statements regarding the Company’s proposed Merger transaction with Parent and Merger Sub, the financing of the proposed Merger transaction, the anticipated timing and consummation of the proposed Merger, the benefits of the proposed Merger transaction respecting our Stockholders and the associated objectives, expectations and intentions, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, all discussions, expressed or implied, and statements containing words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “can,” “would,” “should,” “will,” “intend,” “may,” “might,” “potential,” “upside” and other similar expressions. All statements in this Information Statement that are not historical facts are forward-looking statements that reflect the best judgment of the Company based upon currently available information. Such forward-looking statements are inherently uncertain, and our Stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause its actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the SEC. These risks, uncertainties and other factors include, among other things:

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger;

•	uncertainties as to the timing of the proposed Merger;

•	adverse effects on our stock price resulting from the announcement of the proposed Merger or the failure of the proposed Merger to be completed;

•	competitive responses to the announcement of the proposed Merger;

•	the risk of exceeding the expected costs of the Merger;

•	the risk that potential adverse business operating results or increases in our operating or transaction costs cause our unrestricted closing cash balance to be less than currently projected, which could result in the Merger Consideration being less than currently projected;

•	the risk that third-party approvals required for the consummation of the proposed Merger are not obtained or are obtained subject to terms and conditions that are not anticipated;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•	litigation relating to the proposed Merger;

•	the inability to retain key personnel;

•	any changes in general economic and/or industry-specific conditions;

•	adverse changes in U.S. and non-U.S. governmental laws and regulations; and

•	the ability of our Stockholders to realize the anticipated benefits of the Merger.

Additional risks, uncertainties and other factors include those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Information Statement and attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement or, in the case of the risk factors contained in the Annual Report, as of the date of such report. Except as required by applicable law or regulation, the Company assumes no obligation (and specifically disclaims any such obligation) to publicly update or revise any forward-looking statements contained in this Information Statement.

INFORMATION ABOUT THE PARTIES

Reven Housing REIT, Inc.

The Company is an internally managed Maryland corporation that engages in the acquisition and ownership of portfolios of occupied single-family rental properties in the United States. We currently own and operate 993 single family rental properties in Alabama, Florida, Georgia, Mississippi, Oklahoma, Tennessee and Texas. We were originally incorporated in 1995, but our current business was founded in July 2012. Since August 30, 2016, our common stock has been traded on NASDAQ under the symbol “RVEN.”

The Company’s principal executive offices are located at 875 Prospect Street, Suite 304, La Jolla, California 92037. Our telephone number is (858) 459-4000 and our company website is www.revenhousingreit.com. We do not intend for information contained on our website to be incorporated into this Information Statement.

As of the close of business on August 30, 2019, there were 11,038,737 Shares issued and outstanding.

Additional information about the Company is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019.

SOR PORT Holdings, LLC and SOR PORT, LLC

Parent is a newly formed Maryland limited liability company that was formed by KBS SOR solely for the purposes of completing the transactions contemplated by the Merger Agreement. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, the Company will be a wholly-owned subsidiary of Parent. Parent’s principal executive offices are located at 11150 Santa Monica Blvd, Suite 400, Los Angeles, California 90025 and its telephone number is (949) 417-6500. Parent does not maintain a company website.

Merger Sub is a newly formed Maryland limited liability company and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will be merged with and into the Company and will cease to exist. Merger Sub’s principal executive offices are located at 11150 Santa Monica Blvd, Suite 400, Los Angeles, California 90025 and its telephone number is (949) 417-6500. Merger Sub does not maintain a company website.

Both Parent and Merger Sub are indirect, wholly-owned subsidiaries of KBS Strategic Opportunity REIT, Inc., a Maryland corporation. KBS SOR is a non-traded REIT designed to provide its stockholders attractive total returns through the purchase of commercial real estate and related investments that offer attractive risk-adjusted returns. KBS SOR invests across all real asset classes, including debt, equity, and corporate investments, targeting both developed and less liquid markets. KBS SOR’s principal executive offices are located at 11150 Santa Monica Blvd, Suite 400, Los Angeles, California 90025. KBS SOR’s telephone number is (949) 417-6500 and its company website is https://kbs.com/reits/kbs-strategic-opportunity-reit/.

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. In this process, representatives of the Company and its advisors held multiple meetings and conversations with representatives of Parent and its affiliates, both in person and by telephone, relating to the potential transaction. This chronology covers only key events leading up to the signing of the Merger Agreement and does not purport to catalogue every related conversation among or between representatives of the Company, Parent or their respective affiliates or advisors.

The Board and the Company’s senior management regularly review the Company’s financial performance, results of operations and competitive position. During the first half of 2018, the Board and the Company’s senior management commenced a strategic review process in which a number of potentially interested parties were contacted; however, this process did not result in any transaction.

In March 2019, the Board determined to conduct a review of potential strategic alternatives available to the Company, focusing on maximizing stockholder value. The Board’s decision was based on the belief that although the Company has worked hard to actively manage, scale and add value to its single-family home platform, the Company’s efforts have not been fully acknowledged by the market. As a result, the Shares historically have traded at prices reflecting lower multiples of earnings and cash flows than those of many of the Company’s peer companies and a greater discount to the Company’s internal estimates of the net asset value (“NAV”) of the Company’s real estate assets than the Company’s perception of the comparable discounts for other publicly traded real estate companies. The Board also considered the Company’s continuing negative net operating income and cash flow trends, challenges in raising additional capital needed to fund the continued expansion of the Company’s real estate portfolio, and certain other adverse financial and business trends. Accordingly, the Board determined that it was necessary to begin exploring available alternatives for maximizing stockholder value, including a potential sale of the Company.

To assist with the Board’s review of potential strategic alternatives, the Company interviewed two financial advisory / investment banking candidates. At the conclusion of such process, upon the Board’s determination, the Company engaged RBC Capital Markets, LLC (“RBC Capital Markets”) as the Company’s financial advisor in connection with the Board’s review and evaluation of potential strategic alternatives, including a possible sale of the Company. RBC Capital Markets was selected based on, among other things, its experience and reputation as a leading investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions, and RBC Capital Markets’ familiarity with the Company’s business and industry as a result of its prior engagement by the Company as the Company’s financial advisor in connection with certain proposed capital-raising transactions (which were not ultimately consummated).

On March 22, 2019, the Company issued a press release disclosing that the Board had determined to conduct a review of potential strategic alternatives available to the Company and that the Company had engaged RBC Capital Markets as the Company’s financial advisor to assist the Board in this strategic review.

During the period from late March 2019 through late May 2019, the Company, with the assistance of RBC Capital Markets, conducted a third-party solicitation process, during which a total of 58 potential strategic and financial bidders were contacted, 31 of which expressed initial interest in exploring a potential transaction involving the Company, and 19 of which entered into non-disclosure agreements with the Company and received marketing materials, including a confidential information presentation (“CIP”) containing information about the Company.

On April 9, 2019, in accordance with the directives of the Board, RBC Capital Markets sent to all potential bidders the Company’s first-round process letter, requesting, among other things, the submission of written initial indications of interest by May 10, 2019.

During the period from April 22, 2019 through May 10, 2019, due diligence questions from potential bidders were addressed and potential bidders were provided with additional marketing materials and other Company information, including information relating to the Company’s real estate assets.

On May 8, 2019, a representative of RBC Capital Markets was contacted by telephone by a representative of Battery Point who indicated that Battery Point would be interested in participating in the Company’s strategic alternatives process.

On May 10, 2019, seven bidders submitted preliminary indications of interest (consisting of five written proposals and two email/verbal proposals) with respect to a potential transaction involving the Company. These preliminary indications of interest (two of which were subsequently updated on May 13, 2019) contemplated a purchase price in a range from $3.15 to 5.00 per Share and included three mixed cash-and-stock bids, two cash bids that indicated an ability to include stock as consideration, and three all-cash bids. All of these preliminary indications of interest were subject to various conditions, including further business, financial and legal due diligence. The other parties that previously executed non-disclosure agreements with the Company declined to submit preliminary indications of interest, citing, among other factors, the condition of the Company’s real estate assets and the Company’s inability to sell down assets given its debt position, lack of scale in markets where these investors did not own assets or inability to envision a path to scale, and limited incremental debt capacity.

Also on May 10, 2019, Battery Point Financial, on behalf of Battery Point Trust, Inc. (“Battery Point”), an affiliate of KBS SOR, submitted a preliminary indication of interest in purchasing a controlling interest in the Company for a price of between $3.75 and $4.00 per Share (the “May 10 Proposal”). The May 10 Proposal was based solely on publicly available Company information and was subject to further due diligence. The May 10 Proposal indicated that Battery Point would be prepared to offer to the Company’s majority stockholders the option to roll some of their existing equity in the Company into the combined platform.

On May 16, 2019, the Board held a meeting, which also was attended by members of the Company’s senior management and representatives of RBC Capital Markets, to review and evaluate the preliminary indications of interest submitted in the first round of the strategic alternatives process. RBC Capital Markets updated the Board on the status of the Company’s strategic alternatives process and summarized certain financial and other terms of the eight first-round preliminary indications of interest received to date (including the May 10 Proposal submitted by Battery Point). The Board, with the assistance of the Company’s management and financial advisor, considered the potential opportunities and risks associated with each preliminary indication of interest and the relative merits of inviting the bidders that submitted preliminary indications of interest to participate in the second round of the Company’s strategic alternatives process and granting them due diligence access to additional non-public Company information.

Following discussion, the Board decided to invite four bidders (not including Battery Point) to the second round of the Company’s strategic alternatives process, in which they would conduct further due diligence and would be provided access to the Company’s virtual data room, management presentations and site visits. The Board decided not to invite the remaining bidders to the second round of the Company’s strategic alternatives process because the Board believed that such bidders’ proposals did not provide attractive value or such bidders did not have the financial wherewithal to complete a transaction. The Board determined not to invite Battery Point to the second round of the Company’s strategic alternatives process at that time because the May 10 Proposal submitted by Battery Point, which was based solely on publicly available information, did not contemplate an acquisition of the entire Company and did not provide attractive value, as compared to the preliminary indications of interest submitted by the four bidders invited to the second round of the Company’s strategic alternatives process. However, the Board decided to invite Battery Point to enter into a non-disclosure agreement with the Company, which would allow Battery Point to receive marketing materials, including the CIP, with a view towards submitting an updated indication of interest with respect to an acquisition of the entire Company at a higher purchase price.

On May 20, 2019, three bidders selected by the Board (not including Battery Point) were invited to the second round of the Company’s strategic alternatives process. These bidders are hereinafter referred to as Party A, Party B and Party C, respectively. The fourth bidder selected by the Board also was invited to the second round, but declined to participate.

On May 22, 2019, Battery Point entered into a non-disclosure agreement with the Company and received marketing materials, including the CIP, and the Company’s first-round process letter.

On May 23, 2019, each of Party A, Party B and Party C were granted access to the Company’s data room.

During the period between May 23, 2019 and June 26, 2019, members of the Company’s senior management and representatives of RBC Capital Markets held multiple conversations with the bidders participating in the second round of the Company’s strategic alternatives process and such bidders were provided with additional due diligence materials prepared by the Company.

On May 31, 2019, Battery Point, on behalf of KBS SOR, submitted an updated non-binding, preliminary indication of interest with respect to a potential transaction involving the Company (the “May 31 Proposal”). The May 31 Proposal contemplated that KBS SOR would acquire all of the Company’s outstanding Shares by means of a reverse merger (a taxable transaction), for an all-cash purchase price of $5.05 per Share, on a fully diluted basis, for an aggregate cash purchase price of approximately $55.7 million, subject to due diligence, and that the Company’s secured debt in the aggregate principal amount of approximately $61.9 million would remain in place after the completion of the proposed transaction. The May 31 Proposal indicated that the proposed purchase price of $5.05 per Share was based on the assumption that the Company would have at least $8.0 million of unrestricted cash on its balance sheet at closing, after payment of all severance costs that would become payable to the Company’s executives in connection with the transaction as well as all other transaction expenses. The May 31 Proposal also indicated that KBS SOR expected to offer to all of the Company’s existing stockholders the option to acquire convertible preferred interests in the post-transaction Company (the “Convertible Preferred Stock”), pro rata based on the number of Shares currently held by them, for a maximum aggregate investment of up to $15 million, with indicative material economic terms specified in the May 31 Proposal. The May 31 Proposal also indicated that KBS SOR expected that the Battery Point team would serve as KBS SOR’s primary due diligence team in connection with the proposed transaction.

Also on May 31, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of RBC Capital Markets, at which RBC Capital Markets summarized for the Board certain financial and other terms of the May 31 Proposal submitted by Battery Point on behalf of KBS SOR. After discussion, the Board determined to invite Battery Point, on behalf of KBS SOR, to the second round of the Company’s strategic alternatives process, in which it would conduct further due diligence and would be provided access to the Company’s virtual data room, management presentations and site visits.

On June 2, 2019, Battery Point, on behalf of KBS SOR, was invited to participate in the second round of the Company’s strategic alternatives process and granted access to the Company’s data room.

On June 5, 2019, representatives of Battery Point discussed KBS SOR’s May 31 Proposal further with representatives of RBC Capital Markets and relayed KBS SOR’s initial due diligence requests for the Company.

During the period from June 5, 2019 through June 12, 2019, Battery Point and the other three bidders invited to the second round of the Company’s strategic alternatives process attended management presentations and participated in site visits in Houston, Texas.

On June 7, 2019, in accordance with the directives of the Board, RBC Capital Markets sent the Company’s second-round process letter to each of Battery Point (on behalf of KBS SOR), Party A, Party B and Party C.

During the period from June 7, 2019 through June 21, 2019, each of the second-round bidders relayed a number of additional due diligence requests, and all second-round bidders were provided with additional due diligence materials prepared by the Company’s senior management in response to such requests. Members of the Company’s senior management, with representatives of RBC Capital Markets in attendance, also held due diligence calls with each of the second-round bidders.

On June 20, 2019, all second-round bidders were furnished with a proposed form of merger agreement with respect to the proposed transaction prepared by Greenberg Traurig, LLP (“Greenberg Traurig”), the Company’s outside legal counsel.

On June 27, 2019, Battery Point (on behalf of KBS SOR) and Party A submitted their respective second-round indications of interest. Party B submitted its second-round indication of interest on June 28, 2019. Party C declined to submit a second-round indication of interest.

In its second-round indication of interest (the “June 27 Proposal”), KBS SOR reiterated its prior proposal to acquire all of the Company’s outstanding Shares by means of a reverse merger (a taxable transaction), for an all-cash purchase price of $5.10 per Share, on a fully diluted basis, for aggregate all-cash merger consideration of approximately $56.3 million, subject to due diligence. The June 27 Proposal indicated that it was contingent on receipt of applicable lender consents required to continue the Company’s existing secured debt arrangements, which KBS SOR estimated to have an aggregate principal amount of approximately $61.9 million. The June 27 Proposal also indicated that the proposed purchase price of $5.10 per Share was based on the assumption that the Company would have at least $7.0 million of unrestricted cash on its balance sheet at closing (a $1.0 million reduction from the closing cash target of $8.0 million previously proposed by KBS SOR), that the aggregate merger consideration payable to the Company’s stockholders would be subject to adjustment, positive or negative, if the Company’s closing cash were to exceed or be less than the proposed target amount by up to $700,000, and that KBS SOR would not be required to complete the proposed transaction if the Company’s closing cash amount were less than the proposed target amount by more than $700,000. The June 27 Proposal indicated that KBS SOR expected to fund the proposed transaction with cash on hand and that the proposed transaction was not dependent on raising additional capital. The June 27 Proposal also indicated that KBS SOR expected to offer the option to acquire Convertible Preferred Stock in the post-transaction Company to all of the Company’s existing stockholders, pro rata based on the number of Shares currently held by them, for a maximum aggregate investment of up to $15 million, with indicative material economic terms specified in the June 27 Proposal. In the June 27 Proposal, KBS SOR requested a 30-day period of exclusivity to complete its due diligence and negotiate a definitive merger agreement. The June 27 Proposal also included a mark-up of the merger agreement proposed by the Company.

Party A, a financial bidder, submitted a proposal to acquire all of the Company’s outstanding Shares for an all-cash purchase price of $5.50 per Share. Party A’s proposal indicated that Party A was open to considering the possibility of an equity rollover by the Company’s majority stockholders. Party A’s second-round proposal indicated that Party A expected to fund the proposed transaction with proceeds of an equity and/or debt financing to be arranged by a capital advisory firm engaged by Party A. Party A requested a 45-day period of exclusivity to complete its due diligence and negotiate a definitive merger agreement. Party A’s proposal included a mark-up of the merger agreement proposed by the Company.

Party B, a strategic bidder, submitted a proposal to acquire all of the Company’s outstanding Shares for an all-cash purchase price of $3.25 per Share. Party B’s second-round proposal indicated that Party B expected to fund the proposed transaction with cash sourced from Party B’s own committed capital and from its institutional equity partners. Party B’s proposal contemplated a 60-day exclusivity period to complete its due diligence and negotiate a definitive merger agreement. Party B’s proposal included a mark-up of the form of merger agreement proposed by the Company.

On June 28, 2019 and July 1, 2019, in accordance with the directives of the Board, RBC Capital Markets had telephone conversations with Party A to discuss Party A’s second-round proposal and to inform Party A of the Board’s view that Party A’s proposed financing arrangements raised serious concerns regarding Party A’s ability to finance the proposed transaction, and that in order for Party A’s proposal to be competitive, it needed to articulate a clear path to raising the necessary capital to fund the proposed transaction, including its ability to deliver commitment letters from credible financing sources for the full amount of funding required.

On July 1, 2019, Party A submitted a revised second-round proposal, in which it attempted to address the financing concerns previously communicated on behalf of the Company. However, Party A’s revised second-round proposal did not contemplate meaningful improvements to the financing arrangements previously proposed by Party A.

Also on July 1, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig, Venable, LLP (“Venable”), Maryland counsel to the Company, and RBC Capital Markets. At the meeting, the Board discussed the status of the Company’s ongoing strategic alternatives process and reviewed and discussed the second-round bids received to date. Prior to the beginning of such discussion, Venable discussed with the Board the duties of directors under Maryland law, both generally and in connection with a potential sale of the Company.

RBC Capital Markets then updated the Board on the status of the Company’s strategic alternatives process and summarized for the Board certain financial and other terms of the three second-round bids then submitted to date by Battery Point (on behalf of KBS SOR), Party A and Party B. The Board noted that the price per share proposed by Party B was significantly below the price per share proposed by either of KBS SOR or Party A and that Party B’s proposal did not appear to provide attractive value, as compared to the proposals submitted by KBS SOR and Party A. Accordingly, the Board determined that further discussion should focus on the KBS SOR and Party A bids.

With respect to the June 27 Proposal submitted by Battery Point on behalf of KBS SOR, the Board noted that KBS SOR needed to improve its value proposition (including by proposing a more realistic closing cash target) and provide more detail regarding the option to purchase Convertible Preferred Stock in the post-transaction Company that KBS SOR was proposing to offer to the Company’s stockholders. With respect to the Party A bid, the Board expressed concern that while Party A’s bid contemplated a higher price per Share than the price per Share offered by KBS SOR, Party A’s proposal did not provide sufficient detail as to the size and structure of its financing arrangements and it was unclear if Party A had the ability to secure the necessary financing for the proposed transaction.

Following discussion, the Board determined that neither Battery Point (on behalf of KBS SOR) nor Party A had submitted a proposal based on which the Board would be prepared to grant exclusivity at that time, and that the Company should continue to engage in discussions with these bidders with a view to improving the value and other terms of their proposals. The Board directed RBC Capital Markets to contact each of Battery Point and Party A to provide the Board’s feedback on their respective proposals and update the Board on these discussions.

During the period from July 1, 2019 through July 3, 2019, in accordance with the Board’s directives, RBC Capital Markets had several telephone conversations with each of Battery Point and Party A to provide the Board’s feedback on their respective proposals.

On July 3, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig and RBC Capital Markets. At the meeting, the Board continued its discussion of the second-round bids previously submitted by Battery Point (on behalf of KBS SOR) and Party A. RBC Capital Markets informed the Board that KBS SOR had indicated that it would be willing to increase the purchase price of $5.10 per Share proposed in its second-round bid submission by $0.05 to $0.08 per Share if the Company agreed to offer to each of the Company’s stockholders an election to receive a portion of the merger consideration in the form of Convertible Preferred Stock in the post-transaction Company.

The Board discussed with Greenberg Traurig the legal requirements that would be applicable to the proposed merger consideration election structure, including whether a registration statement would need to be filed with the SEC with respect to the Convertible Preferred Stock to be offered to the Company’s stockholders. Following discussion, the Board expressed the view that the potential incremental price increase indicated by KBS SOR should be weighed against the additional complexity, extended transaction timeline and potential execution risks associated with the proposed Convertible Preferred Stock election structure.

RBC Capital Markets also updated the Board on its discussions with Party A, noting that, as directed by the Board, Party A was instructed to provide more information regarding its proposed financing structure, including its ability to deliver commitment letters from credible financing sources for the full amount of funding necessary to complete the proposed transaction, and that Party A indicated that it was engaged in discussions with several potential financing sources and expected to provide additional information regarding its proposed financing structure the following week. The Board concluded that these matters should be addressed before any decision could be made with respect to the KBS SOR or Party A proposals.

On July 5, 2019, Battery Point, on behalf of KBS SOR, provided additional detail regarding the terms of the June 27 Proposal previously submitted by Battery Point on behalf of KBS SOR, including the proposed Convertible Preferred Stock election structure. In submitting such additional information, Battery Point stated that the KBS SOR board of directors was highly focused on timing and had conditioned the updated June 27 Proposal on receiving a decision from the Company by no later than July 11, 2019.

On July 8, 2019, Greenberg Traurig held a telephone conference with Battery Point and DLA Piper LLP (“DLA Piper”), counsel to Battery Point, with RBC Capital Markets also in attendance, to discuss potential transaction structures for the proposed Convertible Preferred Stock election to be offered to the Company’s stockholders, as contemplated by the June 27 Proposal submitted by Battery Point on behalf of KBS SOR.

On July 9, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig and RBC Capital Markets. At the meeting, the Board discussed the June 27 Proposal submitted by Battery Point on behalf of KBS SOR, as updated by the materials delivered by Battery Point on behalf of KBS SOR on July 5, 2019. It was noted that while KBS SOR was not willing to increase its all-cash purchase price of $5.10 per Share, Battery Point had indicated that KBS SOR would be willing to increase its proposed purchase price to $5.20- $5.25 per Share, if the aggregate amount of merger consideration that the Company’s stockholders would be able to elect to receive in the form of Convertible Preferred Stock in the post-transaction Company was increased from $15 million, as originally proposed by KBS SOR, to $20 million- $25 million, respectively. The Board expressed the view that the proposed purchase price of $5.10 per Share was inadequate, especially because it was likely to be further reduced as a result of the purchase price adjustment based on the closing cash target of $7.0 million proposed by KBS SOR, and that the proposed purchase price would need to be significantly increased, and the proposed closing cash target of $7.0 million would need to be eliminated or at least significantly reduced, for the Board to consider granting exclusivity to KBS SOR. The Board also discussed certain improvements to the proposed economic terms of the Convertible Preferred Stock that would need to be negotiated with Battery Point to make the Convertible Preferred Stock offering more attractive to the Company’s stockholders, including the proposed minimum total investment amount, dividend rate and redemption price.

Greenberg Traurig reviewed with the Board the material issues raised by the mark-up of the Company’s auction draft of the merger agreement submitted by Battery Point on behalf of KBS SOR, including the deletion of materiality and “Material Adverse Effect” qualifiers in certain of the Company’s representations and warranties, changes that would allow Parent to declare a Material Adverse Effect based on the occurrence of stockholder litigation relating to the proposed transaction, and provisions that would allow Parent to seek money damages or specific performance in addition to collecting a termination payment from the Company in the event the merger agreement, in the form proposed by KBS SOR, was terminated in certain circumstances.

At the conclusion of the meeting, the Board discussed the appropriate negotiating strategy for maximizing KBS SOR’s proposed purchase price and directed RBC Capital Markets to inform Battery Point that, in order for the Board to consider granting exclusivity to KBS SOR, KBS SOR would need to further revise its proposal to address the following points:

•	an increase in its proposed all-cash purchase price of $5.10 per Share, which the Board viewed as inadequate;

•	elimination of the minimum cash target of $7.0 million as a closing condition and purchase price adjustment;

•	changes to the proposed Convertible Preferred Stock offering to reflect: (i) certain economic terms proposed by the Board; (ii) availability for all of the Company’s stockholders (to the extent permitted under applicable securities laws) to participate in such offering; (iii) a structure that would not present additional material execution risks or result in significant delay in the completion of the merger; and (iv) KBS SOR’s agreement to bear all incremental transaction costs relating to such offering; and

•	elimination of certain issues raised by the changes to the terms and conditions of the draft merger agreement proposed by KBS SOR (as noted above in Greenberg Traurig’s discussions with the Board).

Also on July 9, 2019, in accordance with the Board’s directives, RBC Capital Markets had a telephone conversation with Battery Point to communicate the Company’s response to the updated June 27 Proposal.

On July 10, 2019, Battery Point, on behalf of KBS SOR, delivered a further revised second-round proposal (the “July 10 Proposal”). In the July 10 Proposal, KBS SOR reiterated its prior proposal to acquire all of the Company’s outstanding Shares by means of a reverse merger (a taxable transaction), for an all-cash purchase price of $5.15 per Share, on a fully diluted basis, for an aggregate all-cash merger consideration of approximately $56.85 million, subject to due diligence. The July 10 Proposal indicated that it was contingent on receipt of applicable lender consents required to continue the Company’s existing secured debt arrangements, which KBS SOR estimated to have an aggregate principal amount of approximately $61.89 million. The July 10 Proposal indicated that the proposed purchase price of $5.15 per Share was based on the assumption that the Company would have at least $6.5 million of unrestricted cash on its balance sheet at closing (a $500,000 reduction from the closing cash target of $7.0 million previously proposed by KBS SOR), which amount would be increased by an amount equal to 2% of the total amount of Convertible Preferred Stock purchased by the Company’s current stockholders prior to the merger closing, and that the aggregate merger consideration would be subject to adjustment, positive or negative, if the Company’s closing cash position differed from the proposed target amount. The July 10 Proposal no longer contemplated that KBS SOR would not be required to complete the proposed transaction if the Company’s closing cash amount was less than the proposed target amount. The July 10 Proposal indicated that KBS SOR expected to fund the proposed transaction with available cash and that the proposed transaction was not dependent on raising additional capital. The July 10 Proposal also indicated that KBS SOR expected to offer to all of the Company’s existing stockholders meeting the eligibility requirements for Rule 506(c) offerings the option to purchase Convertible Preferred Stock in the post-transaction Company, pro rata based on the number of Shares currently held by them, for a maximum aggregate investment of up to $20 million, with material economic terms specified in the July 10 Proposal. The July 10 Proposal contemplated that the option to purchase Convertible Preferred Stock in the post-transaction Company would be offered to the eligible stockholders by means of an offering exempt from registration under the Securities Act, pursuant to Rule 506(c) of Regulation D and/or Regulation S under the Securities Act. The July 10 Proposal contemplated that the closing of the Convertible Preferred Stock offering would occur concurrently with the closing of the merger and that all proceeds of the offering would be held in escrow pending the closing of the merger and the offering. In the July 10 Proposal, KBS SOR indicated that such proposal was its “best and final offer” and reiterated its request for a 30-day period of exclusivity to complete its due diligence and negotiate a definitive merger agreement. The July 10 Proposal also included responses to the initial guidance provided by the Company to Battery Point on the material issues raised by the mark-up of the Company’s proposed form of the merger agreement previously delivered by Battery Point (on behalf of KBS SOR) to the Company in connection with the June 27 Proposal.

Later that same day, Battery Point provided additional detail relating to the Convertible Preferred Stock offering structure proposed by KBS SOR, including the relevant securities law considerations and the proposed increase of the Company’s unrestricted closing cash balance by an amount equal to 2% of the total amount of Convertible Preferred Stock purchased by the Company’s current stockholders in the offering.

Also on July 11, 2019, Party A submitted a further revised second-round proposal, in which Party A again attempted to address the financing concerns previously communicated to it on behalf of the Company. In particular, the July 11 proposal submitted by Party A contemplated that Party A, together with its equity co-investors, would commit to contribute up to $21 million of equity towards the funding of the proposed transaction, and indicated that Party A was negotiating with two reputable investment firms a structured equity investment to provide the balance of the necessary funding for the proposed transaction. The July 11 proposal indicated that Party A expected to have signed term sheets with both investment firms by the end of the following week.

Also on July 11, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig and RBC Capital Markets. At the meeting, the Board discussed the updated second-round bids submitted by Battery Point (on behalf of KBS SOR) and Party A. RBC Capital Markets summarized for the Board certain financial and other terms of the July 11 Proposal submitted by Battery Point (on behalf of KBS SOR), which Battery Point indicated reflected KBS SOR’s “best and final offer” and to which KBS SOR expected a response from the Company by the end of the week. The July 11 Proposal indicated the following:

•	an increase in KBS SOR’s all-cash purchase price from $5.10 per Share to $5.15 per Share;

•	elimination of KBS SOR’s previously proposed closing condition based on the minimum closing cash balance of $7.0 million and to reduce the closing cash target from $7.0 million to $6.5 million for purposes of the closing purchase price adjustment (positive or negative), with an additional credit equal to 2% of the total amount of Convertible Preferred Stock purchased by the Company’s stockholders prior to the closing date of the merger; however, KBS SOR was not willing to eliminate the proposed purchase price adjustment altogether; and

•	extending, prior to the closing of the merger, to eligible stockholders of the Company the opportunity to purchase Convertible Preferred Stock in the post-transaction Company, not to exceed $20 million in the aggregate, in a private placement exempt pursuant to Rule 506(c) of Regulation D under the Securities Act.

Following discussion, the Board expressed the view that the terms of the July 10 Proposal submitted by KBS SOR, including the increased purchase price of $5.15 per Share, were more favorable in the aggregate to the Company’s stockholders than the terms of all other proposals received by the Company to date, taking into account the value that would be delivered to the Company’s stockholders and the likelihood of consummation of the proposed transaction (including the fact that KBS SOR’s proposal was fully financed). However, the Board expressed concern that the proposed purchase price adjustment based on the closing cash target of $6.5 million could potentially result in a material reduction to the proposed purchase price of $5.15 per Share, given the Company’s current “cash burn rate” and the anticipated amount of time required to complete the proposed transaction. Accordingly, the Board expressed the view that it was important to confirm that KBS SOR would bear all costs and expenses relating to obtaining any applicable lender consents necessary to continue the Company’s existing secured debt arrangements, as well as all incremental transaction costs relating to the proposed Convertible Preferred Stock offering.

RBC Capital Markets updated the Board regarding the second-round proposal submitted by Party A, which reflected a reduction in the proposed purchase price from $5.50 per Share, on a fully diluted basis, as proposed by Party A in its original second-round bid submission, to $5.30 per Share and provided certain additional information regarding its proposed financing arrangements. Following discussion, the Board expressed continued concerns regarding Party A’s ability to secure the necessary financing for the proposed transaction. The Board also noted that the timing specified by Party A for delivering to the Company signed terms sheets from the two investment firms with which Party A was negotiating a potential structured equity investment to provide the necessary funding for the proposed transaction was problematic because there was a serious risk that KBS SOR would withdraw its proposal and terminate further discussions with the Company if the Company did not respond to KBS SOR’s updated proposal by the end of the following week, as required by KBS SOR. Accordingly, the Board concluded that the Company and its advisors should focus on responding to KBS SOR’s proposal at that time and should revisit Party A’s proposal if the Company was unable to reach a deal with KBS SOR.

The Board then discussed the strategy for responding to KBS SOR’s updated proposal. Although the Board believed that the July 10 Proposal was superior overall to the other proposals received by the Company to date, the Board determined to seek additional improvements to KBS SOR’s proposed terms. Accordingly, the Board directed RBC Capital Markets to inform KBS SOR that the Board would be prepared to grant exclusivity to KBS SOR if it further revised its proposal to reflect: (i) a reduction in the proposed closing cash target from $6.5 million to $5.5 million; (ii) confirmation that KBS SOR would bear all costs and expenses associated with obtaining any applicable lender consents necessary to continue the Company’s existing secured debt arrangements and all incremental transaction costs relating to the proposed Convertible Preferred Stock offering; and (iii) further improvement of the economic terms of the Convertible Preferred Stock to be offered to the Company’s stockholders.

On July 12, 2019, in accordance with the Board’s directives, RBC Capital Markets had several telephone conversations with Battery Point to communicate the Company’s response to the July 10 Proposal submitted by Battery Point (on behalf of KBS SOR). In response, Battery Point (i) indicated that KBS SOR was unwilling to reduce the proposed closing cash target from $6.5 million to $5.5 million, as proposed by the Company, (ii) confirmed that KBS SOR would bear all costs and expenses associated with obtaining any applicable lender consents necessary to continue the Company’s existing secured debt arrangements and all incremental transaction costs relating to the proposed Convertible Preferred Stock offering, and (iii) indicated that KBS SOR would be willing to consider and discuss certain improvements to the economic terms of the Convertible Preferred Stock to be offered to the Company’s stockholders. Battery Point also indicated that it was no longer proposing to increase the amount of Available Cash by a percentage of the total amount of Convertible Preferred Stock purchased by the Company’s stockholders in the offering, due to the uncertainty regarding the amount that would be ultimately purchased. Battery Point also stated that the terms set forth in the July 10 Proposal, as supplemented by Battery Point on July 12, 2019, constituted KBS SOR’s “best and final offer”, reiterated KBS SOR’s request for a 30-day exclusivity period, and indicated that KBS SOR would withdraw its proposal and terminate discussions with the Company unless it received a response from the Company by the end of the day.

Later that same day, RBC Capital Markets reported to the Board on their telephone conversations with Battery Point, including the modifications to the terms of the July 10 Proposal proposed by Battery Point (on behalf of KBS SOR), its request for exclusivity and stated intention to withdraw its proposal and terminate discussions with the Company unless it received a response from the Company by the end of the day. Following extensive discussion, the Board directed RBC Capital Markets to inform Battery Point that the Board would move forward with KBS SOR’s final proposal, subject to Battery Point delivering to the Company an updated written indication of interest reflecting the final terms of KBS SOR’s offer.

On July 13, 2019, in accordance with the Board’s directives, RBC Capital Markets sent an email to Battery Point to communicate the Board’s decision.

On July 15, 2019, Battery Point, on behalf of KBS SOR, provided an updated, non-binding indication of interest reflecting the final transaction terms proposed by KBS SOR (the “Final KBS SOR Proposal”).

Also on July 15, 2019, the Board, acting by written consent without a meeting, unanimously approved a resolution authorizing the Company’s senior management to enter into a 30-day exclusivity agreement with KBS SOR and directing the Company’s senior management and advisors to seek to negotiate definitive documentation with Battery Point in connection with the proposed transaction, on terms and conditions substantially consistent with those set forth in the Final KBS SOR Proposal.

Later that same day, pursuant to the authorization of the Board, the Company and KBS SOR entered into an exclusivity agreement, pursuant to which the Company agreed to negotiate exclusively with KBS SOR and its representatives with respect to the proposed acquisition by KBS SOR (or an affiliate of KBS SOR) of all of the outstanding Shares on the preliminary terms and conditions set forth in the Final KBS SOR Proposal, until the earlier to occur of 5:00 p.m., Pacific time, on August 14, 2019 and the execution and delivery of a definitive agreement with respect to the proposed transaction.

During the period from July 16, 2019 through August 26, 2019, representatives of Battery Point participated in multiple business, financial, accounting, legal and other due diligence meetings and telephone conferences with the Company’s management and representatives.

Between July 22, 2019 and August 2, 2019, Greenberg Traurig and DLA Piper exchanged drafts of the merger agreement, and Greenberg Traurig delivered to DLA Piper an initial draft of the Company disclosure letter.

On August 5, 2019, DLA Piper and Greenberg Traurig held a conference call to discuss open points in the drafts of the merger agreement and the Company disclosure letter.

On August 7, 2019, Greenberg Traurig delivered to DLA Piper a revised draft of the merger agreement and initial drafts of the support agreement and the form of stockholders’ written consent. Greenberg Traurig also delivered to DLA Piper a sample calculation of Available Cash prepared by the Company’s senior management. On the same day, Battery Point, on behalf of KBS SOR, delivered an outline of the proposed economic terms of the Convertible Preferred Stock (the “Convertible Preferred Term Sheet”).

Also on August 7, 2019, the Board held its regularly scheduled quarterly meeting, which also was attended by members of the Company’s senior management. The Board discussed the Company’s financial performance and results of operations for the three- and six-month periods ended June 30, 2019, noting that the Company’s negative revenue and cash flow trends continued in the second quarter of 2019. The Board also reviewed and approved a draft of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Members of the Company’s senior management also updated the Board on the status of the Company’s ongoing merger negotiations with Battery Point.

During the period from August 12, 2019 through August 15, 2019, DLA Piper and Greenberg Traurig exchanged several revised drafts of the merger agreement, the Company disclosure letter and the form of stockholders’ written consent. DLA Piper also delivered to Greenberg Traurig an initial draft of the equity commitment letter. During the same period, DLA Piper and Greenberg Traurig held several conference calls to discuss the remaining open points in the drafts of the merger agreement and other transaction documents.

On August 15, 2019, members of the Company’s senior management and representatives of Battery Point, together with representatives of DLA Piper, Greenberg Traurig and RBC Capital Markets, held a conference call to discuss the outstanding business and legal points in the drafts of the merger agreement and other transaction documents. The status of Battery Point’s business, financial and legal due diligence was also discussed.

On the same day, DLA Piper delivered to Greenberg Traurig an updated draft of the Convertible Preferred Term Sheet.

On August 19, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig and RBC Capital Markets. At the meeting, the Board discussed the status of the Company’s ongoing merger agreement negotiations with KBS SOR and considered Battery Point’s request, on behalf of KBS SOR, for an extension of the exclusivity period, which expired on August 14, 2019. Noted for the Board were the remaining material business and due diligence matters relating to the proposed transaction, including Battery Point’s proposal to exclude certain cash items from the calculation of Available Cash, and remaining material legal points in the drafts of the merger agreement and other transaction documents, including the proposed materiality qualifiers in certain of the Company’s representations and warranties, the related “bring-down” closing condition, and the remedies that would be available to the Company in the event that KBS SOR failed to fund its equity commitment or otherwise to consummate the proposed transaction.

The Board also discussed the status of the Company’s discussions with KBS SOR regarding the economic terms of the Convertible Preferred Stock, including certain changes that the Board deemed necessary to make the economic terms of the Convertible Preferred Stock (including the redemption and conversion provisions) more attractive to the Company’s stockholders. Following discussion, the Board directed RBC Capital Markets to present the Board’s proposed changes to KBS SOR. The Board also reiterated its view that the Company should agree to pursue the Convertible Preferred Stock offering only if it would not cause significant delay or create additional execution risks with respect to the proposed Merger or result in incremental transaction costs to the Company that would reduce the Merger Consideration payable to the Company’s stockholders in the proposed Merger.

The Board also discussed Battery Point’s request, on behalf of KBS SOR, to extend the exclusivity period previously approved by the Board, which expired on August 14, 2019, for an additional two weeks. The Board considered that Battery Point remained interested in the proposed transaction and continued to diligently conduct its confirmatory due diligence and negotiate the drafts of the merger agreement and related transaction documents. However, the Board expressed concern that Battery Point’s proposal to exclude certain cash items from the calculation of Available Cash could result in a material reduction in the amount of Merger Consideration that would be payable to the Company’s stockholders in the proposed Merger. Following discussion, the Board approved a resolution authorizing the Company’s senior management to extend the exclusivity period for an additional two weeks, subject to a favorable resolution of the Available Cash issue. The Board and the Company’s advisors also discussed the strategy for providing feedback to Battery Point. Following discussion, the Board directed RBC Capital Markets to inform Battery Point that the Board’s decision as to whether to extend exclusivity would depend on the outcome of the Available Cash and other economic points.

On August 20, 2019, as directed by the Board, RBC Capital Markets delivered to Battery Point a revised draft of the Convertible Preferred Term Sheet reflecting the changes requested by the Board and relayed the Board’s decision regarding exclusivity.

During the period from August 20, 2019 through August 26, 2019, DLA Piper and Greenberg Traurig exchanged several revised drafts of the merger agreement, the Company disclosure letter, the form of stockholders’ written consent, the support agreement, the equity commitment letter, and certain other transaction documents. During the same period, DLA Piper and Greenberg Traurig held several conference calls to discuss the remaining open points in the drafts of the merger agreement and other transaction documents.

On August 26, 2019, members of the Company’s senior management and representatives of Battery Point, together with representatives of DLA Piper, Greenberg Traurig and RBC Capital Markets, held a conference call to discuss the outstanding business and legal points in the drafts of the merger agreement and certain other transaction documents. The status of Battery Point’s business, financial and legal due diligence was also discussed.

On August 27, 2019, Greenberg Traurig delivered to DLA Piper a further revised draft of the Convertible Preferred Term Sheet reflecting certain additional changes requested by the Board, including changes to the proposed dividend rate and conversion provisions.

On August 28, 2019, DLA Piper delivered to Greenberg Traurig a further revised draft of the Convertible Preferred Term Sheet, reflecting KBS SOR’s response to the changes requested by the Board, together with an initial draft of the form of articles supplementary setting forth the proposed terms and conditions of the Convertible Preferred Stock.

On August 29, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig and RBC Capital Markets. Greenberg Traurig discussed the status of the ongoing merger agreement negotiations with Battery Point. Greenberg Traurig reported that substantial progress had been made, with resolution of a number of outstanding points, over the last several days. Greenberg Traurig also discussed the remaining open points in the drafts of the merger agreement and certain other transaction documents, including the Convertible Preferred Term Sheet and the form of articles supplementary setting forth the proposed terms and conditions of the Convertible Preferred Stock, noting that Greenberg Traurig would continue to discuss such points with DLA Piper.

RBC Capital Markets then reviewed with the Board the process that the Company had undertaken since the Company publicly announced a process to explore strategic alternatives on March 22, 2019, noting the Company had conducted a five-month long public process to actively solicit indications of interest, offers and proposals from potential strategic and financial purchasers and investors. In the course of such process, 58 potential purchasers and investors were contacted, 31 of which expressed initial interest in the opportunity, 21 requested a non-disclosure agreement with the Company, 19 executed non-disclosure agreements with the Company and received marketing materials, eight submitted first-round indications of interest with respect to a potential acquisition of the Company, four were invited to the second round of the sale process, attended management presentations and site visits and were granted access to the data room maintained by the Company, and three (including Battery Point on behalf of KBS SOR) submitted final bids. The Board noted that the final bid submitted by Battery Point on behalf of KBS SOR was, in the Board’s view, the best final offer, taking into consideration price, financing certainty and execution risk, received by the Company during the strategic alternatives process. RBC Capital Markets also reviewed with the Board its preliminary financial analysis of the Merger Consideration (assumed, for purposes of such analysis, as $5.15 per Share in cash, based on the Aggregate Merger Consideration and estimates of the Company’s management).

Various questions were asked by the Board members regarding management’s estimate of the Available Cash amount as of the anticipated closing date of the Merger. In the course of that discussion, Mr. Chad Carpenter, the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Thad Meyer, the Company’s Chief Financial Officer, indicated that, in order to increase the amount of Available Cash, they would be willing to agree to reduce their respective cash severance amounts that would be payable to each of them as a result of the anticipated termination of their employment with the Company in connection with the completion of the Merger and to execute and deliver to the Company binding agreements to that effect. After further discussion, it was decided that a Board meeting would be held at 10:00 a.m., Pacific time, on August 30, 2019, for the Board to receive an update from Greenberg Traurig on the status of the merger agreement and other transaction documents.

Later that same day, DLA Piper and Greenberg Traurig held several conference calls to resolve the remaining open points and finalize the merger agreement and the other transaction documents.

On August 30, 2019, the Board held a telephonic meeting, which also was attended by members of the Company’s senior management and representatives of Greenberg Traurig, Venable and RBC Capital Markets. Greenberg Traurig updated the Board regarding the most current status of negotiations with Battery Point and reported that all material open points in the merger agreement and other transaction documents had been resolved. Venable then discussed with the Board the duties of directors under Maryland law, both generally and in connection with a potential sale of the Company.

Greenberg Traurig then reviewed the material terms and conditions of the Merger Agreement, the Support Agreement and the Equity Commitment Letter, substantially final drafts of which had been distributed to the Board prior to the meeting, and summarized the outcome of the negotiation of all material business and legal issues relating to the proposed Merger. In particular, Greenberg Traurig reviewed with the Board the proposed transaction structure, the scope of the Company’s representations and warranties, including the related definitions of “Material Adverse Effect” and “Knowledge,” and the Company’s “interim conduct of business” covenants, including the relationship of such provisions with the closing conditions and termination provisions in the Merger Agreement. Greenberg Traurig also discussed the “deal protection package” contemplated by the Merger Agreement, including the Company’s obligation to deliver to Parent, within three business days after the date of the Merger Agreement, an executed copy of the form of stockholders’ written consent (the “Stockholders’ Written Consent”) effecting the requisite stockholder approval of the proposed Merger under Maryland law and the Company’s organizational documents, noting that the Stockholders’ Written Consent would become effective on the fifth business day after the date of the Merger Agreement, unless a superior proposal from a third party was received by the Company during such period. Greenberg Traurig also reviewed the Company’s no-solicitation covenants and the related “fiduciary outs” exception, noting that, once the Stockholders’ Written Consent became effective in accordance with its terms, the Board would no longer have the ability to respond to, consider and negotiate unsolicited acquisition proposals or to withdraw its recommendation of the Merger and terminate the Merger Agreement in order to enter into a definitive agreement with a party that submitted a superior proposal. Greenberg Traurig also discussed the termination payment that would be payable by the Company in the event of a termination of the Merger Agreement in certain circumstances. Greenberg Traurig also summarized the material provisions of the Equity Commitment Letter proposed to be delivered by KBS SOR, including KBS SOR’s commitments to fund the full amount of the Merger Consideration and Parent’s transaction expenses, as well as any money damages that may be payable by Parent to the Company (up to a cap of $2.0 million), noting that the Company is an express third-party beneficiary of KBS SOR’s obligation to fund such commitments under the Equity Commitment Letter.

RBC Capital Markets then reviewed its financial analysis of the Merger Consideration (assumed, for purposes of such analysis, as $5.15 per Share in cash based on the Aggregate Merger Consideration and estimates of the Company’s management) and rendered an oral opinion, confirmed by delivery of a written opinion dated August 30, 2019, to the Board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations described in the opinion, such Merger Consideration to be received pursuant to the Merger Agreement by holders of Shares (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS SOR, Parent, Merger Sub, and their respective affiliates) was fair, from a financial point of view, to such holders.

The Board then conducted its final deliberations and discussions regarding the terms and conditions of the Merger Agreement and the other transaction documents. The Board also considered a number of business, financial, legal, Company-specific, industry, macro-economic, structural, procedural and timing matters related to the proposed Merger.

Upon conclusion of such deliberations, upon motion duly made and seconded, the Board (by unanimous vote of all directors present at the meeting) (i) authorized the execution and delivery of the Merger Agreement, (ii) declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable, in the best interests of the Company and its Stockholders, and in accordance with the MGCL, (iii) directed that the Merger be submitted for consideration by our Stockholders and (iv) recommended that the Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

Later that same day, the Company, Parent and Merger Sub entered into the Merger Agreement. Concurrently with the execution and delivery of the Merger Agreement, Parent and the Majority Stockholders entered into the Support Agreement, and KBS SOR executed and delivered the Equity Commitment Letter. In addition, each of Messrs. Carpenter and Meyer executed and delivered to the Company a letter agreement, pursuant to which each of them agreed to reduce their respective cash severance payments by the respective amounts specified in such letter agreements.

On the morning of August 31, 2019, the Merger Agreement was publicly announced by the parties via joint press release.

On September 3, 2019, the Company filed with the SEC a Current Report on Form 8-K disclosing the Merger Agreement and the transactions contemplated thereby.

Also on September 3, 2019, each of the Majority Stockholders executed and delivered to the Company the Stockholders’ Written Consent, which was delivered by the Company to Parent promptly thereafter, in accordance with the Merger Agreement.

No inquiries, indications of interest, offers or proposals with respect to a potential transaction were received by the Company during the period from the date of the Merger Agreement through September 9, 2019. As a result, the Stockholders’ Written Consent became effective at 11:59 p.m., New York City time, on September 9, 2019.

During the period from August 31, 2019 through September 20, 2019, the parties continued to discuss potential changes to the Articles Supplementary to clarify the parties’ intent with respect to certain terms of the Convertible Preferred Stock, including the conversion price and certain rights of holders of the Convertible Preferred Stock with respect to future issuances of certain equity securities of the Company.

On September 20, 2019, the Company, Parent and Merger Sub entered into an amendment to the Merger Agreement, pursuant to which the parties agreed to amend certain terms of the Articles Supplementary.

Also on September 20, 2019, the Company filed with the SEC a Current Report on Form 8-K disclosing the Merger Agreement amendment.

Structure of the Merger

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger. Following the consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

The Merger will become effective on the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT, or on such later date and time as may be mutually agreed to by the parties to the Merger Agreement and specified in the Articles of Merger (the “Effective Time”).

Merger Consideration

If the Merger is completed, at the Effective Time, each Share (excluding any awards in respect of Shares that are subject to vesting, repurchase or other lapse restrictions granted under the Company Stock Plan (an “Unvested Company Restricted Stock Award”), the treatment of which is described in more detail below in the section titled “The Merger Agreement – Treatment of Common Stock and Unvested Restricted Stock Awards”) issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be converted into the right to receive an amount in cash (without any interest thereon) equal to the Aggregate Merger Consideration divided by (ii) the total number of Shares outstanding immediately prior to the Effective Time. We refer to such amount of cash to be received for each Share as the “Merger Consideration”.

The “Aggregate Merger Consideration” equals $56,849,495.55 in cash, to be increased or decreased, as the case may be, by the difference, if any, between the Available Cash and $6,500,000. “Available Cash” refers to an estimate of the unrestricted cash of the Company and its subsidiaries as of last day of the calendar month in which the Closing is expected to occur, that (i) is calculated in a manner consistent with the manner in which cash is reflected on the consolidated balance sheets of the Company and its subsidiaries and (ii) the Company has determined in good faith, as supported by reasonable documentary detail, would be available to be distributed by the Company to Parent or the Paying Agent as of the Closing Date in accordance with our organizational documents and applicable law, including Section 2-311 and any other applicable provisions of the MGCL. Attached as Schedule I to the Merger Agreement is an illustrative sample calculation of Available Cash as of June 30, 2019.

Management currently estimates that the Available Cash will be approximately $[●] million. Based on this current estimate and the total number of Shares outstanding as of the date of this Information Statement, we currently expect that the Merger Consideration will be approximately $[●] per Share. However, several items included in the calculation of Available Cash are beyond the Company’s control and may result in a negative adjustment of the Merger Consideration. If, as a result of these or other variables beyond the Company’s control, the amount of Available Cash is significantly less than $6.5 million, the Merger Consideration may be reduced to be significantly lower than the current estimate of $[●] per Share (potentially to be as low as $4.56 per Share, if Available Cash is equal to zero, although we consider such outcome to be unlikely).

The Merger Agreement provides a mechanism for resolving disputes relating to the calculation of the Available Cash and the Aggregate Merger Consideration. See “The Merger Agreement – Company Estimate of Available Cash; Dispute Resolution” beginning on page [●].

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Board Approval and Recommendation

Under Section 3-105 of the MGCL, the approval of the Board is required to approve the Merger in accordance with the terms and conditions set forth in the Merger Agreement. The Board carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, which would require approval of the Board and our Stockholders under Maryland law. At a meeting held on August 30, 2019, the Board:

•	authorized the execution and delivery of the Merger Agreement;

•	declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable, in the best interests of the Company and our Stockholders and in accordance with the MGCL;

•	directed that the Merger be submitted for consideration by our Stockholders; and

•	recommended that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

Reasons for the Merger

The Board, at a meeting held on August 30, 2019, authorized the execution and delivery of the Merger Agreement, declared that the Merger and the other transactions contemplated thereby are advisable, in the best interests of the Company and the Stockholders and in accordance with the MGCL, directed that the Merger be submitted for consideration by the Stockholders, and recommended that the Stockholders approve the Merger in accordance with the terms of the Merger Agreement. The Board evaluated the Merger in consultation with the Company’s senior management and its legal and financial advisors.

In reaching its determination and recommendation, the Board considered a number of potentially positive factors, including the following material factors and benefits of the Merger, each of which the Board believed supported its determination and recommendation (which factors are not intended to be exhaustive and are not listed in any intended relative order of importance):

•	Attractive Return on Investment. The Board considered that the Merger Consideration provides our Stockholders with an opportunity to receive an attractive return on investment for their Shares. The Board considered the Aggregate Merger Consideration payable to our Stockholders pursuant to the Merger Agreement, as well as management’s estimate that the Merger Consideration to be received by the Stockholders, after giving effect to the Available Cash Adjustment, would be approximately $5.15 per Share. The Board evaluated the current and the historical trading prices of the Shares, as compared to the Merger Consideration to be received by our Stockholders, including the fact that the Merger Consideration of approximately $5.15 per Share currently expected to be received by our Stockholders represents a premium of approximately 39.9% to the “unaffected stock price” (i.e., the closing sale price of $3.68 per Share, as reported on NASDAQ on March 22, 2019, the last trading day prior to the public announcement by the Company that it was conducting a strategic alternatives process), a premium of approximately 21.2% to the closing sale price of $4.25 per Share, as reported on NASDAQ on August 29, 2019, the last trading day prior to the execution and delivery of the Merger Agreement, a premium of approximately 32.4% to the volume weighted average price of $3.89 per Share for the 30-trading day period ended August 29, 2019, and a premium of approximately 37% to the volume weighted average price of $3.76 per Share for the 90-trading day period ended August 29, 2019.

•	Immediate Liquidity. The Board considered the fact that the Merger Consideration is payable entirely in cash and thus would provide our Stockholders with immediate liquidity and certainty of value, which the Board believed could not be easily obtained if any Stockholders chose to dispose of their Shares in the open market, given the current and historical limited trading volume of, and relative lack of liquidity for, the Shares on NASDAQ.

•	Strategic Process. The Board considered the fact that the Company conducted a five-month long, comprehensive public process to actively solicit and obtain from various potentially interested and capable parties expressions of interest, offers and proposals to pay the best available value for the Shares in potential strategic and financial transactions with the Company. In particular, the Board considered the fact that the Company publicly announced a process to explore strategic alternatives on March 22, 2019 and thereafter actively sought proposals offers from a broad range of potential strategic and financial purchasers and investors. The Board further considered the fact that, in the course of such comprehensive process, 58 potential purchasers and investors were contacted, 31 of which expressed initial interest in the opportunity, 21 of which requested a non-disclosure agreement with the Company, 19 of which executed non-disclosure agreements with the Company and received marketing materials, eight of which submitted first-round indications of interest with respect to a potential acquisition of the Company, four of which were invited to the second round of the sale process, attended management presentations and site visits and were granted access to the data room maintained by the Company, and three of which (including KBS SOR) submitted final bids. The Board also considered the fact that neither of the other two second-round bids was deemed by the Board to be more attractive, from a financial point of view, to the Stockholders than the transaction proposed by KBS SOR, which was in the Board’s view the best final offer, taking into consideration price, financing certainty and execution risk, received by the Company during the strategic alternatives process. The Board also believed that, as stated on behalf of KBS SOR and the Company’s negotiations with Battery Point, the Aggregate Merger Consideration was the maximum price that KBS SOR was willing to pay to acquire the Company.

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•	Operating and Financial Condition of the Company. The Board considered the Company’s current and historical financial condition, results of operations, business and prospects. The Board also considered the risks and uncertainties that the Company would face if it remained an independent public company, including those described in the Company’s SEC filings. Such risks and uncertainties include, but are not limited to, the following:

o	the Company’s history of net operating losses and the possibility that the Company may never achieve or sustain profitability from operations;

o	the Company’s current negative net operating income and cash flow trends;

o	the fact that the Company has not paid dividends since April 17, 2019 and does not expect to pay dividends in the foreseeable future due to its negative cash flows;

o	the fact that the Company’s real estate portfolio consists of a single asset class (namely, single-family residential assets) and that the Company’s real estate assets are located in a limited number of regional and local markets, which increases the Company’s exposure to adverse economic conditions in these markets;

o	the Company’s recent unsuccessful efforts to raise additional capital required for the continued expansion of the Company’s real estate portfolio on attractive terms by means of a public equity offering or PIPE transaction; and

o	increased competition from institutional investors and other parties having a significant competitive advantage given their substantial capital resources, a lower cost of capital and enhanced operating efficiencies.

•	Likelihood of Completion; Certainty of Payment. The Board believed that the Merger is likely to be timely completed given, among other things, the following factors:

o	the absence of any financing-related contingencies to Parent’s obligation to complete the Merger;

o	the terms and conditions of the Equity Commitment Letter delivered by Parent to the Company, pursuant to which KBS SOR has committed to provide to Parent the entire amount of financing expected to be required to fund the Merger (and related costs and expenses), and pursuant to which the Company is an express third-party beneficiary of KBS SOR’s obligation to fund such commitment, upon the terms and subject to the conditions set forth therein;

o	the Company’s belief that the Merger constitutes a “Conditionally Permitted Transfer” for purposes of the Company’s Loan Agreements (as defined below), and therefore, the consent of Arbor Agency Lending, LLC, as lender, to the consummation of the Merger is not required under the terms of such Loan Agreements;

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o	the absence of any antitrust or other material regulatory approvals required to complete the Merger and the other transactions contemplated by the Merger Agreement (other than the filings required under any applicable federal securities laws and state corporate and securities laws);

o	the fact that the conditions to the Merger are customary, specific and limited in scope and, in the judgment of the Board, are likely to be satisfied; and

o	the fact that the Outside Date of December 31, 2019 under the Merger Agreement (after which either the Company or Parent may terminate the Merger Agreement if the Merger has not been consummated on or prior to such date) allows for sufficient time to complete the Merger.

•	Preferred Stock Offering. The Board considered the fact that the Preferred Stock Offering contemplated by the Merger Agreement would provide all eligible Stockholders (i.e., those Stockholders that were record holders of Shares as of August 30, 2019 and that are “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act)) with an opportunity to acquire, on a pro rata basis, shares of Series A Preferred Stock of the Surviving Corporation having the rights, preferences, terms and conditions set forth in the Articles Supplementary. The Board believed that participating in the Preferred Stock Offering would provide such eligible Stockholders with an attractive return on their investment in the Company following the completion of the Merger.

•	Terms of the Merger Agreement. The Board considered the fact that the terms and conditions of the Merger Agreement were the product of arm’s-length negotiations, conducted over a period of approximately eight weeks, between the Company, in consultation with its legal and financial advisors, on the one hand, and KBS SOR, in consultation with its legal advisors, on the other hand. In particular, the Board took into account the course of negotiations between the parties, which resulted in an aggregate cash merger consideration that was higher than the aggregate merger consideration of $56.3 million originally proposed by KBS SOR in its second-round bid submitted on June 27, 2019 and that was subject to adjustment based on a lower Available Cash target than the $7.0 million Available Cash target originally proposed by KBS SOR on June 27, 2019. The Board also considered other terms and conditions of the Merger Agreement and related transaction documents, which the Board, after consultation with its legal advisors, considered to be generally reasonable, customary and consistent with transactions similar to the Merger.

•	Opinion of the Company’s Financial Advisor. The Board considered the financial presentation and opinion, dated August 30, 2019, of RBC Capital Markets to the Board as to the fairness, from a financial point of view and as of such date, of the Merger Consideration (assumed, for purposes of RBC Capital Markets’ opinion, as $5.15 per Share in cash based on the Aggregate Merger Consideration and estimates of the Company’s management) to be received pursuant to the Merger Agreement by holders of Shares (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS SOR, Parent, Merger Sub, and their respective affiliates), which opinion was based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken as more fully described below in the section entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [●].

•	Support of the Majority Stockholders. The Board considered the fact that the Majority Stockholders holding, in the aggregate, a majority of the issued and outstanding Shares agreed to enter into the Support Agreement with Parent, pursuant to which each Majority Stockholder would agree, among other things, upon the terms and subject to the conditions set forth therein, to vote all of its Shares in favor of the Merger (including by taking action by written consent without a meeting of the Company’s stockholders) in accordance with the terms and conditions of the Merger Agreement.

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•	Right to Respond to Unsolicited Higher Offers. The Board considered the Company’s limited ability under the Merger Agreement to respond to, consider and negotiate certain unsolicited acquisition proposals received by the Company prior to obtaining stockholder approval of the Merger, as follows:

o	the fact that the Stockholders’ Written Consent to be executed and delivered by the Majority Stockholders pursuant to the Merger Agreement would not become effective until the Written Consent Effective Time, which was anticipated to occur 11:59 p.m., New York City time, on September 9, 2019, and would be deemed null and void if, at any time prior to the Written Consent Effective Time, the Merger Agreement had been terminated in accordance with its terms;

o	the fact that the terms of the non-disclosure agreements entered into by the Company and the bidders that participated in the Company’s strategic alternatives process generally did not preclude such bidders from submitting potential topping bids or acquisition proposals;

o	the ability of the Board, in accordance with the terms of the Merger Agreement, during the period from the date of the Merger Agreement and until the Written Consent Effective Time, to take certain actions, including providing non-public information to, and engaging in discussions and negotiations with, any person that submitted an unsolicited, bona fide acquisition proposal that the Board determined in good faith, (i) after consultation with the Company’s outside legal counsel and financial advisor, constituted or would reasonably be expected to lead to a superior proposal, and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable law;

o	the ability of the Board, in certain circumstances specified in the Merger Agreement and prior to the Written Consent Effective Time, in connection with an unsolicited, bona fide acquisition proposal that the Board determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor) to constitute a superior proposal the terms of which had not been matched or topped by Parent, to change in a manner adverse to Parent, or withdraw, its recommendation that the Stockholders approve the Merger, and the Board’s ability to terminate the Merger Agreement in order to enter into a definitive agreement with the party that submitted such superior proposal, provided that the Company concurrently paid to Parent a termination payment of $2.0 million; and

o	the Board’s determination that the termination payment of $2.0 million payable by the Company to Parent in the circumstances described below, which amount represents approximately 3.5% of the transaction equity value, was customary and reasonable in the context of the amount of Merger Consideration payable to the Stockholders in the Merger and in light of the overall terms and conditions of the Merger Agreement, including the Company’s “fiduciary out,” maximum closing certainty and the remedies available to the Company against Parent and Merger Sub in certain circumstances, as described elsewhere in this Information Statement, and as compared to the range of similar termination payments in comparable transactions.

•	Available Remedies. The Board considered the fact that, pursuant to the Merger Agreement, the Company has the right to seek specific performance to enforce Parent’s and Merger Sub’s obligations under the Merger Agreement, including Parent’s obligation to consummate the Merger. The Board also considered the fact that, pursuant to the Equity Commitment Letter, KBS SOR has committed to fund Parent’s payment obligations with respect to the Company’s money damages, as well as its reasonable and documented costs and expenses (including reasonable attorneys’ fees and disbursements) incurred to enforce the Company’s rights to specific performance pursuant to the Merger Agreement, up to $2.0 million in the aggregate, and that pursuant to the terms of the Equity Commitment Letter, the Company is an express third-party beneficiary of KBS SOR’s obligation to fund such commitment, upon the terms and subject to the conditions set forth therein.

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In reaching its determination and recommendation, the Board also considered a number of uncertainties, risks and potentially negative factors concerning the Merger Agreement and the Merger, including the factors described below (which factors are not intended to be exhaustive and are not listed in any intended relative order of importance):

•	No Participation in Future Growth. The Board considered the fact that, following the consummation of the Merger, the Stockholders (other than any eligible Stockholders that purchase shares of Series A Preferred Stock pursuant to the Preferred Stock Offering) will have no ongoing equity participation in the Company and will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company following the Merger.

•	Potential Reduction of the Merger Consideration. The Board considered that, pursuant to the Merger Agreement, the Aggregate Merger Consideration payable to the Stockholders in the Merger is subject to a potential reduction based on the amount of Available Cash, as more fully described above in the section entitled “The Merger – Merger Consideration” beginning on page [●]. The Board considered that while the Company’s management estimated that the amount of Available Cash would be equal to approximately $6.5 million, and therefore, the Merger Consideration would not be reduced by a material amount, several items included in the calculation of Available Cash are beyond the Company’s control and could result in a negative adjustment of the Merger Consideration. For example, the Company’s cash balance is subject to fluctuation depending upon, among other things, the vacancy rates at the Company’s properties and the tenants’ ability to make timely rent payments, as well as the amount of transaction expenses incurred by the Company in connection with the Merger, including the Company’s legal fees, which may vary depending upon, among other factors, the length of time between the signing of the Merger Agreement and the closing of the Merger. The Board considered that if, as a result of these or other variables beyond the Company’s control, the amount of Available Cash were significantly less than $6.5 million, the Merger Consideration could be reduced to be significantly lower than management’s estimate of $5.15 per Share (potentially to be as low as $4.56 per Share, if Available Cash were equal to zero, although the Board considered such outcome to be unlikely). In addition, the Board considered that, pursuant to the Merger Agreement, if any disputes between the Company and Parent relating to the calculation of Available Cash are not resolved prior to the anticipated closing date of the Merger, the closing of the Merger may be delayed until all such disputes have been resolved.

•	Restrictions on Ability to Receive Unsolicited Acquisition Proposals. The Board considered the fact that the Merger Agreement prohibits the Company from actively soliciting potential topping bids and acquisition proposals from third parties during the period from the date of the Merger Agreement until the earlier of the Effective Time or the date of the termination of the Merger Agreement in accordance with its terms, as more fully described below in the section entitled “The Merger Agreement—No Solicitation; Change in Recommendation” beginning on page [●]. The Board also considered the fact that the period after the date of the Merger Agreement and prior to the Written Consent Effective Time, during which the Company was permitted under the Merger Agreement to respond to, consider and negotiate certain unsolicited acquisition proposals received by the Company, was limited to five business days after the public announcement of the Merger Agreement (unless a superior proposal was received by the Company during such period, in which case such period would be extended in accordance with the terms of the Merger Agreement) and that it was unlikely that any third party would be able to submit a meaningful topping bid or acquisition proposal during such brief period.

•	Termination Payment. The Board considered the requirement that the Company pay Parent a termination payment of $2.0 million if the Company terminates the Merger Agreement to accept a superior proposal in accordance with the terms of the Merger Agreement, which termination payment, although deemed reasonable by the Board (for the reasons described above), could deter third parties from submitting an acquisition proposal constituting or reasonably likely to lead to a superior proposal.

•	Transaction Costs. The Board considered the substantial costs and expenses expected to be incurred by the Company in connection with the negotiation and execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including potential incremental transaction costs and expenses if the consummation of the Merger is delayed for any reason or is not consummated due to a failure of one or more of the conditions to closing set forth in the Merger Agreement, as more fully described below in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page [●].

•	Disruption of the Business. The Board considered the fact that the Company’s directors, executive officers and employees have expended, and will continue to expend, extensive efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement, and that such persons have experienced, and will continue to experience, distractions from their employment duties related to the Company’s day-to-day operations during the pendency of the Merger.

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•	Breach of Equity Commitment. The Board considered the possibility that the equity commitment contemplated by the Equity Commitment Letter may not be fulfilled in accordance with its terms, resulting in Parent not having sufficient funds to complete the Merger, in which case the Company’s monetary remedies would be limited to $2.0 million, which may not be sufficient to compensate the Company for losses suffered as a result of the failure of the Merger to be completed.

•	Conduct of Business Restrictions. The Board considered the restrictions imposed by the terms of the Merger Agreement on the conduct of the Company’s business prior to completion of the Merger, which, although customary in tenor and scope, may delay or prevent the Company from pursuing certain business opportunities that may arise during such period (including, without limitation, acquisitions or dispositions of real estate assets), or from taking any other action the Company would otherwise take with respect to the operations of the Company, pending completion of the Merger, and the resultant potential negative impact on the Company and its business if the Merger is not consummated for any reason.

•	Interests of the Company’s Directors and Executive Officers. The Board considered the fact that certain executive officers and directors of the Company may have interests in the Merger that may be different from, or in addition to, the interests of other Stockholders generally, as described in more detail below in the section entitled “The Merger – Interests of Our Directors and Executive Officers in the Merger” beginning on page [●].

•	Tax Considerations. The Board considered the fact that the receipt of cash in exchange for the Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes for many of our Stockholders.

•	Potential Delay or Inability to Complete the Merger. The Board considered the risk that, while the Merger is currently expected to be completed by the end of October 2019, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be timely satisfied (or satisfied at all) and, as a result, it is possible that the Merger may not be completed in a timely manner or at all.

•	No Appraisal Rights. The Board considered the fact that no dissenters’ or appraisal rights will be available to holders of Shares with respect to the Merger or the other transactions contemplated by the Merger Agreement.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board based its determination and recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward looking statements that should be read in conjunction with the information set forth above in the section entitled “Cautionary Statements Concerning Forward- Looking Statements.”

Required Stockholder Approval; Record Date

Under Maryland law and the Company’s organizational documents, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if the action is advised, and submitted to our Stockholders for approval, by the Board and a written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Company in accordance with the MGCL. Under Maryland law and the Company’s organizational documents, approval of the Merger requires the affirmative vote or consent of holders of a majority of the outstanding Shares entitled to vote on such matter.

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In connection with the Merger and the other transactions contemplated by the Merger Agreement, the Majority Stockholders holding, in the aggregate, 7,801,404 Shares, or approximately 70.7% of the issued and outstanding Shares as of September 9, 2019, entered into the Support Agreement, pursuant to which each Majority Stockholder has agreed, among other things, upon the terms and subject to the conditions set forth therein, to vote or cause to be voted (including by taking action by written consent) all of its Shares in favor of the Merger in accordance with the terms and conditions of the Merger Agreement. The Support Agreement is further described in more detail below in the section titled “Support Agreement” beginning on page [●].

Pursuant to the Support Agreement, on September 3, 2019, the Majority Stockholders executed and delivered to the Company the Stockholders’ Written Consent approving the Merger. The Stockholders’ Written Consent became effective at 11:59 p.m., New York City time, on September 9, 2019.

As a result of the execution and delivery of the Stockholders’ Written Consent, no further action by our Stockholders is required under applicable law, including Section 3-105 of the MGCL, the Company’s organizational documents or the Merger Agreement to approve the Merger, and the Company will not be soliciting your vote for or consent to the approval of the Merger. The Company will not call a stockholders’ meeting for purposes of voting on these matters.

As of September 9, 2019, the Record Date, there were 11,038,737 Shares issued and outstanding. This Information Statement will be sent to record holders of Shares as of the Record Date. A complete list of our Stockholders as of the Record Date will be available for review at our executive offices during regular business hours.

Opinion of the Company’s Financial Advisor

The Company engaged RBC Capital Markets as the Company’s financial advisor in connection with the Merger. As part of this engagement, the Board requested that RBC Capital Markets evaluate the fairness, from a financial point of view, of the Merger Consideration (assumed, for purposes of RBC Capital Markets’ opinion, as $5.15 per Share in cash based on the Aggregate Merger Consideration and estimates of the Company’s management) to be received pursuant to the Merger Agreement by holders of Shares (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS SOR, Parent, Merger Sub, and their respective affiliates). At an August 30, 2019 meeting of the Board held to evaluate the Merger, RBC Capital Markets rendered an oral opinion, confirmed by delivery of a written opinion dated August 30, 2019, to the Board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations described in the opinion, such Merger Consideration to be received pursuant to the Merger Agreement by holders of Shares (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS SOR, Parent, Merger Sub, and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of RBC Capital Markets’ written opinion, dated August 30, 2019, is attached as Annex B to this Information Statement and is incorporated herein by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets’ opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to the Board for the benefit, information and assistance of the Board (in its capacity as such) in connection with its evaluation of the Merger. RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the Merger. RBC Capital Markets’ opinion also did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that might be available to the Company or which the Company might engage in or consider. RBC Capital Markets did not express any opinion and does not make any recommendation to any securityholder as to how such securityholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

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For purposes of rendering its opinion, RBC Capital Markets undertook such review, inquiries and analyses as it deemed necessary or appropriate under the circumstances and, among other things:

•	reviewed the financial terms of a draft, dated August 29, 2019, of the Merger Agreement;

•	reviewed certain publicly available financial and other information, and certain historical operating data, relating to the Company made available to RBC Capital Markets from published sources and internal records of the Company;

•	reviewed certain financial projections and other estimates and data relating to the Company provided to or discussed with RBC Capital Markets by the Company’s management, including, without limitation, as to the estimated available unrestricted cash of the Company and its subsidiaries, which projections and other estimates and data RBC Capital Markets was directed to utilize for purposes of its analyses and opinion;

•	conducted discussions with members of the Company’s senior management with respect to the business, prospects and financial outlook of the Company;

•	reviewed the reported prices and trading activity for Company common stock;

•	considered the fact that the Company publicly announced that it was reviewing strategic alternatives and the results of discussions undertaken at the direction of the Company with selected third parties to solicit indications of interest in the possible acquisition of the Company;

•	compared certain financial metrics of the Company with those of selected publicly traded companies in lines of businesses that RBC Capital Markets considered generally relevant in evaluating the Company;

•	compared certain financial terms of the Merger with those of selected precedent transactions that RBC Capital Markets considered generally relevant in evaluating the Merger; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of the Company (including, without limitation, financial statements and related notes), and upon the assurances of the Company’s management and other representatives that they were not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying and it did not independently verify such information. RBC Capital Markets also assumed that the financial projections and other estimates and data (including, without limitation, as to the estimated available unrestricted cash of the Company and its subsidiaries) that RBC Capital Markets was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of, and were a reasonable basis upon which to evaluate, the Company and the other matters covered thereby. RBC Capital Markets expressed no opinion as to any such financial projections or other estimates and data, including the assumptions upon which they were based.

RBC Capital Markets relied upon the assessments of the Company’s management as to, among other things, (i) the potential impact on the Company of market, competitive, and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the residential real estate industry, including the single-family rental sector thereof, related credit and financial markets, and the geographic regions in which the Company operates, and (ii) existing and future agreements and arrangements with, and the ability to attract, retain and/or replace, tenants, third-party vendors and service providers and other commercial relationships of the Company. RBC Capital Markets assumed that there would be no developments with respect to any of the foregoing that would be meaningful in any respect to its analyses or opinion. RBC Capital Markets also assumed that any adjustments to the Merger Consideration would not be meaningful in any respect to RBC Capital Markets’ analyses or opinion.

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In connection with its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to the Company or any other entity and, except for certain third-party appraisals, RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of the Company or any other entity. RBC Capital Markets did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

RBC Capital Markets assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition would be imposed or occur, including any divestiture or other requirements, that would be meaningful in any respect to its analyses or opinion. RBC Capital Markets was advised by the Company, and RBC Capital Markets assumed, that the Company operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since the Company’s taxable year beginning January 1, 2018 in expectation of its election to be taxed as a REIT upon the filing of its 2018 tax return. In addition, RBC Capital Markets assumed that the final executed Merger Agreement would not differ, in any respect meaningful to its analyses or opinion, from the draft that RBC Capital Markets reviewed.

RBC Capital Markets’ opinion speaks only as of the date of the opinion, was based on conditions as they existed and information supplied or reviewed as of the date of the opinion, without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake and has no obligation to reaffirm, revise or update its opinion or otherwise comment upon events occurring after the date of its opinion with respect to its opinion. RBC Capital Markets did not express any opinion as to the price or range of prices at which Company common stock or any other securities of the Company or its affiliates may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. As the Board was aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and RBC Capital Markets expressed no opinion or view as to any potential effects of such volatility on the Company or the Merger.

RBC Capital Markets’ opinion addressed the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration (to the extent expressly specified in the opinion), without regard to any other securities of the Company or individual circumstances of specific holders (whether by virtue of control, voting, liquidity or otherwise) which may distinguish such holders or the securities of the Company held by such holders nor does our opinion address proportionate allocation or relative fairness. RBC Capital Markets’ opinion did not in any way address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger, any adjustments to the Merger Consideration, any preferred stock offering in connection with the Merger or otherwise, any written consent or support agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. RBC Capital Markets did not express any opinion or view with respect to, and RBC Capital Markets relied upon the assessments of the Company and the Company’s representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the Merger or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting the Company or the Merger, as to which RBC Capital Markets understood that the Company obtained such advice as the Company deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee.

In preparing its opinion to the Board, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to the Board in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. RBC Capital Markets believes that the analyses and factors summarized below must be considered as a whole and in context.

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In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis and no opinion was given as to the value or merit standing alone of any one or more portions of such analyses or factors.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of the Company.

The Aggregate Merger Consideration was determined through negotiations between the Company and KBS SOR and the decision of the Company to enter into the Merger Agreement was solely that of the Board. RBC Capital Markets’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board, the Company’s management or any other party with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses provided by RBC Capital Markets to the Board in connection with RBC Capital Markets’ opinion, dated August 30, 2019. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses. Future results may differ from those described and such differences may be material. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the selected public companies analysis described below, the Company’s implied aggregate net asset value, referred to as NAV, refers to the Company’s estimated net operating income for the 12-month period ending December 31, 2020 based on financial projections and other estimates of the Company’s management and a nominal capitalization rate of 6.00%, and taking into account, based on the Company’s balance sheet data as of June 30, 2019, the Company’s (i) cash and cash equivalents, restricted cash, rent and other receivables, and other assets, and (ii) total estimated amount of indebtedness and other tangible liabilities. For purposes of the selected precedent transactions analysis described below, adjusted NAV refers to the Company’s NAV taking into account estimated transaction-related costs per the Company’s management.

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Selected Public Companies Analyses. RBC Capital Markets performed a selected public companies analysis of the Company in which RBC Capital Markets reviewed certain financial and stock market information of the Company and the following eight selected publicly traded companies in the residential real estate industry that RBC Capital Markets considered generally relevant for purposes of analysis, consisting of three companies with operations primarily in the single-family rental sector, collectively referred to as the selected single-family rental companies, and five companies with operations primarily in the multifamily rental sector with equity market capitalizations of below $1.5 billion, collectively referred to as the selected small-cap multifamily companies and, together with the selected single-family rental companies, collectively referred to as the selected companies:

Selected Single-Family Rental Companies

•	American Homes 4 Rent
•	Front Yard Residential Corporation
•	Invitation Homes Inc.

Selected Small-Cap Multifamily Companies

•	Bluerock Residential Growth REIT, Inc.
•	Independence Realty Trust, Inc.
•	Investors Real Estate Trust
•	NexPoint Residential Trust, Inc.
•	Preferred Apartment Communities, Inc.

RBC Capital Markets reviewed, among other things, the estimated net asset values per share of the selected companies as of August 29, 2019 as a premium or discount to the closing share prices of such companies on August 29, 2019, referred to as NAV premium/discount. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on financial projections and other estimates of the Company’s management, public filings and other publicly available information.

The overall low to high NAV premiums/discounts observed for selected companies were approximately (36.0%) to 13.2%, with (i) overall low to high NAV premiums/discounts observed for the selected single-family rental companies of approximately (36.0%) to 8.3%, and (ii) overall low to high NAV premiums/discounts observed for the selected small-cap multifamily companies of approximately (15.3%) to 13.2%. RBC Capital Markets then applied a selected range of NAV premiums/discounts derived from the selected companies of (15.3%) to 12.0% to the Company’s estimated NAV per share. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration as estimated by the Company’s management:

Approximate Implied Per Share Equity Value Reference Range	Merger Consideration
$4.76 – $6.30	$5.15

No company or business used in these analyses is identical to the Company. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which the Company was compared.

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Selected Precedent Transactions Analysis. RBC Capital Markets performed a selected precedent transactions analysis of the Merger in which RBC Capital Markets reviewed, to the extent publicly available, certain financial information relating to the following 11 selected precedent transactions that RBC Capital Markets considered generally relevant for purposes of analysis as transactions involving companies with operations in the residential real estate industry, consisting of the following four selected precedent transactions involving companies with operations primarily in the single-family rental sector, collectively referred to as the selected single-family rental transactions, and the following seven selected precedent transactions involving companies with operations primarily in the multifamily rental sector, collectively referred to as the selected multifamily rental transactions and, together with the selected single-family rental transactions, collectively referred to as the selected transactions:

Selected Single-Family Rental Transactions

Announcement Date	Acquiror		Target
Aug 2017	•	Invitation Homes Inc.	•	Starwood Waypoint Homes
Feb 2017	•	Tricon Capital Group Inc.	•	Silver Bay Realty Trust Corp.
Dec 2015	•	American Homes 4 Rent	•	American Residential Properties, Inc.
Sep 2015	•	Starwood Waypoint Residential Trust	•	Colony American Homes, Inc.

Selected Multifamily Rental Transactions

Announcement Date	Acquiror		Target
Jul 2017	•	Greystar Growth and Income Fund, LP / Greystar Real Estate Partners	•	Monogram Residential Trust, Inc.
Aug 2016	•	Mid-America Apartment Communities, Inc.	•	Post Properties, Inc.
Jun 2015	•	Lone Star Funds	•	Home Properties, Inc.
May 2015	•	Independence Realty Trust, Inc.	•	Trade Street Residential, Inc.
Apr 2015	•	BSREP II Aries Pooling LLC / Brookfield Asset Management	•	Associated Estates Realty Corporation
Dec 2013	•	Essex Property Trust, Inc.	•	BRE Properties, Inc.
Jun 2013	•	Mid-America Apartment Communities, Inc.	•	Colonial Properties Trust

RBC Capital Markets reviewed, among other things, the estimated net asset values per share of the target companies as reported on or prior to the announcement of the applicable transactions as a premium or discount to the closing share prices of such target companies as of the date of announcement of the applicable transaction, referred to as transaction NAV premium/discount. Financial data for the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for the Company was based on financial projections and other estimates of the Company’s management and public filings.

The overall low to high transaction NAV premiums/discounts observed for the selected transactions were approximately (17.3%) to 8.5%, with (i) overall low to high transaction NAV premiums/discounts observed for the selected single-family rental transactions of approximately (17.3%) to (0.1)%, and (ii) overall low to high transaction NAV premiums/discounts observed for the selected multifamily rental transactions of approximately (6.0%) to 8.5%. RBC Capital Markets then applied a selected range of transaction NAV premiums/discounts derived from the selected transactions of (6.0%) to 4.1% to the Company’s estimated adjusted NAV per share.

This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration as estimated by the Company’s management:

Approximate Implied Per Share Equity Value Reference Range	Merger Consideration
$4.82 – $5.34	$5.15

No company, business or transaction used in this analysis is identical to the Company or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, businesses or transactions to which the Company and the Merger were compared.

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Discounted Cash Flow Analyses. RBC Capital Markets performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered free cash flows that the Company was forecasted to generate during the fiscal years ending December 31, 2019 through December 31, 2025 based on financial projections and other estimates of the Company’s management. RBC Capital Markets calculated terminal values for the Company by applying to the Company’s fiscal year 2025 projected net operating income a selected range of terminal year capitalization rates of 5.75% to 6.25%. The unlevered free cash flows and terminal values were then discounted to present value (as of September 30, 2019) using a selected range of discount rates of 8.0% to 10.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Merger Consideration as estimated by the Company’s management:

Approximate Implied Per Share Equity Value Reference Range	Merger Consideration
$3.70 – $5.15	$5.15

Certain Additional Information

RBC Capital Markets observed certain factors that were not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	the historical trading performance of Company common stock during the 52-week period ended August 29, 2019, which indicated low and high closing prices for Company common stock during such 52-week period of $2.97 and $4.89 per share; and

•	the implied premiums paid or proposed to be paid in the selected transactions (based on closing share prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions), which, when applying a selected range of such premiums derived from the selected transactions of 0.8% (based on the low-end of such premiums derived from the selected single-family rental transactions) to 22.4% (based on the high-end of such premiums derived from the selected multi-family rental transactions) to the closing price of Company common stock on March 21, 2019 (one trading day prior to the date the Company publicly announced that it was reviewing strategic alternatives), indicated an implied equity value reference range for the Company of approximately $3.71 to $4.50 per share.

Miscellaneous

The Company has agreed to pay RBC Capital Markets for its services as financial advisor to the Company an aggregate fee currently estimated to be approximately $2.35 million, of which a portion was payable upon delivery of RBC Capital Markets’ opinion and approximately $2.1 million is contingent upon consummation of the Merger. The Company also has agreed to reimburse RBC Capital Markets for expenses incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under federal securities laws, arising out of RBC Capital Markets’ engagement.

Although during the two-year period prior to the date of RBC Capital Markets’ opinion, RBC Capital Markets and its affiliates did not provide investment banking, commercial banking or financial advisory services to the Company or KBS SOR for which services RBC Capital Markets and its affiliates received compensation, RBC Capital Markets and its affiliates in the future may provide services to such entities and their respective affiliates, for which services RBC Capital Markets and its affiliates would expect to receive customary compensation. The Company’s engagement of RBC Capital Markets during the two-year period prior to the date of RBC Capital Markets’ opinion with respect to certain proposed capital-raising transactions did not result in compensation to RBC Capital Markets as those transactions were not consummated.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of the Company, KBS SOR and/or other entities involved in the Merger or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of such entities for RBC Capital Markets’ or its affiliates’ account or for the account of customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected RBC Capital Markets as the Company’s financial advisor in connection with the Merger on the basis of RBC Capital Markets’ experience in similar transactions, reputation in the investment community and familiarity with the Company’s business and industry.

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Company Prospective Financial Information

The Company does not, as a matter of course, prepare or publicly disclose long-term forecasts or projections as to future performance, earnings or other results, and is especially wary of making forecasts for future periods given the unpredictability of the underlying assumptions and estimates. However, to assist the Board in its review of the Merger, the Company’s management provided to the Board certain non-public, unaudited financial projections prepared by the Company’s management for the fiscal years 2019 through 2025. These financial projections also were provided to the Company’s financial advisor, RBC Capital Markets, in August 2019 for its use and reliance in connection with its financial analyses and opinion as described above in the section titled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [●]. These financial projections were not provided by the Company to Battery Point or any other bidders. A summary of these financial projections (the “Company Projections”) is provided below.

In addition, to assist the Board in its review of the Merger, the Company provided to the Board a non-public forecast of the Company’s implied aggregate net asset value (“NAV”) prepared by the Company’s management. This NAV forecast represents the Company’s estimated net operating income (“NOI”) for the 12-month period ending December 31, 2020, based on financial projections and other estimates of the Company’s management, as described in more detail below, and a nominal capitalization rate of 6.00%, and taking into account, based on the Company’s balance sheet data as of June 30, 2019, the Company’s (i) cash and cash equivalents, restricted cash, rent and other receivables, and other assets, and (ii) total estimated amount of indebtedness and other tangible liabilities, and adjusted to take into account estimated transaction-related costs, as estimated by the Company’s management. This NAV forecast also was provided to the Company’s financial advisor in August 2019 for its use and reliance in connection with its financial analyses and opinion as described above in the section titled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [●]. This NAV forecast was not provided by the Company to Battery Point or any other bidders. A summary of this NAV forecast (the “NAV Forecast”) is provided below.

The Company Projections and the NAV Forecast (collectively, the “Company Prospective Financial Information”) are included in this Information Statement only to provide Stockholders with access to certain prospective financial information concerning the Company that was made available to the Board and the Company’s financial advisor, as described herein. The Company Prospective Financial Information was not prepared with a view for public disclosure, but rather solely for internal use of the Company.

The Company Prospective Financial Information represents the Company’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company that the Company believed were reasonable at the time the Company Prospective Financial Information was prepared, taking into account relevant information available at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Although a summary of the Company Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates made by the Company’s management, including assumptions and estimates with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Prospective Financial Information reflects the subjective judgment of the Company’s management in many respects and, thus, is susceptible to multiple interpretations based on actual experience and business developments. As such, the Company Prospective Financial Information constitutes forward-looking statements and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including risks and uncertainties relating to the Company’s performance, industry performance, general business and economic conditions, competition, adverse changes in applicable laws and regulations, and the various risks set forth in the reports filed by the Company with the SEC, in addition to the factors described in more detail above in the section titled “Cautionary Statement Concerning Forward-Looking Statements.” The Company Prospective Financial Information covers multiple years, and such information by its nature becomes less predictive with each successive year. In addition, the Company Prospective Financial Information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Company Prospective Financial Information also reflects assumptions of the Company’s management as to certain business decisions that are subject to change. As a result of the foregoing, the Company cannot assure you that the estimates and assumptions made in preparing the Company Prospective Financial Information, or the projected results therefrom, will be realized or that actual results will not be significantly higher or lower than projected results. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

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The inclusion of the Company Prospective Financial Information should not be regarded as an admission, representation or indication that any of the Board, the Company, the Company’s management, any of their respective advisors or any other person considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the Company Prospective Financial Information should not be relied upon as such.

No representation or warranty was made in the Merger Agreement concerning the Company Prospective Financial Information. The Company Prospective Financial Information should be evaluated only in conjunction with the historical financial statements and other information regarding the Company contained in its public filings with the SEC. The Company Prospective Financial Information does not take into account any conditions, circumstances or events occurring after the date it was prepared, including the Merger and the other transactions contemplated by the Merger Agreement, except to the extent specified herein with respect to the NAV Forecast.

The Company does not intend to update or otherwise revise the Company Prospective Financial Information to reflect any condition, circumstance or event existing after the date they were prepared or to reflect the occurrence of any future event (including any failure of the transactions contemplated by the Merger Agreement to occur), even in the event that any or all of the assumptions underlying the Company Prospective Financial Information are no longer appropriate. In light of the foregoing factors and uncertainties inherent in the Company Prospective Financial Information, readers of this Information Statement are cautioned not to place undue reliance on the portions of the Company Prospective Financial Information set forth below.

Company Projections

Subject to the foregoing qualifications, the Company Prospective Financial Information is summarized below:

	Fiscal Year Ending December 31
($ in millions)	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Gross Potential Rent (1)	$12.5	$12.9	$13.4	$13.8	$14.3	$14.8	$15.3
% Growth	N/A	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Less: Vacancy, Bad Debt, Discounts (2)	(0.7)	(0.8)	(0.8)	(0.8)	(0.9)	(0.9)
Less: Operating Expenses (3)	(5.4)	(5.5)	(5.7)	(5.8)	(6.0)	(6.2)
Less: General and Administrative (4)	(2.8)	(2.5)	(2.6)	(2.6)	(2.6)	(2.7)
EBITDA (5)	$3.5	$4.1	$4.3	$4.6	$4.8	$5.1	$5.5
Margin % (6)	28.2%	31.5%	32.3%	33.1%	33.8%	34.5%	35.2%
Less: Lease Commissions (7)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Less: Capitalized Improvements (8)	(1.8)	(1.3)	(1.3)	(1.4)	(1.4)	(1.5)	(1.5)
Unlevered Free Cash Flow (5)	$1.4	$2.5	$2.7	$2.9	$3.1	$3.3	$3.6

(1)	Assumes no acquisitions or sales of homes.

(2)	Bad Debt and Discounts are projected as a percentage of annual rent based on 2019 budget.

(3)	Property Management, Collection Costs, Property Tax Consultants and Property Taxes are projected as a percentage of annual rent based on 2019 budget. All other operating expenses are projected to increase at 2.0% annually.

(4)	Projected to increase at 1.0% annually.

(5)	Represents a non-GAAP financial measure. See “Important Information About Non-GAAP Financial Measures” below.

(6)	Based on Gross Potential Rent.

(7)	Assumed to be 2.0% of annual rent.

(8)	Assumed to be 10.0% of annual rent.

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NAV Forecast

($ in millions, except per Share and per home data)
NTM NOI	$6.6
Nominal Cap Rate	6.00%
Market Value of Real Estate	$110.4
Per Home Value	$118,298
Plus Other Assets, Less Other Liabilities
Plus: Cash & Cash Equivalents	12.0
Plus: Restricted Cash	1.8
Plus: Rent & Other Receivables	1.0
Plus: Other Assets	1.0
Less: Notes Payable	(60.4)
Less: Accounts Payable & Accrued Liabilities	(2.7)
Less: Tenant Security Deposits	(0.9)
NAV	$62.1
NAV per Share	$5.62
Transaction Adjustments	(5.5)
Adjusted NAV	$56.6
Adjusted NAV per Share	$5.13

Important Information About Non-GAAP Financial Measures

The Company Projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.

Certain of the measures included in the Company Projections may be considered non-GAAP financial measures. We use these non-GAAP financial measures in analyzing our financial results and believe that, when considered with the financial statements determined in accordance with GAAP, they are helpful to investors in understanding our performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as EBITDA and Unlevered Free Cash Flow, as used by the Company, may not be comparable to similarly titled measures used by other companies. These non-GAAP measures are included in this Information Statement because such information was made available to the Board and the Company’s financial advisor and was used in the process leading to the execution of the Merger Agreement, as described elsewhere in this Information Statement. Financial measures provided to a board of directors or a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or the Company’s financial advisor in connection with the Merger. Accordingly, we have not provided a reconciliation of the financial measures included in the Company Projections.

The NAV Forecast was not prepared in accordance with GAAP. We consider NAV to be a useful supplemental measure that assists both the Company’s Board and management as well as investors in estimating the fair value of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company’s calculation of NAV may differ from others in the industry, and NAV, as used by the Company, is not necessarily comparable with similar titles used by other companies. There is no GAAP financial measure that is directly comparable to NAV. Accordingly, we have not provided a reconciliation of the NAV Forecast.

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No Appraisal Rights

No dissenters’ or appraisal rights will be available to holders of Shares with respect to the Merger or the other transactions contemplated by the Merger Agreement, including any remedy under Section 3-201 et seq. of the MGCL.

Regulatory Approvals

Pursuant to the Merger Agreement, each of Parent, Merger Sub and the Company have agreed to use their reasonable best efforts to promptly take all actions and to do all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including obtaining as reasonably promptly as practicable all governmental consents or approvals necessary or advisable to consummate the transactions contemplated by the Merger Agreement. See “The Merger Agreement – Cooperation; Efforts to Complete the Merger” beginning on page [●].

No antitrust or other material regulatory approvals are required to consummate the Merger, other than compliance with applicable securities laws and the corporate laws of the State of Maryland.

Financing of the Transactions

Parent estimates that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $[●] million. Concurrently with the execution and delivery of the Merger Agreement, Parent has delivered to the Company the Equity Commitment Letter, pursuant to which KBS SOR has committed to purchase or cause to be purchased, directly or indirectly through one or more affiliated entities, equity securities of Parent for a maximum amount equal to the sum of (i) $56,849,495.55, plus (ii) if applicable, the excess amount by which the Available Cash amount exceeds $6.5 million, plus (iii) all costs and expenses required to be paid by Parent in connection with the Merger and the other transactions contemplated by the Merger Agreement (such sum, the “Commitment”), which amount will be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, the amounts payable by Parent on or before the Effective Time pursuant to, and in accordance with, the Merger Agreement.

Pursuant to the Equity Commitment Letter, KBS SOR’s obligation to fund the Commitment is conditioned only upon:

•	the satisfaction, or waiver by Parent, of all conditions to Parent’s obligation to complete the Closing (other than those conditions that are to be satisfied by action taken at the Closing); and

•	the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

Pursuant to the Equity Commitment Letter, KBS SOR has also committed, upon the termination of the Merger Agreement by the Company under certain circumstances, to fund to Parent, by wire-transfer of immediately available funds, the payment obligations of Parent with respect to the Company’s damages (as determined by a court of competent jurisdiction in a final, non-appealable order) and its reasonable and documented costs and expenses (including reasonable attorneys’ fees and disbursements) incurred to enforce the Company’s rights to specific performance pursuant to, and in accordance with, the Merger Agreement (the “Parent Termination Commitment”), which amount will be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, such amounts, pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement. However, KBS SOR will not, under any circumstances, be obligated with respect to the Parent Termination Commitment to contribute to Parent at any time any amounts exceeding $2.0 million in the aggregate.

The Company is an intended third-party beneficiary of Parent’s rights under the Equity Commitment Letter, solely for the purpose of seeking through an action of specific performance of KBS SOR’s obligation to fund the Commitment or the Parent Termination Commitment, as applicable, in certain circumstances, subject to the terms and conditions of the Equity Commitment Letter.

The funding of the Commitment under the Equity Commitment Letter is not a condition to Parent’s obligation to consummate the Merger pursuant to the Merger Agreement.

43

Interests of Our Directors and Executive Officers in the Merger

Details of the beneficial ownership of our directors and executive officers of our common stock are set out in the section below titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [●].

Our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of our Stockholders generally. In considering our Board’s recommendations with respect to the Merger, you should be aware of these interests. The Board was aware of these interests and considered them, among other matters, in negotiating, evaluating and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending that our Stockholders approve the Merger in accordance with the terms of the Merger Agreement.

These interests include:

•	with respect to our executive officers, ownership of Shares granted in the form of Unvested Company Restricted Stock Awards, which will become immediately and fully vested at the Effective Time and will automatically be converted into the right to receive an amount in cash equal to the product of the total number of Shares subject to such award and the Merger Consideration;

•	with respect to our executive officers, the right to receive certain severance payments in connection with the anticipated termination of their employment with the Company immediately prior to the Closing;

•	the right to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance and fiduciary liability insurance policies following the completion of the Merger; and

•	certain other interests, as described in more detail below.

These interests are described in more detail below, and certain of them are quantified within the narrative disclosure. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Unvested Restricted Stock Awards

Pursuant to the terms of the Merger Agreement, at the Effective Time, each Unvested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will become immediately and fully vested, all restrictions thereon will lapse and such Unvested Company Restricted Stock Award will be automatically converted into the right to receive an amount in cash (without interest thereon) equal to the product of (x) the total number of Shares subject to such award and (y) the Merger Consideration, subject to applicable withholding of taxes.

The table below shows the number of Shares granted in the form of Unvested Company Restricted Stock Awards held by our executive officers as of September [●], 2019, the latest practicable date before the filing of this Information Statement, and the cash consideration they can expect to receive for the Unvested Company Restricted Stock Awards, assuming continued employment through the Closing:

Executive Officers	No. of Shares Underlying Unvested Company Restricted Stock Awards	Payment in Respect of Unvested Company Restricted Stock Awards ($)(1)
Chad M. Carpenter	206,250	1,041,150
Thad L. Meyer	75,000	378,600

(1)	The value of the Shares granted in the form of Unvested Company Restricted Stock Awards shown in the table is based on a price per Share of $5.048, which equals the average closing market price of our common stock as reported on NASDAQ over the first five (5) business days following the first public announcement of the Merger on August 31, 2019. This column reflects the consideration the executive officers will receive in connection with the Merger, subject to applicable withholding taxes, assuming that no additional Unvested Company Restricted Stock Awards will be granted to such executive officer between the date of the Merger Agreement and the Effective Time and that all Unvested Company Restricted Stock Awards held by each executive officer remain immediately prior to the Effective Time.

Severance Payments to Named Executive Officers; Golden Parachute Compensation

Employment Agreements. Each of Messrs. Carpenter and Meyer has entered into an employment agreement with the Company (each, an “Employment Agreement”). Under their respective Employment Agreements, if the employment of Mr. Carpenter or Mr. Meyer is terminated during the eighteen (18) months immediately following a change in control (as defined in the applicable Employment Agreement), such executive officer will be entitled to receive certain potential payments and benefits specified in the applicable Employment Agreement.

Termination Agreements. Pursuant to the Merger Agreement, the Company has agreed to terminate the employment of each of Messrs. Carpenter and Meyer prior to the Closing and deliver to Parent copies of a Termination and Release Agreement between each such executive officer and the Company (collectively, the “Termination Agreements”), duly executed by the applicable executive officer.

Under their respective Termination Agreements, in accordance with the severance payments and benefits set forth in their respective Employment Agreements and in consideration for his signing and returning and not revoking the applicable Termination Agreement and complying with his obligations thereunder, the Company will pay to each of Messrs. Carpenter and Meyer the severance payments specified below, which payments will be subject to standard payroll deductions and withholdings and paid in a lump sum through the Company’s payroll system.

As a condition of receiving the severance payments under their respective Termination Agreements, each named executive officer must timely execute and not revoke a release of claims in favor of the Company.

Severance Reduction Letters. In connection with the Merger Agreement and the transactions contemplated thereby, in order to increase the amount of Available Cash, on August 30, 2019, each of Messrs. Carpenter and Meyer executed and delivered to the Company a letter agreement, pursuant to which the applicable named executive officer has agreed to waive an amount in cash equal to $551,936 and $110,387, respectively, that he would otherwise be entitled to receive as severance under the Termination Agreements as a result of the anticipated termination of his employment in connection with the Merger. The letter agreements will become effective only in connection with the Merger and, in the event the Merger is not consummated or the Merger Agreement is terminated for any reason, will become null and void.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table and footnotes below set forth for each of our named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may become payable to the named executive officer solely as a result of the consummation of the Merger (i.e., on a “single-trigger” basis) or are conditioned on a qualifying termination of employment following, or prior to and in connection with, the Merger (i.e., on a “double-trigger” basis). This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Total ($)
Chad M. Carpenter	1,532,569	1,041,150	2,573,719
Thad L. Meyer	1,159,624	378,600	1,538,224

(1)	Cash. Consists of a lump-sum cash payment of (a) $2,084,505 and $1,270,011 that will become payable to Messrs. Carpenter and Meyer, respectively, under, and subject to the terms and conditions of their respective Termination Agreements in connection with the anticipated termination of their respective employment immediately prior to the Closing, less (b) an amount of $551,936 and $110,387 waived by Messrs. Carpenter and Meyer, respectively, of such lump-sum cash payment pursuant to their respective letter agreements with the Company. This lump-sum cash payment is a “double trigger” benefit that is conditioned upon such executive officers’ termination in connection with the Merger. The aggregate lump-sum cash payments described in (a) above consist of the amounts specified in the table below.

(2)	Equity. Consists of aggregate amounts payable to each named executive officer in respect of the accelerated vesting of Unvested Company Restricted Stock Awards in accordance with the terms of the Merger Agreement, assuming that no additional Unvested Company Restricted Stock Awards will be granted to such executive officer between the date of the Merger Agreement and the Effective Time and that all Unvested Company Restricted Stock Awards held by each executive officer remain immediately prior to the Effective Time. This accelerated vesting is a “single trigger” benefit and will be made pursuant to the terms of the Merger Agreement regardless of whether such officer’s employment terminates in connection with the Merger. The value of the Shares granted in the form of Unvested Company Restricted Stock Awards shown in the table is based on a price per Share of $5.048, which equals the average closing market price of our common stock as reported on NASDAQ over the first five (5) business days following the first public announcement of the Merger on August 31, 2019.

Named Executive Officers	Termination Year Bonus ($)(1)	Severance Amount ($)(2)	Termination Payment ($)(3)	Health Payment and Benefit ($)(4)	Total ($)
Chad M. Carpenter	207,900	1,108,800	704,265	63,540	2,084,505
Thad L. Meyer	190,575	1,016,400	-	63,036	1,270,011

(1)	Termination Year Bonus. Represents a pro-rated target bonus of $277,200 and $254,100 for Messrs. Carpenter and Meyer, respectively, assuming a bonus period ending on September 30, 2019.

(2)	Severance Amount. Represents a payment to each of Messrs. Carpenter and Meyer equal to two (2) times the sum of (a) an annual base salary, in effect, of $277,200 and $254,100, respectively, and (b) a target bonus of $277,200 and $254,000, respectively.

(3)	Termination Payment. Represents a payment equal to $2.0 million, less the aggregate gross amount of $1,295,734 received or realized by Mr. Carpenter in respect of equity awards granted to him during his employment term.

(4)	Health and Benefit Payment. Represents (a) with respect to Mr. Carpenter, the cash value of up to eighteen (18) months of health benefit continuation coverage at no premium cost to the executive officer and (b) with respect to Mr. Meyer, the cash value of up to eighteen (18) months of monthly reimbursements of COBRA premiums under our major health and dental plan.

No named executive officer is entitled to a tax gross-up under Section 4999 of the Code, in connection with the Merger.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, members of the Board and our executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section below titled “The Merger Agreement – Directors’ and Officers’ Indemnification and Insurance” beginning on page [●].

Other Interests

Non-Employee Director Compensation. On the Closing Date, our non-employee directors will be paid by the Company in cash in respect of the earned but unpaid compensation for their 2019 Board service.

Carpenter Employment Agreement Amendment. In connection with the execution of the Merger Agreement, the Company and Mr. Carpenter entered into an amendment, dated August 30, 2019, (the “Carpenter Employment Agreement Amendment”) to the Amended and Restated Employment Agreement, effective August 14, 2018, by and between Mr. Carpenter and the Company. Pursuant to the Carpenter Employment Agreement Amendment, Mr. Carpenter has agreed not to compete with the Company for a period of one year after the Effective Time.

The Carpenter Employment Agreement Amendment will become effective at, and conditioned upon the occurrence of, the Effective Time. If the Merger is not consummated in accordance with the Merger Agreement for any reason, the Carpenter Employment Agreement Amendment, and the terms and conditions thereof, will not become effective and will be of no force and effect.

Reven Name License. Pursuant to the Merger Agreement, the Company has agreed to cause Mr. Carpenter to execute and deliver to Parent, at or prior to the Closing, a non-exclusive, royalty-free license for a ten (10)-year term, in the form acceptable to Mr. Carpenter and Parent, for the use of the “Reven” name from and after the Closing. The rights to the “Reven” name are owned by a controlled affiliate of Mr. Carpenter.

Reven Capital, LLC Sublease. Reven Capital, LLC, which is wholly-owned by Mr. Carpenter, currently subleases office space from the Company on a month-to-month basis for a monthly rental of $500.

Delisting and Deregistration of the Shares

If the Merger is completed, Shares of our common stock will no longer be listed on NASDAQ. In addition, the registration of the Shares under Section 12 of the Exchange Act will be terminated, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

[As of September 20, 2019, we are not aware of any litigation relating to the Merger Agreement.]

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences to holders of our Shares of their receipt of the Merger Consideration in exchange for the Shares pursuant to the Merger. This summary is for general information purposes only and is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold our Shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	S corporations, REITs, RICs or “flow-through” entities (and investors therein);

•	persons liable for the alternative minimum tax;

•	persons that hold shares of our common stock that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•	persons that purchase or sell shares of our common stock as part of a wash sale for tax purposes;

•	persons that acquired shares of our common stock pursuant to the exercise of employee options or otherwise as compensation;

•	U.S. expatriates or former long-term residents of the U.S.; and

•	U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on the Company. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the U.S. federal income tax consequences to the Company’s investors.

If a partnership holds shares of our Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the Shares.

As used in this section, the term “U.S. Stockholder” means a beneficial owner of Shares who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

Beneficial owners of our Shares who are neither a U.S. Stockholder nor a partnership for U.S. federal income tax purposes are referred to this section as “non-U.S. Stockholders.”

ALL HOLDERS OF OUR SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Treatment of the Merger Consideration

U.S. Stockholders. The exchange of our Shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Stockholder whose Shares are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described in more detail below under “—Information Reporting and Backup Withholding”) and the U.S. Stockholder’s adjusted tax basis in such Shares. A U.S. Stockholder’s adjusted tax basis will generally equal the price the U.S. Stockholder paid for its Shares less any distributions received that were treated as returns of capital. Gain or loss will be determined separately for each block of the Shares held by a U.S. Stockholder (i.e., the Shares acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. Stockholder’s holding period for such Shares is more than one year at the effective time of the Merger. Long-term capital gain of a noncorporate U.S. Stockholder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Non-U.S. Stockholders. Pursuant to FIRPTA, the tax consequences to a non-U.S. Stockholder on the receipt of the Merger Consideration in exchange for Shares will depend upon whether our stock is considered to be regularly traded on an established securities market, and the amount of such stock held by the non-U.S. Stockholder. The Company believes that our Shares are considered to be regularly traded on an established security market in the United States within the meaning of FIRPTA and the applicable Treasury regulations. Therefore, Shares held by a non-U.S. Stockholder will not be considered to be a U.S. real property interest within the meaning of FIRPTA, and gain recognized upon the receipt of the Merger Consideration will not be subject to tax pursuant to FIRPTA, provided that the non-U.S. Stockholder held less than a prescribed percentage of our Shares at all times during an applicable testing period, after taking into account certain ownership attribution rules. The applicable testing period is the shorter of the period that the non-U.S. Stockholder owned such Shares and the five-year period ending on the date when the Stockholder disposes of the Shares. The prescribed ownership percentage is 5% (and 10% following the effectiveness of our election to be taxed as a REIT as of January 1, 2018). To the extent that a non-U.S. Stockholder does not hold less than the prescribed ownership percentage at all times throughout the applicable testing period, any gain that it recognizes will generally be taxed under the provisions of the FIRPTA as if the gain were effectively connected with a U.S. trade or business. In such case, such non-U.S. Stockholder will be required to file a U.S. federal income tax return, and would be subject to tax on any gain at the normal capital gain rates applicable to U.S. Stockholders, subject to any applicable alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the non-U.S. Stockholder is a foreign corporation.

Medicare Tax

A U.S. Stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Stockholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s net gains from the disposition of Shares, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments made to holders of shares of our common stock or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on such holders’ behalf if such holders or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Holders of Shares should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

A U.S. Stockholder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the Merger Consideration received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. Stockholders) are exempt from backup withholding. Non-U.S. Stockholders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Information Statement as Annex A and is incorporated by reference into this Information Statement. The summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Information Statement.

The Merger Agreement and the below description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about Parent, Merger Sub, the Company or their respective subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of Parent, Merger Sub, the Company or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Effects of the Merger; Directors and Officers; Charter; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with Maryland law, at the Effective Time, Merger Sub will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and become a wholly-owned subsidiary of Parent. As the Surviving Corporation, the separate corporate existence of the Company, and all of its property, rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger.

Unless the Merger Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing”) will occur no later than the third (3rd) business day after all of the conditions set forth in the Merger Agreement and described in more detail below under the section titled “—Conditions to Completion of the Merger” are satisfied or waived, to the extent permitted under the Merger Agreement or applicable law, or at such other time and on a date as agreed to by the parties in writing.

The Merger will become effective when the Articles of Merger have been duly filed with, and accepted for record by, the SDAT or on such later date and time as the parties may agree upon and set forth in the Articles of Merger. Completion of the Merger is currently expected to occur in the fourth quarter of 2019. However, the parties cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The parties will take all actions necessary so that the directors of the Surviving Corporation are the persons designated by Parent in its sole discretion, until their respective successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with the MGCL and the organizational documents of the Surviving Corporation. The parties will take all actions necessary so that the officers of the Surviving Corporation are the persons designated by Parent in its sole discretion, until their respective successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with the MGCL and the organizational documents of the Surviving Corporation.

At the Effective Time, the charter of the Company, as in effect immediately prior to the Effective Time, will be amended as part of the Merger, which amendment will be attached to the Articles of Merger, and as so amended as part of the Merger will be the charter of the Surviving Corporation until thereafter amended, supplemented, corrected or restated. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, until thereafter amended, supplemented or restated.

Following the completion of the Merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Company Estimate of Available Cash; Dispute Resolution

The completion of the Merger is conditioned upon the final determination of the Available Cash and the Aggregate Merger Consideration. The Merger Agreement provides a mechanism for resolving disputes relating to the calculation of the Available Cash and the Aggregate Merger Consideration.

Pursuant to the Merger Agreement, no later than fifteen (15) days prior to the anticipated Closing Date, the Company will deliver to Parent a closing statement (the “Estimated Closing Statement”) setting forth the Company’s estimate of Available Cash, prepared in accordance with the definition of Available Cash set forth in the Merger Consideration (the “Available Cash Estimate”), and calculation of the Aggregate Merger Consideration based on the Available Cash Estimate (the “Estimated Aggregate Merger Consideration”). Parent shall have five (5) business days following the Company’s delivery of the Estimated Closing Statement (the “Objection Period”) to object to the Available Cash Estimate and the Estimated Aggregate Merger Consideration by delivering to the Company a written notice setting forth the disputed items (the “Objection Notice”). If Parent delivers an Objection Notice within the Objection Period, the Company and Parent will cooperate in good faith to resolve the disputed items set forth in such Objection Notice as promptly as practicable (and in any event no later than three (3) business days prior to the anticipated Closing Date) (such period, the “Resolution Period”). If Parent does not deliver an Objection Notice, or Parent delivers an Objection Notice and all disputed items set forth therein are resolved within the resolution period, then no later than three (3) business days prior to the anticipated Closing Date, the Company will deliver to Parent an updated closing statement (the “Closing Statement”) setting forth an updated estimate of Available Cash (taking into account the agreed upon resolution of any disputed items, if applicable) and calculation of the Aggregate Merger Consideration based on such updated estimate of Available Cash. Such updated calculations shall be final, conclusive and binding on the parties, unless Parent objects as provided in the immediately following paragraph.

Parent may object to the Company’s calculations of the Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement only if (x) the amount of Available Cash set forth in the Closing Statement exceeds the Available Cash Estimate by more than $100,000 or (y) the reason for Parent’s objection is that the calculation of Available Cash set forth in the Closing Statement was not either (i) consistent in all material respects with the estimated calculation of Available Cash, as agreed upon by the parties or (ii) performed in accordance with the definition of Available Cash set forth in the Merger Agreement. Parent may object to such calculations set forth in the Closing Statement by delivering to the Company, prior to the Closing Date, an Objection Notice. If Parent does not deliver such an Objection Notice, the updated calculation of Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement shall be final, conclusive and binding on the parties. However, if Parent delivers such an Objection Notice, then the Company and Parent will cooperate in good faith to resolve the disputed items set forth in such Objection Notice as promptly as practicable (and in any event prior to the anticipated Closing Date). If all disputed items set forth therein are resolved prior to the Closing Date, then on or prior to the Closing Date, the Company will deliver to Parent a further updated closing statement setting forth a further updated calculation of Available Cash (taking into account the agreed upon resolution of any such disputed items) and calculation of the Aggregate Merger Consideration, and such further updated calculations shall be final, conclusive and binding on the parties.

If Parent delivers to the Company an Objection Notice in respect of the Estimate Closing Statement or the Closing Statement, as applicable, and the parties are unable to resolve any disputed items set forth therein within the Resolution Period or prior to the Closing Date, respectively, then the parties shall promptly (and in any event within two (2) business days) after the end of the Resolution Period or the delivery of the Objection Notice, as applicable, submit such unresolved disputed items to Squar Milner LLP (the “Independent Accountant”), which shall be instructed to render a decision with respect thereto as soon as practicable (and in any event within ten (10) days) after the submission to it thereof. The Independent Accountant will act as an expert to calculate, based solely on the parties’ written submissions regarding each such disputed items, within the range of values established for such amount. The cost of the Independent Accountant in connection with its services will be shared equally by the Company and Parent. If any disputed items regarding the Available Cash is submitted to the Independent Accountant, the parties will not proceed to consummate the Closing until such disputed items are resolved and the Available Cash and the Aggregate Merger Consideration have been finally determined.

Treatment of Common Stock and Unvested Restricted Stock Awards

Common Stock. Subject to the terms of the Merger Agreement, at the Effective Time, each Share (excluding unvested Company restricted stock awards) issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration, without interest. The total amount of the Merger Consideration, which we refer to as the Aggregate Merger Consideration, may increase or decrease between the date of the Merger Agreement and the Effective Time based upon certain adjustment procedures and factors described in “The Merger – Merger Consideration”. Accordingly, the actual per Share consideration to be paid to our Stockholders cannot be determined until the Effective Time.

The Merger Agreement provides that at the Effective Time, each Share that is held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist.

Company Restricted Stock Awards. The Merger Agreement provides that at the Effective Time, each Unvested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will become immediately and fully vested, all restrictions thereon will lapse and such Unvested Company Restricted Stock Award will be automatically converted into the right to receive an amount in cash (without interest thereon) equal to the product of (x) the total number of Shares subject to such award and (y) the Merger Consideration, subject to applicable withholding of taxes. The aggregate amount due to a holder of such Shares pursuant to the preceding sentence will be paid through the Company’s or the Surviving Corporation’s payroll system, as soon as reasonably practicable (but in any event no later than five (5) business days) after the Effective Time.

Limited Liability Company Interests. At the Effective Time, all of the limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation.

Procedures for Surrendering Shares

If the Merger is completed, the conversion of Shares into the right to receive the Merger Consideration will occur automatically at the Effective Time. Parent has retained Broadridge Corporate Issuer Solutions, Inc., which we refer to as the “Paying Agent”, as the paying agent for the Merger to handle the exchange of the Shares for the Merger Consideration. Only those holders of Shares who properly surrender their stock certificates in accordance with the Paying Agent’s instructions will receive the Merger Consideration.

At or prior to the Closing, Parent will deposit or cause to be deposited with the Paying Agent sufficient cash to pay the Aggregate Merger Consideration.

At the Effective Time, each certificate representing Shares that has not been surrendered will represent only the right to receive upon surrender of that certificate the Merger Consideration. From and after the Effective Time, the Company will not register any transfers of Shares outstanding on its stock transfer books immediately prior to the Effective Time.

Promptly after the Effective Time (and in any event within two (2) business days after the Effective Time), Parent will cause the Paying Agent to mail, to each holder of Shares who has not previously properly surrendered their Shares to the Paying Agent or, in the case of “street-holders,” to deliver to the Depository Trust Company, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of such holder’s certificates representing Shares (or affidavits of loss in lieu thereof) or transfer of the book-entry Shares) and instructions for effecting the surrender of the certificates representing Shares (or affidavits of loss in lieu thereof) or book-entry shares in exchange for the Merger Consideration. Upon surrender of certificates representing Shares (or affidavits of loss in lieu thereof) or book-entry shares, together with a duly executed letter of transmittal, to the Paying Agent, the holder of those certificates will be entitled to receive the Merger Consideration. The surrendered certificates representing Shares and book-entry Shares held by any Stockholder will each be cancelled.

Any portion of the payment fund (including the proceeds of any investments of the payment fund) that remains unclaimed by, or otherwise undistributed to, the holders of certificates representing Shares or book-entry Shares will be delivered to Parent or the Surviving Corporation upon demand by Parent. Thereafter, Stockholders must look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

None of the Surviving Corporation, Parent, the Paying Agent or any other person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any certificates representing Shares or book-entry Shares will not have been surrendered immediately prior to the time that such certificates or book-entry Shares would escheat to, or become the property of, any governmental authority, any unclaimed funds payable with respect to such certificates or book-entry Shares will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties that: (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were solely for the benefit of the parties to the Merger Agreement; (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts (which disclosures are not reflected in the Merger Agreement); and (4) may be subject to standards of materiality applicable to the parties that differ from those generally applicable to stockholders and reports and documents filed with the SEC. Our Stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Consequently, investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub, or any of their respective subsidiaries or affiliates.

Representations of the Company. The Merger Agreement contains the following customary representations and warranties for a transaction of this type made by the Company to Parent and Merger Sub, including representations and warranties relating to:

•	organization, standing and corporate power;

•	capital structure, indebtedness, and subsidiaries;

•	corporate authority, execution and delivery, enforceability and approval;

•	governmental filings, no violations;

•	SEC documents and financial statements, internal controls and procedures, and undisclosed liabilities;

•	absence of certain changes or events;

•	litigation;

•	employee benefits and ERISA compliance;

•	compliance with applicable laws and regulations;

•	governmental permits;

•	material contracts;

•	anti-takeover provisions;

•	real property;

•	environmental matters;

•	taxes and REIT qualification;

•	intellectual property and data privacy;

•	insurance;

•	labor relations;

•	opinion of the Company’s financial advisor;

•	brokers and other advisors; and

•	non-reliance.

Matters disclosed in the Company’s SEC reports (filed or furnished after January 1, 2019 and publicly available prior to the date of the Merger Agreement) or described in the Company Disclosure Schedule cannot (generally) be used by Parent and Merger Sub to claim a breach by the Company of its representations and warranties.

Many of the Company’s representations and warranties are qualified by “knowledge” or subject to “materiality” or “Company Material Adverse Effect” qualifiers.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with other changes, effects, events, circumstances, occurrences, states of facts or developments taken as a whole, has had or is or would reasonably be expected to be materially adverse (a) to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company and its subsidiaries to timely consummate the transactions contemplated by this Agreement on or prior to the Outside Date. However, with respect to clause (a), no change, effect, event, circumstance, occurrence or development, individually or in the aggregate, arising from or related to the following will, individually or in the aggregate, constitute a Company Material Adverse Effect or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred, is occurring or is or would reasonably be expected to occur:

(i)	conditions affecting the U.S. economy, or any other national or regional economy of the U.S. economy;

(ii)	political conditions (or changes in such conditions), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States;

(iii)	changes in the financial, credit, banking or securities markets in the United States (including any disruption thereof and any decline in the price of any security or any market index);

(iv)	changes required by GAAP or other accounting standards (or interpretations thereof);

(v)	changes in any laws or other binding directives issued by any governmental authority (or interpretations thereof);

(vi)	changes that are generally applicable to the residential real estate industry in which the Company and its subsidiaries operate;

(vii)	any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of the Shares (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred);

(viii)	the negotiation, execution or delivery of the Merger Agreement, the performance by the Company of its obligations thereunder, or the public announcement (including as to the identity of the Parties) or pendency of the Merger or the other transactions contemplated by the Merger Agreement, including any litigation arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

(ix)	the termination of employment of or by any of the Company’s officers or other employees after the public announcement of the Merger Agreement;

(x)	any action or omitted action taken at the written direction of Parent; or

(xi)	any breach, violation or non-performance solely by Parent or Merger Sub of any of their respective obligations under this Agreement.

The changes, effects, events, circumstances, occurrences and developments described in clauses (i), (ii), (iii), (iv), (v) or (vi) above will not be excluded if (and only to the extent that) they disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other companies in the residential real estate industry that own similar assets in such jurisdiction in which the Company and its subsidiaries operate.

For purposes of the Merger Agreement, a “subsidiary” of a person means any other person (a) of which at least a majority of the securities or ownership interests having ordinary voting power to elect a majority of the board of directors or similar functions is directly or indirectly owned or controlled by such other person or by one or more of its subsidiaries or (b) of which such other person or one or more of its subsidiaries is a general partner or managing member.

For purposes of the Merger Agreement, “knowledge” of the Company means the actual or constructive knowledge of Chad Carpenter, Thad Meyer and Michael Soni, in each case, following reasonable inquiry in connection with any matter which they would reasonably be expected to have by reason of the scope or nature of their duties associated or inherent to their respective positions with or engagement by the Company and/or any of its subsidiaries, including reasonable inquiry of the property managers that are party to certain property management contracts with respect to matters of which they would reasonably be expected to have knowledge.

Representations of Parent and Merger Sub. The Merger Agreement contains the following customary representations and warranties for a transaction of this type made jointly and severally by Parent and Merger Sub to the Company, including representations and warranties relating to:

•	organization, standing, and power;

•	authority, execution and delivery, enforceability and approval;

•	governmental filings, no violations;

•	litigation;

•	sufficiency of funds;

•	ownership of Merger Sub, no prior activities;

•	ownership of Shares, interested stockholder;

•	equity commitment letter;

•	brokers and other advisors;

•	absence of certain arrangements; and

•	non-reliance.

Many of Parent’s representations and warranties are subject to “materiality” qualifiers.

Restrictions on the Conduct of Our Business Pending the Merger

The Company has agreed that, except as expressly permitted by the Merger Agreement or with the prior written consent of Parent, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “interim period”), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business, consistent in nature, scope and magnitude with past practices, taken in its ordinary course of day-to-day operations, and without requiring authorization by our Stockholders or lenders or any governmental authority.

The Company has also agreed that, except as expressly permitted by the Merger Agreement or with the prior written consent of Parent, during the interim period, the Company will not, and will not permit any of its subsidiaries to, take certain actions, including, but not limited to, the following:

•	declare or pay certain dividends, other than, if applicable and upon consultation with Parent, to the extent reasonably necessary to maintain the Company’s qualification as a REIT and to avoid the imposition of entity level income and excise taxes;

•	split, combine or reclassify its capital stock or other equity interests;

•	repurchase, redeem or otherwise acquire its capital stock or other equity interests;

•	other than in respect of the Preferred Stock Offering, issue, sell, grant or otherwise encumber any shares of its capital stock or securities convertible into or exercisable for any shares of its capital stock;

•	other than in respect of the Preferred Stock Offering, amend the Company’s or its subsidiaries’ organizational documents;

•	make or adopt a material change in its accounting methods or principles, other than as may be required by GAAP, applicable law or any rule or interpretation with respect thereto;

•	sell, lease, license, mortgage, subject to any liens (other than certain permitted liens) or otherwise dispose of any property or asset having a value in excess of $100,000 individually or $250,000 in the aggregate, other than leasing in the ordinary course of business consistent in nature, scope and magnitude with past practices;

•	incur, refinance or prepay any indebtedness or issue any debt securities, other than borrowings in accordance with certain existing loan agreements or financing accounts payable in the ordinary course of business consistent in nature, scope and magnitude with past practices;

•	materially modify or waive any material right or action under or renew any material contract, or enter into any new contract that would constitute a material contract;

•	enter into any contract with any director, employee, consultant or independent contractor;

•	accelerate, or increase the amount of, compensation or benefits of any employee, consultant or independent contractor, other than as required by any Company benefit plan in effect or applicable law;

•	adopt, materially amend or terminate any Company benefit plan, except as required by applicable law;

•	grant any awards under any Company benefit plan;

•	hire or terminate the employment or engagement of any officer, employee, consultant or independent contractor;

•	except as required by applicable Law or, following consultation with Parent, to qualify or preserve the status of any subsidiary as a disregarded entity or partnership for federal income tax purposes or as a taxable REIT subsidiary, (1) make or change any material tax elections, (2) make a material change in any Tax accounting method, (3) file a materially amended tax return, (4) settle or compromise a material tax liability, (5) surrender a right to claim a material tax refund, offset or credit, (6) waive or extend the statute of limitations with respect to a material tax (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent in nature, scope and magnitude with past practices), or (7) enter into a tax protection agreement or closing agreement with respect to taxes;

•	settle or compromise (A) any action against any Company property, the Company or any of its subsidiaries (excluding any such matter relating to taxes) or (B) any action involving present, former or purported holders of Shares where the amount paid in settlement exceeds $100,000 individually or is not settled solely by the payment of money damages and does not provide a full release of the Company and its subsidiaries;

•	enter into any new line of business;

•	adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, recapitalization or reorganization;

•	remove any material personal property owned or leased by the Company or its subsidiaries from property owned or leased by the Company or its subsidiaries, except as may be required for necessary repair or replacement;

•	initiate any tax protest with respect to any Company property;

•	settle, agree to or otherwise acquiesce to any condemnation or taking of a property owned by the Company and its subsidiaries;

•	make any capital expenditures in excess of $50,000 at a single Company property or $150,000 in the aggregate in any period of thirty (30) consecutive days between the date of the Merger Agreement and the Effective Time, or enter into any agreement to obligate the Company or its subsidiaries to make such capital expenditures; or

•	agree to take any of the foregoing actions.

No Solicitation; Change in Recommendation

The Merger Agreement provides that, during the interim period, the Company must, and must cause each of its subsidiaries to, and must use its reasonable best efforts to cause each of its and their representatives to, immediately cease all discussions and negotiations with any persons initiated and conducted prior to the date of the Merger Agreement with respect to any acquisition proposal. Additionally, the Company must not, and must cause its subsidiaries not to, and must use its reasonable best efforts to cause its and their representatives not to:

•	directly or indirectly solicit, initiate, knowingly facilitate or encourage any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an acquisition proposal;

•	provide any non-public information relating to Parent or Merger Sub to any person relating to, or that would reasonably be expected to lead to, an acquisition proposal;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other Contract (other than an acceptable confidentiality agreement entered in to in accordance with the terms of the Merger Agreement) with respect to an acquisition proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (each, an “alternative acquisition agreement”);

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

•	terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow a counterparty thereof to make a private acquisition proposal to the Board in accordance with the Merger Agreement;

•	provide any further information with respect to the Company or any acquisition proposal (and shall turn off any data rooms maintained by the Company) to any persons or their representatives; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary contained above, prior to the Written Consent Effective Time, if the Company or any of its representatives receives a written acquisition proposal that did not result from a breach of the foregoing obligations, the Company and its representatives may contact the person making such acquisition proposal (and such person’s representatives) solely to ascertain facts or clarify terms so that the Board may become fully informed with respect to the terms and conditions of such acquisition proposal and the person submitting the same. Additionally, if the Board determines in good faith (a) after consultation with the Company’s outside legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (b) after consultation with the Company’s outside legal counsel, that the failure to take such actions described in clause (x) or (y) below would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable law, then the Company and its representatives may:

(x)	furnish information (including non-public Company information) to the person making such acquisition proposal (provided that the Company within forty-eight (48) hours provides to Parent such material non-public information if such information was not previously provided to Parent or its representatives) pursuant to an acceptable confidentiality agreement; and

(y)	engage and participate in discussions and negotiations with the person making such acquisition proposal.

Except as expressly permitted by the Merger Agreement, the Board shall not:

•	fail to make the Company recommendation or fail to include the Company recommendation in this Information Statement;

•	change, qualify, withhold, withdraw or modify, or propose publicly to change, qualify, withhold, withdraw or modify, the Company recommendation in a manner adverse to Parent;

•	fail to publicly recommend to the Stockholders rejection of any acquisition proposal constituting a tender or exchange offer within ten (10) business days after the “commencement” (within the meaning of Rule 14d-2 under the Exchange Act) thereof;

•	adopt, approve or recommend, or propose publicly to adopt, approve or recommend, an acquisition proposal to the Stockholders;

•	authorize, cause or permit the Company or its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement-in-principle, written commitment or definitive agreement with respect to any acquisition proposal (other than an acceptable confidentiality agreement) (each of the foregoing actions, an “adverse recommendation change”); or

•	terminate the Merger Agreement in order to accept a superior proposal.

As used in the Merger Agreement, the following defined terms have the following meanings:

•	“acquisition proposal” means any bona fide proposal or offer (whether or not in writing) with respect to any (i) merger, consolidation, share exchange, tender or exchange offer, dual listed company structure, business combination or similar transaction involving the Company that would result in any person (other than Parent or Merger Sub) or “group” (as defined under Section 13(d)(3) of the Exchange Act) (other than a group consisting solely of Parent and Merger Sub) beneficially owning twenty percent (20%) or more of the outstanding voting equity interests of the Company or any successor or parent company thereto, (ii) sale, contribution or other disposition, directly or indirectly, of any business or assets of the Company or its subsidiaries representing twenty percent (20%) or more of the consolidated assets or earnings power of the Company and its subsidiaries, taken as a whole, to any person (other than Parent or Merger Sub) or group (other than a group solely consisting of Parent and Merger Sub), (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) (other than Parent or Merger Sub) or group (other than a group solely consisting of Parent and Merger Sub) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) transaction in which any person (or the stockholders of any person) (other than Parent or Merger Sub) or group (other than a group solely consisting of Parent and Merger Sub) acquires, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of Shares or other securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, Shares or such other securities) representing twenty percent (20%) or more of the voting power of the Company, or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement).

•	“Company recommendation” means the Board’s approved resolutions that (i) authorized the execution and delivery of the Merger Agreement, (ii) declared the Merger and the other transactions contemplated by the Merger Agreement (other than the Preferred Stock Offering, which was authorized in accordance with the terms of the Merger Agreement) are advisable, in the best interests of the Company and the Stockholders, and in accordance with the MGCL, (iii) directed that the Merger be submitted for consideration by the Stockholders and (iv) subject to the “change of recommendation” provisions described above, resolved to recommend that the Stockholders approve the Merger in accordance with the terms of the Merger Agreement; and

•	“superior proposal” means a bona fide written acquisition proposal (with each reference to “20%” in the definition of “acquisition proposal” being replaced with “50%”) that the Board has determined in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisor (taking into account all legal, financial, regulatory and other material aspects of such third-party acquisition proposal and all other matters that the Board considers appropriate and any changes proposed by Parent to the terms of the Merger Agreement), that if consummated would reasonably be likely to result in a transaction more favorable to the Stockholders, from a financial point of view, than the Merger (including the Merger Consideration) and the other transactions contemplated by the Merger Agreement and for which financing, if a cash transaction (in whole or in part), is not a condition to closing.

Notwithstanding anything to the contrary in the Merger Agreement, prior to the Written Consent Effective Time, in connection with any third-party acquisition proposal that did not result from a material breach of the non-solicitation obligations set forth in the Merger Agreement, the Board may make an adverse recommendation change and terminate the Merger Agreement if it has determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such third-party acquisition proposal constitutes a superior proposal; provided, however, that such an adverse recommendation change or termination of the Merger Agreement may not be made unless and until:

•	after the fourth (4th) business day (the “superior proposal notice period”) following Parent’s receipt of the Company’s written notice (a “superior proposal notice”) advising Parent that the Board intends to take such action, including the details of the terms and conditions of any superior proposal that is the basis of the Board’s proposed action and the identity of the party making such superior proposal, and, if applicable, contemporaneously providing all of the relevant proposed transaction agreements and any other material documents provided by, or material correspondence with, the party making such superior proposal;

•	the Company shall have negotiated, and shall have caused its representatives to negotiate, in good faith with Parent during the superior proposal notice period, to the extent Parent theretofore shall have notified the Company that it desires to so negotiate, to enable Parent to submit to the Company, prior to the expiration of the superior proposal notice period, a proposed definitive amendment to the Merger Agreement in such form that, if approved by the Board and entered into, would constitute a binding definitive agreement among the Company, Parent and Merger Sub; and

•	if Parent shall have submitted to the Company prior to the expiration of the superior proposal notice period the proposed definitive amendments described above, the Board shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that after giving effect to such proposed amendments and entering into the aforementioned definitive amendment to the Merger Agreement proposed by Parent, the third-party acquisition proposal would continue to constitute a superior proposal.

Any change to the price or other material change to the material terms of such third-party acquisition proposal will require a new superior proposal notice with the content requirements described above and will trigger a new three (3) business day period following Parent’s receipt of such new superior proposal notice (a “subsequent superior proposal notice period”) during which the Company shall not make any such adverse recommendation change or terminate the Merger Agreement and shall comply with its obligations set forth above.

Stockholder Approval; Stockholders’ Written Consent

As promptly as reasonably practicable (but in any event within three (3) business days) following the execution of the Merger Agreement, and in lieu of calling a meeting of stockholders, the Company was required to submit a form of stockholders’ written consent to certain Stockholders holding, in the aggregate, a number of Shares sufficient to approve the Merger. As soon as practicable upon receipt of the Stockholders’ Written Consent by the Company’s corporate secretary, the Company was required to provide Parent with a facsimile copy of such Stockholders’ Written Consent, certified as true and complete by the Company’s corporate secretary. If the Stockholders’ Written Consent was not delivered to the Company or provided to Parent prior to 5:00 p.m., New York City time, on the date that is three (3) business days after the date of the Merger Agreement, Parent would have been entitled to terminate the Merger Agreement and receive a termination payment of $2 million.

Under the terms of the Merger Agreement, the Stockholders’ Written Consent would become effective at 11:59 p.m., New York City time, on September 9, 2019 (the “Written Consent Effective Time”). The Merger Agreement provides that the effective date of the Stockholders’ Written Consent would be automatically extended by its terms if the Company received a superior proposal during the period from the date of the Merger Agreement to such date. In addition, if the Merger Agreement had been terminated in accordance with its terms prior to the Written Consent Effective Time, the Stockholders’ Written Consent would not have become effective and would have been deemed null and void.

The Stockholders’ Written Consent was delivered to the Company and provided to Parent on September 3, 2019. The Company did not receive a superior proposal during the period from the date of the Merger Agreement to September 9, 2019. Accordingly, the Stockholders’ Written Consent became effective at 11:59 p.m., New York City time, on September 9, 2019.

The execution and delivery of the Stockholders’ Written Consent satisfies the stockholder approval requirement of the Merger in accordance with Maryland law and our organizational documents.

Amendment and Supplement of Information Statement

If, at any time prior to the date that is twenty (20) days after this Information Statement is first mailed to the Stockholders, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to this Information Statement, so that this Information Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information must be filed with the SEC and, to the extent required by applicable law, disseminated to the Stockholders. Furthermore, prior to filing or mailing the amendment or supplement to this Information Statement or responding to any comments of the SEC with respect to the amendment or supplement, the Company must (i) provide Parent a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all comments reasonably proposed by Parent.

The Company has agreed to promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to this Information Statement and to provide Parent with copies of all correspondences between it and its representatives, on the one hand, and the SEC, on the other hand.

Cooperation; Efforts to Complete the Merger

Access to Information. Subject to applicable law, the Company will afford to Parent and its representatives reasonable access, upon reasonable advance notice, during ordinary business hours, during the period prior to the Effective Time, to all of their respective properties, books, records, contracts, commitments and personnel (including, without limitation, independent contractors) and, during such period, the Company will furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or its subsidiaries).

Efforts to Complete the Merger. Each of the Company, Parent and Merger Sub have agreed to use their respective reasonable best efforts to promptly take all action and to do all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including the following:

•	preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents, and obtaining as reasonably promptly as practicable all consents and approvals necessary or advisable to be obtained from any governmental authority in order to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

•	taking as reasonably promptly as practicable all steps as may be necessary to obtain all such governmental approvals.

Each of the Company and Parent have agreed to use, and to cause their respective affiliates to use, their respective reasonable best efforts to give any notices to third parties other than governmental authorities, and use their respective commercially reasonable efforts to obtain any consents from third parties other than governmental authorities required in connection with the Merger, to the extent that such consents are necessary to consummate the transactions contemplated by the Merger Agreement or required to prevent the occurrence of a Company Material Adverse Effect, except that other than in connection with the Lender Consents, Parent and its Affiliates are not required to make any payments or concessions in connection with the fulfilment of its foregoing obligations.

Interim Period Cooperation. During the interim period, the Company and its subsidiaries will cooperate with Parent and Merger Sub to allow for the determination, assessment, planning and implementation of a go-forward insurance plan by Parent for the Surviving Corporation and its subsidiaries as of the Effective Time or afterward.

Series A Preferred Stock Offering

Pursuant to the Merger Agreement, the Company has agreed to conduct an offering of up to $20 million of shares of Series A Preferred Stock (as defined below) that is exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (the “Preferred Stock Offering”). The Preferred Stock Offering is intended to be limited solely to our Stockholders as of the date of the Merger Agreement that are “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).

It is currently expected that a total of $15 million of shares of Series A Preferred Stock will be offered in the Preferred Stock Offering. The Company intends to commence the Preferred Stock Offering as promptly as practicable following the filing with the SEC of this Information Statement in definitive form. The Merger Agreement contemplates that the closing of the Preferred Stock Offering will occur immediately following the closing of the Merger.

Pursuant to the Merger Agreement, on August 30, 2019, the Board adopted resolutions authorizing the classification and designation of a new series of Preferred Stock, par value $0.001 per share, of the Company, designated “6.0% Series A Cumulative Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”), having the rights, preferences, privileges and voting powers set forth in the Articles Supplementary with respect to the Series A Preferred Stock (the “Articles Supplementary”) approved by the Board. On September 20, 2019, the Company, Parent and Merger Sub entered into an amendment to the Merger Agreement, pursuant to which the parties agreed to amend certain terms of the Articles Supplementary, the form of which is attached to Exhibit C to the Merger Agreement. The Company expects that the parties will continue to discuss certain additional potential changes to the terms of the Series A Preferred Stock to make such terms more attractive to the Company’s stockholders. The Articles Supplementary will become effective upon their filing with, and acceptance for record by, the SDAT in accordance with the MGCL.

Pursuant to the Merger Agreement, at the closing of the Preferred Stock Offering, the Company will issue and sell shares of Series A Preferred Stock to each Stockholder who accepts the offer to purchase shares of Series A Preferred Stock and who is determined to be eligible to participate in the Preferred Stock Offering in accordance with Rule 506(c) of Regulation D promulgated under the Securities Act (each, a “Preferred Investor”), upon the terms and subject to the conditions set forth in a preferred securities purchase agreement to be entered into by and between the Company and each of the Preferred Investors.

Pursuant to the Merger Agreement, the parties have agreed to reasonably cooperate in preparing and disseminating the preferred securities purchase agreements and in effecting the Preferred Stock Offering. However, Parent will be solely responsible for the payment of any fees, costs or expenses incurred or required to be paid in connection with, arising out of or relating to the Preferred Stock Offering and the preparation of the preferred securities purchase agreement.

Compliance by the parties with their respective obligations under the Merger Agreement in respect of the Preferred Stock Offering or the consummation of the Preferred Stock Offering is not a condition to the Closing under the Merger Agreement.

THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS NOT INTENDED TO CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF SERIES A PREFERRED STOCK OR ANY OTHER SECURITIES OF THE COMPANY. THE COMPANY INTENDS TO COMMENCE THE PREFERRED STOCK OFFERING AS PROMPTLY AS PRACTICABLE FOLLOWING THE FILING WITH THE SEC OF THIS INFORMATION STATEMENT IN DEFINITIVE FORM. THE SHARES OF SERIES A PREFERRED STOCK HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Tax Matters and REIT Election

Pursuant to the Merger Agreement, the Company has agreed to take all actions, and refrain from taking all actions, as are necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for each taxable year beginning after December 31, 2017 (the “REIT Election”) and (ii) will not become liable, for any such taxable year, for U.S. federal income or excise tax. Prior to the Effective Time, the Company will accommodate all of Parent’s reasonable requests with respect to maintenance of the Company’s REIT status for the Company’s 2018 taxable year and the continuation of such REIT status of the 2019 taxable year and, if applicable, any later taxable year. In addition, the Company will prepare or cause to be prepared and timely file or cause to be timely filed (taking into account any applicable extensions of time) all tax returns for the Company and each of its subsidiaries required to be filed for all taxable periods ending prior to the Closing Date, including timely filing of tax returns for the taxable year ended December 31, 2018. The Company will provide to Parent copies of such tax returns at least fifteen (15) calendar days prior to the due date of such tax returns (including applicable extensions) and the Company shall consider in good faith any and all reasonable comments of Parent with respect to such tax returns.

Pursuant to the Merger Agreement, Parent and the Company have agreed to use, upon reasonable written request, their reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions contemplated in the Merger Agreement).

In connection with the REIT election, on September 3, 2019, the Company filed with the SDAT, and the SDAT accepted for record, a Certificate of Notice (the “Certificate of Notice”) providing that (i) the restrictions set forth in Article VII of the charter of the Company (the “Charter”) relating to the transfer and ownership of shares of Common Stock and Capital Stock (each, as defined in the Charter) shall become effective to be consistent with the Corporation’s election to qualify for taxation as a REIT for U.S. federal income tax purposes for each taxable year beginning on January 1, 2018, and (ii) the definition of “Initial Date” set forth in Article VII of the Charter shall be January 30, 2019.

In connection with the filing of the Certificate of Notice, pursuant to 7.2.7 of Article VII of the Charter, on September 3, 2019, the Company granted to certain stockholders of the Company that Beneficially Owned or Constructively Owned (each, as defined in the Charter) on the Initial Date shares of Capital Stock and Common Stock in excess of the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (each, as defined in the Charter), as applicable, waivers pursuant to which such stockholders will be exempt from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as applicable, from and after the Initial Date, subject to the terms and conditions set forth in Article VII of the Charter and in the applicable waivers.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, to the maximum extent set forth in the Company’s organizational documents, any indemnification agreements of the Company and under applicable law, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries or each individual who serves at the request of the Company or its subsidiaries as a director, officer or employee of another Person (collectively, the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses (including reasonable attorneys’ fees and disbursements), incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including any stockholder litigation arising out of or in connection with the transactions contemplated by the Merger Agreement) or the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or its subsidiaries as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time.

The Merger Agreement provides that Parent, at its cost and expense, will obtain a “tail” directors’ and officers’ liability insurance policy or runoff extension (of six (6) years duration) and fiduciary liability insurance policy or runoff extension (of two (2) years duration) for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement. The cost of any such “tail” policy will not exceed 250% of the last annual premium for such coverage.

Lender Consents

The Merger Agreement provides that, prior to the Closing, Parent will reasonably cooperate with the Company and its representatives, and the Company will use its reasonable best efforts, to deliver any notification to, obtain any consent, approval or waiver from, and execute and deliver any amendment, modification or agreement reasonably required or requested by, Arbor Agency Lending, LLC, the lender (“Lender”) under certain of our existing loan agreements (including any corresponding related documents, collectively, the “Loan Agreements”), pursuant to the terms of the applicable Loan Agreement, in connection with the execution, delivery and performance of this Agreement by the Company, Parent or Merger Sub and the consummation of the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Lender Consents”). Parent will be solely responsible for the payment, at, prior to or after the Closing, of any fees, costs or expenses incurred or required to be paid arising out or relating to the Lender Consents.

The Company believes that the Merger constitutes a “Conditionally Permitted Transfer” (as defined in the applicable Loan Agreement). Accordingly, the Company believes that, pursuant to the applicable Loan Agreement, the applicable borrower must provide Lender with notice of the Merger, which notice must include certain certifications with respect to such borrower, as described in the applicable Loan Agreement.

However, in the event that the Lender takes the position that the Merger constitutes a “Prohibited Transfer” (as defined in the applicable Loan Agreement), then the applicable borrower may be required to satisfy certain other requirements set forth in the applicable Loan Agreement, including (but not limited to) providing Lender with at least thirty (30) days’ prior notice of the Merger and paying a $15,000 processing fee and a fee equal to 1% of the outstanding loan principal balance, as of the date of the Merger.

Stock Exchange Delisting; Deregistration

The Company has agreed to cooperate with Parent and its affiliates, and use its reasonable best efforts, to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act and any other communications with NASDAQ reasonably requested by Parent and its affiliates as promptly as practicable after the Effective Time.

Transaction Litigation

If any stockholder litigation (whether derivative or direct, in the nature of a class action, or otherwise) arising from the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought or threatened against the Company, its executive officers or members of the Board, the Company has agreed to promptly notify Parent in writing of such transaction litigation and shall keep Parent reasonably informed regarding any transaction litigation. The Company will give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any transaction litigation and shall consider in good faith Parent’s or its legal advisor’s advice with respect to such transaction litigation. The Company will not, without Parent’s prior written consent, offer to make or make any payments with respect to any transaction litigation or enter into or offer to enter into any settlement, understanding or other agreement relating to any transaction litigation.

Publicity

Unless and until an adverse recommendation change has occurred and has not been rescinded and the Company has terminated the Merger Agreement to accept a superior proposal, Parent and the Company will consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Termination of Employees and Officers

Pursuant to the Merger Agreement, prior to the Closing, the Company will have (i) terminated the employment or services of the certain individuals and paid all benefits, severance and other financial obligations of the Company arising out of or resulting from such terminations and (ii) delivered to Parent copies of the Termination and Release Agreement, as applicable, duly executed by each such individual.

Conditions to Completion of the Merger

Each party’s obligation to effect the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing of the following conditions:

•	the approval of the Merger by Stockholder holding, in the aggregate, at least a majority of the outstanding Shares entitled to vote on such matter and by the sole member of Merger Sub, which approvals were obtained on September 9, 2019, and August 30, 2019, respectively;

•	the absence of any law or order that remains in effect that prohibits consummation of the Merger; and

•	final determination of the Available Cash and the Aggregate Merger Consideration in accordance with the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement with respect to organization, good standing and qualification; capital stock; indebtedness; corporate authority; takeover statutes; tax returns; and brokers and finders are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of the Company set forth in the Merger Agreement with respect to capitalization; equity awards; and subsidiaries are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of the Company set forth in the Merger Agreement with respect to Company owned property and REIT qualifications are true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the remaining representations and warranties of the Company set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure of such representations or warranties to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the performance, in all material respects, by the Company of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•	since the date of the Merger Agreement, no Company Material Adverse Effect having occurred and be continuing;

•	receipt of a certificate executed by an executive officer of the Company to the effect that the conditions described in the preceding six (6) bullets are satisfied;

•	receipt of all Lender Consents required or requested by Lender under each of the Loan Agreements; and

•	receipt of a written opinion (“REIT Status Opinion”), dated as of the Closing Date, which concludes (subject to customary assumptions qualifications and representations, including representations made by the Company and its Subsidiaries on an Officer’s Certificate) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for all taxable periods commencing with the Company’s 2018 taxable year through and including the portion of its taxable year that includes the Effective Time.

The Company’s obligation to effect the Merger is also subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” contained therein) in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure of such representations or warranties to be so true and correct that would not prevent or materially delay consummation of the Merger and the other transactions contemplated by the Merger Agreement or otherwise prevent Parent and Merger Sub from performing any of their material obligations under the Merger Agreement;

•	the performance, in all material respects, by each of Parent and Merger Sub of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing; and

•	receipt of a certificate signed by an executive officer of Parent to the effect that the conditions described in the preceding two (2) bullets are satisfied.

Termination of the Merger Agreement

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time. In addition, either the Company or Parent (with any termination by Parent also being an effective termination by Merger Sub) may terminate the Merger Agreement at any time prior to the Effective Time, upon written notice to the other:

•	if the Closing shall not have occurred on or before December 31, 2019 (as it may be extended pursuant to the Merger Agreement, the “Outside Date”); provided, however, that the right to terminate shall not be available to any party whose breach of the Merger Agreement shall have been the primary cause of or resulted in the failure of the Closing to be consummated by the Outside Date; and provided further that if one of the parties has initiated the process of resolving a Disputed Item before the Outside Date has passed, and the Outside Date occurs during the pendency of such dispute resolution process, the Outside Date shall be automatically extended by the amount of time during which such dispute resolution process is pending, plus ten (10) business days;

•	if an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become effective, final and non-appealable or any law prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement become enacted, entered, promulgated or enforced by a governmental authority; provided that the terminating party shall have complied in all material respects with its obligations described in more detail above in the section titled “The Merger Agreement – Cooperation; Efforts to Complete the Merger – Efforts to Complete the Merger”; or

•	if the other party has breached any of its representations or warranties or failed to perform any covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition and such breach is not curable or has not been cured within the earlier of the Outside Date or thirty (30) days after written notice thereof; provided that such party is not in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition.

The Company may also terminate the Merger Agreement upon written notice to Parent:

•	prior to the Written Consent Effective Time, to accept a superior proposal in accordance with the Merger Agreement, if the Board has approved, and concurrently with such termination, the Company entered into, a definitive agreement implementing such superior proposal, but only if the Company is not material breach of its obligations described in more detail above in the section titled “The Merger Agreement – No-Solicitation; Change in Recommendation” and the Company pays the Company Termination Payment prior to or concurrently with such termination; or

•	at any time prior to the Effective Time, if (i) all conditions to Parent’s obligation to complete the Closing (other than those conditions that are to be satisfied by action taken at the Closing) have been satisfied or (to the extent permitted by law) waived; (ii) on or after the date the Closing should have occurred pursuant to the Merger Agreement, the Company has delivered written notice to Parent that all conditions to Parent’s obligations to complete the Closing have been satisfied and that the Company is irrevocably ready, willing and able to consummate the Closing; (iii) Parent and Merger Sub fail to consummate the Closing within the earlier of one (1) business day before the Outside Date and five (5) business days after the Company’s delivery of such notice; and (iv) during such one (1) or five (5) business day period, as applicable, the Company stood ready, willing and able to effect the Closing.

Parent may also terminate the Merger Agreement upon written notice to the Company:

•	if the Stockholders’ Written Consent has not been delivered to the Company or provided to Parent prior to 5:00 p.m., New York City time, on the date that is three (3) business days after the date of the Merger Agreement; or

•	prior to approval of the Merger by the Stockholders, if the Board has made any adverse recommendation change.

The Stockholders’ Written Consent was delivered to the Company and Parent on September 3, 2019, and approval of the Merger by our Stockholders was obtained on September 9, 2019. Accordingly, Parent cannot terminate the Merger Agreement in accordance with its terms.

Company Termination Payment

The Company will be required to pay a termination payment to Parent in an amount in cash equal to $2 million (the “Company Termination Payment”) upon the termination of the Merger Agreement:

•	by the Company or Parent, as applicable, if:

o	following the occurrence of an event described in the immediately following bullet, the Merger Agreement is terminated (1) because the parties failed to consummate the Merger by the Outside Date (after giving effect to any applicable extension, but subject to certain conditions having been satisfied), or (2) due to the Company’s breach of its representations, warranties or covenants under the Merger Agreement (other than in respect of the Company’s failure to comply in all material respects with its non-solicitation obligations set forth in the Merger Agreement) which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

o	an acquisition proposal has been publicly made or proposed (and not publicly withdrawn) after the date of the Merger Agreement and prior to the termination of the Merger Agreement; and

o	within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, such acquisition proposal (with each reference to “20%” in the definition of “acquisition proposal” being deemed to be references to “50%”); or

•	by Parent, if (i) the Company fails to comply in all material respects with its non-solicitation obligations set forth in the Merger Agreement or (ii) any adverse recommendation change has been made by the Board; or

•	by the Company, if (i) the Board authorizes the Company to enter into a definitive agreement providing for the implementation of a superior proposal and (ii) the Company enters into such definitive acquisition agreement; provided that the Company is not then in material breach of its non-solicitation obligations set forth in the Merger Agreement.

Each of the parties acknowledges that the Company Termination Payment is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and the opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision. In no event will the Company be required to pay the termination payment on more than one occasion.

Fees and Expenses

Other than as specifically set forth in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Remedies

If the Merger Agreement is terminated by the Company or Parent as set forth above and the Company Termination Payment is required to be paid by us, Parent’s right to receive the Company Termination Payment will be the sole and exclusive remedies for monetary damages against us pursuant to the Merger Agreement.

The Company, Parent and Merger Sub will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement.

Modification or Amendment; Waiver

The Merger Agreement may be amended (except to the extent that any such amendment would violate the MGCL), modified or waived by an instrument in writing signed, in the case of an amendment or modification, by each of the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws. No failure or delay of any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Governing Law; Jurisdiction

The Merger Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of laws principles of Maryland.

SUPPORT AGREEMENT

The following is a summary of the material provisions of the Support Agreement, a copy of which is attached to this Information Statement as Annex C and is incorporated by reference into this Information Statement. The summary may not contain all of the information about the Support Agreement that is important to you. We encourage you to read carefully the Support Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Support Agreement and not by this summary or any other information contained in this Information Statement.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, the Majority Stockholders holding, in the aggregate, 7,801,404 Shares, or approximately 70.7% of the total number of Shares issued and outstanding as of September 9, 2019, entered into the Support Agreement, pursuant to which each Majority Stockholder has agreed, upon the terms and subject to the conditions set forth therein, to vote or caused to be voted (including by taking action by written consent) all of its Shares in favor of the Merger in accordance with the terms and conditions of the Merger Agreement. against any third-party acquisition proposal and against any other proposal, action or transaction that is intended to, or could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger.

Under the Support Agreement, until the termination thereof in accordance with its terms, the Majority Stockholders must not, and must cause its affiliates and its employees, officers and directors not to, and must use its reasonable best efforts to cause its affiliates’ representatives not to:

•	directly or indirectly solicit, initiate, knowingly facilitate or encourage (including by furnishing non-public Company information) any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an acquisition proposal (as defined in the Merger Agreement);

•	provide (including through access to any data room) any non-public information relating to Parent or Merger Sub to any person relating to, or that would reasonably be expected to lead to, an acquisition proposal;

•	enter into any alternative acquisition agreement (as defined in the Merger Agreement) with respect to an acquisition proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

•	terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow a counterparty thereof to make a private acquisition proposal to the Board in accordance with the Merger Agreement;

•	provide any further information with respect to the Company or any acquisition proposal to any persons or their representatives; or

•	resolve, propose or agree to do any of the foregoing.

Under the Support Agreement, until the termination thereof in accordance with its terms, the Majority Stockholders have agreed not to commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental authority, that (i) challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or any of the transactions contemplated thereby or (ii) alleges that the execution and delivery of the Merger Agreement by the Company or the approval of the Merger Agreement or any of the transactions contemplated thereby by the Board breaches any standard of care or other obligation under the MGCL of the Board or any member thereof.

The Support Agreement provides that it will automatically terminate upon the earliest to occur of the Effective Time, the termination of the Merger Agreement in accordance with its terms, and the mutual written consent of the Parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock by:

•	All of our current directors and executive officers, individually;

•	All of our current directors and executive officers, as a group; and

•	All persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 11,038,737 shares of our Common Stock outstanding as of September [●], 2019. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of the following persons listed below is c/o Reven Housing REIT, Inc., 875 Prospect Street, Suite 304, La Jolla, California 92037.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Owners:
King Apex Group Holdings II Limited(1)	1,865,740	16.9%
King Apex Group Holdings III Limited(1)	1,865,740	16.9%
King Apex Group Holdings IV Limited(1)	1,000,000	19.5%
Executive Officers and Directors:
Chad M. Carpenter(2)	913,288	8.3%
Jon Haahr(3)	60,473	*
Xiaofan Bai(4)	5,906,110	53.5%
Xiaohang Bai	12,397	*
Yifeng Huang	—	—
Xinghua Wang	2,681	*
Thad L. Meyer(5)	145,984	1.3%
Zhen Luo	982,006	8.9%
Richard P. Imperiale	5,351	*
All executive officers and directors as a group (9 persons)	8,028,290	72.7%

* Less than one percent

(1)	Address is 3/F Yuanmingyuan Road, Shanghai, China.

(2)	Includes 206,250 restricted shares issued pursuant to restricted stock agreements between us and Mr. Carpenter which are also subject to vesting.

(3)	Mr. Haahr’s address is c/o Silver Portal Capital, LLC, 440 Stevens Avenue, Suite 200, Solano Beach, California 92075.

(4)	Includes 1,865,740 shares held of record by King Apex Group Holdings II Limited, 1,865,740 shares held of record by King Apex Group Holdings III Limited, and 2,150,000 shares held of record by King Apex Group Holdings IV Limited. Mr. Bai is the Director of the three funds and has dispositive and voting control with respect to the shares held thereby. Mr. Bai disclaims beneficial ownership of 1,044,815 shares held of record by King Apex Group Holdings II Limited, 1,549,126 shares held of record by King Apex Group Holdings III Limited, and 2,105,578 shares held of record by King Apex Group Holdings IV Limited. Also includes 1,875 shares owned by Siyu Lan his spouse.

(5)	Includes 75,000 restricted shares issued pursuant to restricted stock agreements between us and Mr. Meyer which are also subject to vesting.

STOCKHOLDERS SHARING AN ADDRESS

Pursuant to the rules of the SEC, services that deliver the Company’s communications to our Stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple Stockholders sharing the same address a single copy of this Information Statement, unless the Company has received contrary instructions from one or more of the Stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement to any Stockholder at a shared address to which a single copy of this Information Statement was delivered. Multiple Stockholders sharing the same address may also notify the Company if they wish to receive separate copies of the Company’s communications to Stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify the Company of their requests by writing to Reven Housing REIT, Inc., 875 Prospect Street, Suite 304, La Jolla, California 92037, Attention: Investor Relations, or calling (858) 459-4000.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information in this Information Statement or incorporated by reference subsequent to the date of this Information Statement. This Information Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Information Statement.

The following filings with the SEC are incorporated by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019; and

•	Our Current Reports on Form 8-K filed on February 13, 2019, June 21, 2019, September 3, 2019 and September 20, 2019.

We also incorporate by reference into this Information Statement additional documents that we may file with the SEC between the date of this Information Statement and the earlier of the date of the consummation of the Merger or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Information Statement.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing to Reven Housing REIT, Inc., 875 Prospect Street, Suite 304, La Jolla, California 92037, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings by requesting them in writing to Reven Housing REIT, Inc., 875 Prospect Street, Suite 304, La Jolla, California 92037, Attention: Corporate Secretary.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this Information Statement relating to Parent and Merger Sub.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this Information Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated September [●], 2019. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and neither the mailing of this Information Statement nor the payment of the Merger Consideration will create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

Reven Housing REIT, Inc.,

a Maryland corporation;

SOR PORT Holdings, LLC,

a Maryland limited liability company,

and

SOR PORT, LLC,

a Maryland limited liability company

Dated as of August 30, 2019

3.20	Opinion of the Company’s Financial Advisor	A-31
3.21	Brokers and Finders	A-31
3.22	No Other Representations or Warranties	A-32

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Organization, Good Standing, and Qualification	A-32
4.2	Company Authority; Approval	A-32
4.3	Governmental Filings; No Violations	A-33
4.4	Information Supplied	A-34
4.5	Litigation	A-34
4.6	Sufficiency of Funds	A-34
4.7	Ownership of Merger Sub; No Prior Activities	A-34
4.8	Ownership of Shares; Interested Stockholder	A-34
4.9	Equity Commitment Letter	A-35
4.10	Brokers and Finders	A-35
4.11	Absence of Certain Arrangements	A-35
4.12	No Other Representations or Warranties	A-36

ARTICLE V.
COVENANTS

5.1	Interim Operations	A-36
5.2	Conduct of Business by Parent	A-39
5.3	No Control	A-39
5.4	No Solicitation; Change in Recommendation	A-40
5.5	Stockholders’ Written Consent; Information Statement	A-42
5.6	Cooperation; Efforts	A-43
5.7	Information; Access and Reports	A-44
5.8	Stock Exchange Delisting; Deregistration	A-44
5.9	Publicity	A-45
5.10	Intentionally Omitted	A-45
5.11	Expenses	A-45
5.12	Indemnification; Directors’ and Officers’ Insurance	A-45
5.13	Other Actions by the Company	A-47
5.14	Approval of Sole Member of Merger Sub; No Acquisition of Shares	A-47
5.15	Transaction Litigation	A-47
5.16	Lender Consents	A-48
5.17	Taxes	A-48
5.18	Interim Period Cooperation	A-49
5.19	Series A Preferred Stock Offering	A-50
5.20	Termination of Employees and Officers	A-50
5.21	Company Name	A-50

A-ii

ARTICLE VI.
CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-51
6.2	Additional Conditions to Obligation of Parent and Merger Sub	A-51
6.3	Additional Conditions to Obligation of the Company	A-53

ARTICLE VII.
TERMINATION

7.1	Termination by Mutual Consent	A-53
7.2	Termination by Either Parent or the Company	A-53
7.3	Termination by the Company	A-54
7.4	Termination by Parent	A-55
7.5	Effect of Termination and Abandonment	A-55

ARTICLE VIII.
MISCELLANEOUS AND GENERAL

8.1	Non-Survival	A-58
8.2	Modification or Amendment	A-58
8.3	Waiver of Conditions	A-58
8.4	Counterparts	A-58
8.5	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-58
8.6	Notices	A-60
8.7	Entire Agreement; Assignment; Binding Effect	A-62
8.8	Parties in Interest	A-62
8.9	No Recourse	A-62
8.10	Obligations of Parent and of the Company	A-63
8.11	Transfer Taxes	A-63
8.12	Severability	A-63
8.13	Interpretation; Construction	A-63
8.14	Definitions	A-64
8.15	Disclosure Schedule	A-76

SCHEDULE I – Sample Calculation of Available Cash

EXHIBIT A – Form of Articles of Amendment of the Surviving Corporation
EXHIBIT B – Form of Stockholders’ Written Consent
EXHIBIT C – Form of Articles Supplementary
EXHIBIT D – Form of Certificate of Notice
EXHIBIT E-1 – Form of Termination and Release Agreement
EXHIBIT E-2 – Form of Termination and Release Agreement
EXHIBIT E-3 – Form of Termination and Release Agreement
EXHIBIT F-1 – Form of REIT Status Opinion
EXHIBIT F-2 – Form of Officer’s Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into on August 30, 2019, by and among Reven Housing REIT, Inc., a Maryland corporation (the “Company”), SOR PORT Holdings, LLC, a Maryland limited liability company (“Parent”), SOR PORT, LLC, a Maryland limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 8.14 hereof.

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Maryland General Corporation Law, as may be amended from time to time (the “MGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) authorized the execution and delivery of this Agreement, (ii) declared that the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are advisable, in the best interests of the Company and the stockholders of the Company (the “Stockholders”), and in accordance with the MGCL, (iii) directed that the Merger be submitted for consideration by the Stockholders and (iv) subject to Section 5.4(d), recommended that the Stockholders approve the Merger in accordance with the terms of this Agreement;

WHEREAS, the sole member of Parent has authorized the execution and delivery of this Agreement and approved the Merger and the other Transactions in accordance with the Maryland Limited Liability Company Act, as amended (the “MLLCA”);

WHEREAS, the sole member of Merger Sub has (i) authorized the execution and delivery of this Agreement on behalf of Merger Sub and (ii) declared that the Merger and the other Transactions are advisable in accordance with the MGCL and MLLCA;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Majority Stockholders have entered into a Support Agreement with Parent (the “Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a an inducement to each Party’s willingness to enter into this Agreement, Parent has delivered to the Company an equity financing commitment letter dated as of the date of this Agreement (together with each related fee letter, the “Equity Commitment Letter”), pursuant to which KBS Strategic Opportunity REIT, Inc., a Maryland corporation and indirect parent of Parent (the “Sponsor”) has, among other things, committed, subject only to the terms and conditions therein, to invest (or cause to be invested) in the equity capital of Parent the amount set forth therein; and

WHEREAS, the Company and Parent desire that between the execution and delivery of this Agreement and the Closing, the Company Board will authorize the creation of a new Series A Cumulative Redeemable Preferred Stock of the Company, which will be offered to the Stockholders as of the date of this Agreement for purchase immediately following the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I.
THE MERGER

1.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company will be the surviving corporation in the Merger under the MGCL (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly-owned Subsidiary of Parent. The Merger will have the effects set forth in this Agreement and specified in the MGCL and the MLLCA.

1.2              Closing.

(a)       The closing of the Merger (the “Closing”) will take place at the offices of Greenberg Traurig, LLP, 3161 Michelson Drive, Suite 1000, Irvine, CA 92612, at 10:00 a.m. (New York City time), as soon as practicable (and, in any event, within three (3) Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another place, date or time is mutually agreed to in writing by the Company and Parent (the day on which the Closing takes place, the “Closing Date”).

(b)       In addition, upon the terms set forth in this Agreement, the closing of the Preferred Stock Offering contemplated by Section 5.19 of this Agreement will take place at the offices of Greenberg Traurig, LLP, 3161 Michelson Drive, Suite 1000, Irvine, CA 92612, at 10:00 a.m. (New York City time), on the Closing Date immediately following, and subject to the consummation of, the Closing, unless another place, date or time is mutually agreed to in writing by the Company and Parent.

1.3              Effective Time. As soon as practicable on the Closing Date, the Company and Merger Sub will cause the Merger to be consummated by (a) executing, acknowledging and filing with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) articles of merger with respect to the Merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and the MLLCA, and (b) making any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and the MLLCA. The Merger will become effective on the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT or on such later date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent in writing and specified in the Articles of Merger (the “Effective Time”).

1.4              Charter and Bylaws of the Surviving Corporation. At the Effective Time, the charter of the Company, as in effect immediately prior to the Effective Time, shall be amended as part of the Merger as set forth in Exhibit A attached hereto, which shall be attached to the Articles of Merger, and as so amended as part of the Merger will be the charter of the Surviving Corporation (the “Charter”) until thereafter amended, supplemented, corrected or restated. The Parties shall take all necessary action such that the bylaws of the Surviving Corporation in effect from and after the Effective Time shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) (the “Bylaws”), until thereafter amended, supplemented or restated.

1.5              Directors and Officers of Surviving Corporation. The Parties will take all actions necessary (including by so designating in the Articles of Merger) so that the directors of the Surviving Corporation are the Persons designated by Parent in its sole discretion, until their respective successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with the MGCL, the Charter and the Bylaws. The Parties will take all actions necessary so that the officers of the Surviving Corporation are the Persons designated by Parent in its sole discretion, until their respective successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the MGCL, the Charter and the Bylaws.

1.6             Tax Consequences. The Parties intend that, for U.S. federal and applicable state income tax purposes, the Merger shall be treated as a taxable sale by the Stockholders of the Shares in exchange for the per Share Merger Consideration. The Parties hereto agree not to take any position on any tax return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

Article II.
Merger Consideration

2.1              Delivery of Company Estimate of Available Cash.

(a)               No later than fifteen (15) days prior to the anticipated Closing Date, the Company will deliver to Parent a closing statement (the “Estimated Closing Statement”) setting forth the Company’s (i) estimate of Available Cash (the “Available Cash Estimate”) and (ii) calculation of the Aggregate Merger Consideration based on the Available Cash Estimate (the “Estimated Aggregate Merger Consideration”). The Available Cash Estimate will be prepared in accordance with the definition of “Available Cash” set forth in this Agreement, applied consistently with the Sample Calculation.

(b)               Parent shall have five (5) Business Day following the Company’s delivery of the Estimated Closing Statement (the “Objection Period”) to object to the Available Cash Estimate and the Company’s calculation of the Aggregate Merger Consideration set forth therein, by delivering to the Company a written notice setting forth the disputed items, including Parent’s calculation of the amounts in dispute and the reasons for Parent’s objection thereto in reasonable detail (an “Objection Notice”). If Parent delivers to the Company an Objection Notice within the Objection Period pursuant to this Section 2.1(b), then the Company and Parent will cooperate in good faith to resolve the disputed items set forth in such Objection Notice as promptly as practicable following Parent’s delivery of such Objection Notice (and in any event no later than three (3) Business Days prior to the anticipated Closing Date) (such period, the “Resolution Period”) and agree on the amounts of Available Cash and the Estimated Aggregate Merger Consideration.

(c)               If (x) Parent does not deliver to the Company an Objection Notice pursuant to Section 2.1(b) or (y) Parent delivers to the Company an Objection Notice pursuant to Section 2.1(b) and all disputed items set forth in such Objection Notice are resolved by the Company and Parent within the Resolution Period, then, in each case, no later than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent an updated closing statement (the “Closing Statement”) setting forth an updated (i) estimate of Available Cash (taking into account the agreed upon resolution of any disputed items, if applicable) and (ii) calculation of the Aggregate Merger Consideration based on the updated estimate of Available Cash. Unless Parent objects to the updated calculations of Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement in accordance with Section 2.1(d), such calculations shall be final, conclusive and binding on the Parties.

(d)               Parent may object to the Company’s calculations of Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement only if (x) the amount of Available Cash set forth in the Closing Statement exceeds the Available Cash Estimate by more than $100,000 or (y) the reason for Parent’s objection is that the calculation of Available Cash set forth in the Closing Statement was not either (i) consistent in all material respects with the estimated calculations of Available Cash and Aggregate Merger Consideration, each as agreed upon pursuant to Section 2.1(b) or Section 2.1(e), as applicable, or (ii) performed in accordance with the definition of “Available Cash” set forth in this Agreement, applied consistently with the Sample Calculation. Parent may object to the Company’s calculations of Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement by delivering to the Company, prior to the Closing Date, an Objection Notice setting forth the disputed items, including Parent’s calculation of the amounts in dispute and the reasons for Parent’s objection thereto in reasonable detail. If Parent does not deliver to the Company an Objection Notice pursuant to this Section 2.1(d), then the updated calculation of Available Cash and the Aggregate Merger Consideration set forth in the Closing Statement shall be final, conclusive and binding on the Parties. If Parent delivers to the Company an Objection Notice pursuant to this Section 2.1(d), then the Company and Parent will cooperate in good faith to resolve the disputed items set forth in such Objection Notice as promptly as practicable following Parent’s delivery of such Objection Notice (and in any event prior to the anticipated Closing Date) and agree on the amounts of Available Cash and the Estimated Aggregate Merger Consideration. If all disputed items set forth in such Objection Notice are resolved by the Company and Parent prior to the Closing Date, then, on or prior to Closing Date, the Company shall deliver to Parent a further updated Closing Statement setting forth an updated calculation of (i) Available Cash (taking into account the agreed upon resolution of any such disputed items) and (ii) the Aggregate Merger Consideration, and such updated calculations shall be final, conclusive and binding on the Parties.

(e)               If Parent delivers to the Company an Objection Notice (x) pursuant to Section 2.1(b) and the Company and Parent are unable to resolve any disputed items set forth therein within the Resolution Period or (y) pursuant to Section 2.1(d) and the Company and Parent are unable to resolve any disputed items set forth therein prior to the Closing Date, then, in each case, the Parties shall promptly (and in any event within two (2) Business Days) after the end of the Resolution Period or the delivery of an Objection Notice pursuant to Section 2.1(d), as applicable, submit such unresolved disputed items (each, a “Disputed Item”) to Squar Milner LLP or, if such firm is not available, a mutually acceptable nationally recognized accounting firm that has not provided material services to either the Company or Parent or any of their respective Affiliates in the preceding three (3) years (the “Independent Accountant”). The Parties shall instruct the Independent Accountant to render a decision with respect to the Disputed Items as soon as practicable (and in any event within ten (10) days) after the submission to it of the Disputed Items. Each of the Company and Parent shall make available to the Independent Accountant all information, records, data and working papers as may be reasonably requested by the Independent Accountant in connection with the resolution of the Disputed Items. The Independent Accountant shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of the Parties and not by independent investigation, regarding each of the Disputed Items and shall be instructed that its calculation (i) must be made in accordance with the definition of “Available Cash” set forth in this Agreement, applied consistently with the Sample Calculation, and (ii) with respect to each Disputed Item, must be within the range of values established for such amount as determined by reference to the values assigned to such amount by each of the Parties. Except to the extent a Disputed Item relates to any interpretation of Law or of the terms of this Agreement, the determination of the Independent Accountant concerning any Disputed Item shall be final, conclusive and binding on the Parties without further right of appeal. The cost of the Independent Accountant in connection with its services pursuant to this Section 2.1(e) shall be shared equally by the Company and Parent. For the avoidance of doubt, if any Disputed Item regarding the Available Cash is submitted to the Independent Accountant pursuant to this Section 2.1(e), the Parties will not proceed to consummate the Closing until such Disputed Items are resolved in accordance with this Section 2.1(e).

2.2              Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a)               Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (each, a “Share” and, collectively, the “Shares”) (excluding any Shares granted in the form of Unvested Company Restricted Stock Awards, which will be treated in accordance with Section 2.4) issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent (each, an “Excluded Share” and, collectively, “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest, payable in accordance with and in the manner set forth in Section 2.3, will cease to be outstanding, will be cancelled and will cease to exist as of the Effective Time, and each certificate formerly representing any Shares (other than Excluded Shares) (each, a “Stock Certificate”) and each book-entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book-Entry Share”) will thereafter represent only the right to receive the Merger Consideration, without interest.

(b)                Cancellation of Excluded Shares. Each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

(c)                Capital Stock of Merger Sub. All of the limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation.

For clarity, the obligations of the Company to issue and sell shares of Series A Preferred Stock at the closing of the Preferred Stock Offering immediately following the Effective Time shall survive the Closing and be an obligation of the Surviving Corporation.

2.3              Surrender of Shares.

(a)               Appointment of Paying Agent. Prior to the Closing, Parent and Merger Sub will appoint Broadridge Corporate Issuer Solutions, Inc. or, if such financial service company is not available, a nationally recognized financial service company or trust company that has not provided material services to either the Company or Parent or any of their respective Affiliates in the preceding three (3) years and is reasonably acceptable to the Company and Parent to serve as the paying agent (together with its successors and permitted assigns, the “Paying Agent”) in connection with the Merger and the other Transactions and will enter into an agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Parent, relating to the Paying Agent’s responsibilities with respect to this Agreement, including the payment of the Merger Consideration in accordance herewith (as it may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Paying Agent Agreement”).

(b)               Deposit of Merger Consideration. Pursuant to the Paying Agent Agreement, at or prior to the Closing, Parent will deposit, or will cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, cash in U.S. dollars in an amount equal to the Aggregate Merger Consideration, as finally determined pursuant to Section 2.1(c) or Section 2.1(d), as the case may be (all cash deposited with the Paying Agent pursuant to this Section 2.3(b) being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose other than the purposes expressly provided for in this Agreement. Any such investment, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion. Any interest and other income resulting from investment of the Payment Fund will be a part of the Payment Fund. Subject to Section 2.3(e) (Termination of Payment Fund), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the Merger Consideration as provided under Section 2.2(a). No investment losses resulting from investment of the Payment Fund will diminish the rights of any holder of Shares immediately prior to the Effective Time to receive the Merger Consideration as provided herein.

(c)                Procedures for Surrender.

(i)                 Promptly after the Effective Time, and in any event within two (2) Business Days thereafter, Parent will cause the Paying Agent to mail to each holder of record of Shares or, in the case of “street-holders,” deliver to The Depository Trust Company (“DTC”) (in each case, other than holders of Excluded Shares) immediately prior to the Effective Time: (A) a letter of transmittal (the “Letter of Transmittal”), in customary form, specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 2.3(f)) or transfer of the Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), and (B) instructions for effecting the surrender of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 2.3(f)) or the Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate amount of Merger Consideration that such holder is entitled to pursuant to the terms of this Agreement, such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree.

(ii)                Upon surrender to the Paying Agent of a Stock Certificate (or affidavits of loss in lieu of the Stock Certificates, as provided in Section 2.3(f)) or Book-Entry Shares, together with, in the case of Stock Certificates, the Letter of Transmittal, duly executed, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Paying Agent and required presentation by DTC, and such other documents as may be reasonably required by the Paying Agent, the holder of such Stock Certificates or Book-Entry Shares will be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to pay and deliver to each such holder, as promptly as practicable, a check or wire transfer of immediately available funds in the amount of cash that such holder has the right to receive pursuant to Section 2.2(a). Notwithstanding the forgoing, if a holder of not less than 24,000 Shares properly delivers to the Paying Agent a Stock Certificate (or affidavits of loss in lieu of the Stock Certificates, as provided in Section 2.3(f)) or Book-Entry Shares, together with, in the case of Stock Certificates, the Letter of Transmittal, duly executed, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Paying Agent and required presentation by DTC, in each case, at least five (5) Business Days prior to the Closing Date, the Paying Agent will, and Parent will cause the Paying Agent to, pay and deliver to each such holder the amounts due to such holders pursuant to this Section 2.3(c) not later than one (1) Business Day following the Closing Date.

(iii)               No interest will be paid or accrued on any amount payable upon surrender of the Shares.

(iv)               In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the stock transfer books of the Company, a check for any cash to be paid upon due surrender of the Stock Certificate may be issued to such transferee if the Stock Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company immediately prior to the Effective Time.

(v)                Parent will pay all charges and expenses, including those of the Paying Agent, in connection with the surrender of Stock Certificates and Book-Entry Shares in exchange for the Merger Consideration.

(d)               Transfers. From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Stock Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, such Stock Certificates or Book-Entry Shares will be cancelled and exchanged for the amount of cash that the holder thereof has the right to receive therefor pursuant to Section 2.2(a), in accordance with the procedures set forth in Section 2.3(c)(ii).

(e)               Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Stock Certificates and Book-Entry Shares by the twelve (12)-month anniversary of the Effective Time will be delivered to Parent or the Surviving Corporation upon demand by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II will thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 2.3(f)) or transfer of the Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. If any Stock Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the time that such Stock Certificates or Book-Entry Shares would escheat to, or become the property of, any Governmental Authority, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate will have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, (ii) the delivery to the Paying Agent of a letter of instruction, in form and substance reasonably acceptable to Paying Agent, directing Paying Agent to accept such Persons payment instructions based on the facts stated in such affidavit, and (iii) the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be reasonably required by Parent to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Stock Certificate, then the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Stock Certificate multiplied by (y) the Merger Consideration.

2.4              Treatment and Payment of Company Equity Awards.

(a)               Treatment of Unvested Company Restricted Stock Awards. At the Effective Time, each Unvested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will become immediately and fully vested, all restrictions thereon will lapse and such Unvested Company Restricted Stock Award will be automatically converted into the right to receive an amount in cash (without interest thereon) equal to the product of (x) the total number of Shares subject to such Unvested Company Restricted Stock Award (for the avoidance of doubt, excluding any Shares receiving payment pursuant to Section 2.3) and (y) the Merger Consideration, subject to applicable withholding of Taxes in accordance with Section 2.7, which amount shall be payable in accordance with Section 2.4(b).

(b)               Payment Procedures. Payments to holders in respect of Unvested Company Restricted Stock Awards will be paid through the Company’s or the Surviving Corporation’s payroll system, as soon as reasonably practicable (but in any event no later than five (5) Business Days) after the Effective Time. Promptly after the Effective Time, Parent and Merger Sub will cause the Paying Agent to transfer to the Surviving Corporation an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(c)               Corporate Actions. At or prior to the Effective Time, the Company will take all such lawful actions as may be necessary to (i) give effect to the treatment of the Unvested Company Restricted Stock Awards in accordance with this Section 2.4 and (ii) cause the Company Stock Plan to be terminated effective at or prior to the Effective Time.

2.5             Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, in the event that, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares will have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, the Merger Consideration will be ratably adjusted to reflect fully the effect of any such change; provided, however, that nothing in this Section 2.5 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.6             No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights will be available with respect to the Merger or the other Transactions, including any remedy under Section 3-201 et seq. of the MGCL.

2.7             Withholding. Each of Parent and, as applicable, the Company or the Surviving Corporation shall deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares (including any Unvested Company Restricted Stock Awards) such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any applicable Law (“Applicable Withholding Taxes”); provided, however, that, prior to making any such deduction or withholding, the applicable withholding agent shall provide advance notice to the affected recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding Tax. To the extent any amounts are deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes under this Agreement, except for Section 8.11, as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company Reports filed or furnished with the SEC after January 1, 2019 and prior to the date of this Agreement (excluding, in each case, any disclosures under the headings “Risk Factors” that do not constitute statements of fact, or disclosures in any “Forward-Looking Statements” disclaimers to the extent that such statements are cautionary, predictive or forward looking in nature) and to the extent the relevance of such disclosure is readily apparent on its face without the need to examine or understand any underlying document or information (provided that this clause (a) shall not apply to the Company’s representations and warranties in Section 3.2(a)), or (b) in the Company’s Disclosure Schedule (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent the relevance of such item to such other section or subsection is readily apparent on the face of such disclosure without the need to examine or understand any underlying document or information), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1             Organization, Good Standing, and Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, other than, with respect to only the Subsidiaries, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and as presently anticipated to be conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than any failure to be in good standing or qualified or to have such power or authority, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended through the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in default or violation of any term, condition or provision of its Organizational Documents. None of the Subsidiaries of the Company is in default or violation of any term, condition or provision of its Organizational Documents.

3.2              Capital Structure.

(a)               The authorized capital stock of the Company consists of 100,000,000 Shares and 25,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Shares”). At the close of business on August 30, 2019 (the “Capitalization Date”), (i) 11,038,737 Shares were issued and outstanding (of which 318,750 Shares were subject to Unvested Company Restricted Stock Awards), (ii) no Company Options were outstanding and (iii) no Preferred Shares were outstanding. At the close of business on the Capitalization Date, no Shares or Preferred Shares were reserved by the Company for issuance other than 1,021,060 Shares reserved for issuance under the Company Stock Plan. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable. All Shares reserved for issuance shall be, when issued in accordance with the terms and conditions of the applicable instrument pursuant to which they are issuable, duly authorized, validly issued, fully paid, and nonassessable.

(b)               All of the outstanding shares of capital stock of each of the Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All of the outstanding shares of capital stock or other voting securities of each of the Subsidiaries are owned free and clear of any Lien.

(c)               Except (i) as set forth in this Section 3.2 and (ii) for the authorization and issuance of the Series A Preferred Stock in accordance with Section 5.19, there are no outstanding shares of capital stock of, or other equity or other interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, or rights of any kind that obligate, or with the passage of time may obligate, the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company’s right to subscribe for or acquire securities of a Subsidiary) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Shares or other outstanding securities of the Company or any of its Subsidiaries. To the Knowledge of the Company, no Shares are held by any of its Subsidiaries.

(d)               Since the close of business on the Capitalization Date through the date of this Agreement, (i) no Shares have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards and the Company Stock Plan or the issuance of the Series A Preferred Stock in accordance with Section 5.19, and (ii) no Company Options or other Company Equity Awards have been granted.

(e)               Except as set forth in this Section 3.2, the Company does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or other securities convertible into or exercisable for equity securities having the right to vote) with the Stockholders on any matter or the right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries.

(f)                Section 3.2(f) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, all outstanding Company Equity Awards, including the number of Shares covered by or subject to the award, the holder, date of grant, vesting schedule and, where applicable, the exercise price and term of such award. Each outstanding Company Equity Award was granted in compliance with applicable Laws and the terms and conditions of the Company Stock Plan and does not trigger liability for the holder thereof under Section 409A of the Code.

(g)               Section 3.2(g) of the Company Disclosure Schedule sets forth as of the date of this Agreement: (i) each Subsidiary of the Company, the percentage of ownership interest held, directly or indirectly, by the Company in each such Subsidiary, the jurisdiction of incorporation or formation of each such Subsidiary, and, to the Knowledge of the Company, the name(s) of and percentage of ownership interest of any other Person in each such Subsidiary (if applicable), and (ii) any capital stock, equity interest or other ownership interest of the Company or any of its Subsidiaries in any other Person, together with the jurisdiction of incorporation or formation of each such other Person.

(h)               Other than pursuant to the Organizational Documents of the Company or any of its Subsidiaries and the Support Agreement, the Company is not a party to or bound by, any Contracts concerning the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

3.3              Corporate Authority; Approval.

(a)               The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, subject only to approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Stockholder Vote”), the filing of the Articles of Merger pursuant to Section 1.3, the filing of the Certificate of Notice pursuant to Section 5.17(a) and the filing of the Articles Supplementary with respect to the Series A Preferred Stock, to consummate the Merger and the other Transactions. With respect to the Company, the Requisite Stockholder Vote is the only vote of holders of capital stock (or securities or other rights of any kind convertible or exchangeable into capital stock) of the Company required to approve the Merger, including the amendment of the Charter to be effected as part of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)               The Company Board, at a duly held meeting, has approved resolutions that (i) authorized the execution and delivery of this Agreement, (ii) declared the Merger and the other Transactions (other than the Preferred Stock Offering, which will be authorized in accordance with Section 5.19) are advisable, in the best interests of the Company and the Stockholders, and in accordance with the MGCL, (iii) directed that the Merger be submitted for consideration by the Stockholders and (iv) subject to Section 5.4(d), resolved to recommend that the Stockholders approve the Merger in accordance with the terms of this Agreement (collectively, the “Company Recommendation”). Such resolutions remain in full force and effect and have not been subsequently rescinded, amended or withdrawn as of the date of this Agreement.

3.4              Governmental Filings; No Violations.

(a)               The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) the Company Stockholder Approval and the filing of the Articles of Merger pursuant to Section 1.3 under the MGCL, (ii) the filing with the SEC of the Information Statement and other compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) with respect to the Preferred Stock Offering, the filing by the Surviving Corporation of a Form D, “Notice of Exempt Offering of Securities,” in compliance with the applicable requirements of Regulation D promulgated under the Securities Act, (iv) the filing with the SDAT of the Certificate of Notice pursuant to Section 5.17(a), (v) the filing with the SDAT of the Articles Supplementary with respect to the Series A Preferred Stock, (vi) filings required by any applicable state “blue sky” Laws, (vi) compliance with any applicable rules of the Nasdaq Capital Markets (“Nasdaq”), or (viii) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification has not impaired or delayed, and would not reasonably be expected to impair or delay, in any material respect beyond the Outside Date the Company’s ability to consummate the Merger and the other Transactions.

(b)               The execution, delivery, and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions by the Company will not, (i) result in a breach or violation of the Organizational Documents of the Company or any of the Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.4(a) and obtaining the Company Stockholder Approval, result in a breach or violation of any Law to which the Company or any of its Subsidiaries is subject, or (iii) require any notice, consent or approval under, result in any breach of any obligation or material increase in any cost or obligation of the Company or any of its Subsidiaries under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) of any material right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled or result in the creation of a Lien on any material property or asset of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to any agreement, lease, license, contract, note, bond, debt instrument, mortgage, indenture, permit, arrangement or other obligation (each, whether written or oral and including any amendments or modifications thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party.

3.5              Company Reports; Financial Statements.

(a)               The Company has filed or furnished (as applicable) on a timely basis all forms, statements, schedules, registration statements, prospectuses, certifications, reports, and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), since December 31, 2015 (the “Applicable Date”) (the forms, exhibits, statements, reports, documents and financial statements (including the Company Financial Statements), and all information incorporated therein by reference to other documents filed with SEC) filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, collectively, the “Company Reports”). No Subsidiary of the Company is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)               Each Company Report (i) at the time it was filed (or, in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the applicable requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report; and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff in respect of the Company Reports.

(c)               Each of the audited consolidated financial statements of the Company and its consolidated Subsidiaries and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including, in each case, all related notes or schedules) included in, or incorporated by reference into, the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis in all material respects during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate).

(d)               As of the date hereof, except (i) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2018 (the “Company Balance Sheet”) (or the notes thereto) included in the Company Reports; (ii) for liabilities and obligations incurred in accordance with this Agreement; (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since December 31, 2018; (iv) for liabilities and obligations that have been discharged or paid in full; (v) for liabilities and obligations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (vi) as set forth on Section 3.5(d) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(e)               Each of the principal executive officer of the Company and the principal financial officer of the Company has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company Reports. Since January 1, 2018 through the date hereof, subject to any applicable grace periods, the Company and each of its officers and directors have been and are in all material respects in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)               The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied consistently with past practice; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)               As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company or (B) off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company Reports.

3.6              Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement will, at the time it (or any amendment or supplement thereto) is first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, at the time it is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

3.7              Absence of Certain Changes. From December 31, 2018 to the date of this Agreement, (a) there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) each of the Company and its Subsidiaries has conducted its respective business in all material respects in the Ordinary Course of Business and (c) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1 if it were taken after the date of this Agreement and prior to the Effective Time.

3.8              Litigation. As of the date hereof, (a) there is not currently any material Action before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets, including any Company Property, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding material judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority.

3.9              ERISA Matters; Employee Benefits.

(a)               Section 3.9(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies, to the extent applicable, of (i) the documents evidencing such plan, including all amendments, or, if not written, a summary of all material terms; (ii) the most recent summary plan description; (iii) the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”); (iv) the Form 5500s and attachments thereto for the two (2) most recent plan years; and (v) all material non-routine correspondence with any Governmental Authority with respect to such plan in the preceding two (2) years. For purposes of this Agreement, “Company Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) or any other employment, consulting, independent contractor, bonus, commission, incentive compensation, pension, retirement, deferred compensation, equity or equity-based compensation, severance, termination pay, retention, change in control, disability, death benefit, vacation or other paid time-off, fringe benefit or similar plan, program, policy, arrangement, Contract or understanding, and in each case that is currently sponsored or maintained, or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or potential liability. No Company Benefit Plan is subject to the Laws of any jurisdiction other than the United States.

(b)               No Company Benefit Plan is a plan that is intended to be “qualified” under Section 401(a) of the Code nor has the Company sponsored, maintained, or had any Liability relating to any such plan. No Company Benefit Plan is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) nor has the Company sponsored, maintained, or had any Liability relating to any such plan.

(c)               No Company Benefit Plan, and neither the Company nor any of its ERISA Affiliates has established, maintained, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any Liability under a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code. No Company Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d)               Except as set forth on Section 3.9(d) of the Company Disclosure Schedule, no current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries is entitled to receive, any health, medical, disability, life insurance or other welfare benefits after retirement or other termination of employment or service other than for continuation coverage required under Section 4980B of the Code or other applicable Law. To the extent that the Company or any of its Subsidiaries sponsors such a Company Benefit Plan, the Company or its applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment health, medical, disability, life insurance or other welfare benefits to any Person.

(e)               With respect to each Company Benefit Plan (including any related trusts): (i) each has been established, operated and administered in compliance with its terms and is in compliance with ERISA (if applicable), the Code and all other applicable Laws, in all material respects; (ii) no material actions, suits, claims or disputes are pending (except with respect to routine claims for benefits) or, to the Knowledge of the Company, threatened; and (iii) no material audits, inquiries, reviews, proceedings, claims or demands are pending with any Governmental Authority.

(f)                Except as expressly provided in this Agreement or set forth on Section 3.9(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (including the forgiveness of any indebtedness or severance); (ii) increase the amount or value of any benefit or compensation otherwise payable or provided to any such employee, director, consultant or independent contractor (including any material increase in severance pay); (iii) accelerate the time of payment or vesting of any amounts due to any such employee, director, consultant or independent contractor; (iv) directly or indirectly result in or require the transfer or set aside of any assets to fund any compensation or benefits; (v) limit, restrict or prohibit the Company (or the applicable Subsidiary) from merging, transferring assets, amending or terminating any Company Benefit Plan or (vi) will be the direct or indirect cause of any amount paid or payable by the Company (excluding any amounts that become payable as a result of action by Parent or its affiliates post Effective Time) being classified as an excess parachute payment under Section 280G of the Code. No current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries is entitled to a gross-up, indemnification, reimbursement or other payment for any excise Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G.

(g)               All contributions and/or premiums and/or other amounts required to be made to any Company Benefit Plan in respect of current or prior plan years have in all material respects been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have in all material respects been fully reflected on the financial statements set forth in the Company Reports to the extent required by GAAP.

3.10          Compliance with Laws. Since the Applicable Date, (a) the business of the Company and each of its Subsidiaries has been conducted in compliance with all applicable Laws, including any Laws applicable to the ownership or operation of the Company’s and its Subsidiaries’ respective properties or assets, except where the failure to so comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (b) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that a Governmental Authority is investigating, inquiring into or otherwise reviewing any actual or potential material violation of any Laws by the Company or any of its Subsidiaries.

3.11          Permits. The Company and each of its Subsidiaries has all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities necessary for the Company and each Subsidiary to own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses as they are being conducted as of the date hereof (collectively, the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, (a) the business of the Company and each of its Subsidiaries has at all times maintained and been in compliance with all Company Permits required to conduct their businesses as now being conducted; (b) there have been no breaches, violations of, or defaults under any such Company Permits by the Company or any of its Subsidiaries; and (c) each such Company Permit is and has been in full force and effect and no modification nor any termination, cancellation, revocation, suspension or non-renewal of any such Company Permit is pending or, to the Knowledge of the Company, threatened, except, with respect to any of the foregoing described in clause (a), (b) or (c) above, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.12          Material Contracts.

(a)               Except for this Agreement, Section 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any their respective properties or assets are bound (each, a “Material Contract”):

(i)                 each Contract that is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act (but, for the avoidance of doubt, not including any Company Benefit Plan);

(ii)              each Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area or contains any covenant granting “most favored nation” status;

(iii)            each Contract (A) pursuant to which Indebtedness of the Company or any of its Subsidiaries in an amount in excess of $100,000 is outstanding or may be incurred by its terms or (B) that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract related to a hedging transaction;

(iv)             each Contract relating to the formation, creation, operation, management or control of any partnership or joint venture or the ownership of any material equity interest in any entity or business enterprise (other than any of the Company’s Subsidiaries);

(v)               each Contract between the Company or any of its Subsidiaries, on the one hand, and (A) any present executive officer or director of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, any record or beneficial owner of more than 5% of the Shares outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries), on the other hand;

(vi)             each Contract that (A) relates to the acquisition or disposition by the Company or any of its Subsidiaries of any real estate assets or properties (whether by stock sale, asset sale, merger or otherwise) for aggregate consideration in excess of $100,000 that has not been performed in full as of the date hereof, (B) includes an “earnout” or other contingent, deferred or fixed payment obligation of the Company or any of its Subsidiaries in excess of $100,000 that has not been paid in full as of the date hereof, (C) requires, or grants, any unexpired option, right of first offer, right of first negotiation or right of first refusal to, the Company or any of its Subsidiaries to acquire real estate assets or properties for consideration in excess of $100,000, or (D) permits, or gives, any Person any unexpired option, right of first offer, right of first negotiation, right of first refusal or other similar right with respect to the purchase of any Company Owned Property or material asset of the Company or any of its Subsidiaries or any portion thereof or otherwise obligates the Company or any of its Subsidiaries to sell or otherwise dispose of any Company Owned Property;

(vii)          each Contract that involves any pending or contemplated merger, consolidation, sale, lease or license of any Company Owned Property or other material assets of the Company or any of its Subsidiaries, or similar business combination transaction;

(viii)        each Contract (or series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by or to the Company and its Subsidiaries, as the case may be, of amounts in excess of $100,000, which Contract is not terminable by either party on less than 365 days’ written notice without material penalty;

(ix)             each Contract between the Company or any of its Subsidiaries and any third-party service provider with respect to the management of any Company Owned Property (each, a “Property Management Contract”);

(x)               each Contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers or employees of the Company or any of its Subsidiaries, other than the Organizational Documents of the Company or any of its Subsidiaries;

(xi)             each Contract that is a settlement, conciliation or similar agreement that imposes any material monetary or non-monetary obligations upon the Company or any of its Subsidiaries after the date of this Agreement;

(xii)          each Contract that contains restrictions on the ability of the Company or any of its Subsidiaries to pay dividends or other distributions (other than pursuant to the Organizational Documents of the Company and any of its Subsidiaries or in connection with the Existing Loan Agreements);

(xiii)        each Contract with a Governmental Authority (including agreements with Fannie Mae or Freddie Mac);

(xiv)         each Contract that contains covenants expressly limiting, in any material respect, the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or properties (other than cash) or business of the Company or any of its Subsidiaries;

(xv)           each Contract that constitutes a loan to any Person by the Company or any of its Subsidiaries (other than receivables in the Ordinary Course of Business or advances made pursuant to and expressly disclosed in any Tenant Lease) in an aggregate amount in excess of $50,000;

(xvi)         each Contract pursuant to which Intellectual Property material to the operations of the Company and its Subsidiaries, taken as a whole, is licensed to the Company or any of its Subsidiaries by any third party (other than commercially available software or software services) or is licensed by the Company or any of its Subsidiaries to any third party (other than non-exclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of Business which do not contain any material restriction on the use or exploitation of any Intellectual Property by the Company or any of its Subsidiaries); and

(xvii)      each Contract that is with any investment banker, accountant, outside legal counsel or other professional advisor.

(b)               The Company has made available to Parent correct and complete copies of all written Material Contracts required to be listed in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(c)               Each Material Contract (i) is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exception, and (ii) is in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms or is terminated in accordance with the terms thereof (as in effect as of the date hereof) after the date hereof.

(d)               (i) The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it under such Material Contract prior to the date hereof, (ii) neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no other party thereto, is (or, with or without notice or lapse of time, would be) in default under or breach of the terms of any Material Contract in any material respect, (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Material Contract and (iv) none of the Company or any of its Subsidiaries has received written notice of termination under any Material Contract, and, to the Knowledge of the Company, no party to any Material Contract has threatened to cancel any Material Contract.

3.13          Takeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties, the Company Board has taken all action necessary to exempt this Agreement and the Merger and the other Transactions from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws and, to the extent in effect, the limitations on transfer and ownership set forth in the Organizational Documents of the Company. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. No dissenters’, appraisal or similar rights are available to the holders of the Shares with respect to the Merger or the other Transactions.

3.14          Real Property.

(a)               Section 3.14(a)(i) of the Company Disclosure Schedule sets forth all of the real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (each, a “Company Owned Property” and, collectively, the “Company Owned Properties”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one or more of its Subsidiaries owns fee simple title to each of the Company Owned Properties identified in Section 3.14(a)(i) of the Company Disclosure Schedule and (ii) each Company Owned Property is owned by the Company or one or more of its Subsidiaries free and clear of all Liens, except for Permitted Liens. Section 3.14(a)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of each material real property that, as of the date of this Agreement, is under Contract for purchase by the Company or any of its Subsidiaries.

(b)               Section 3.14(b) of the Company Disclosure Schedule sets forth all material real properties leased or subleased (for the avoidance of doubt, as lessee or sublessee) by the Company or any of its Subsidiaries as of the date of this Agreement (each, a “Company Lease” and, together with the Company Owned Properties, the “Company Property”). The Company has made available to Parent a correct and complete copy of each Company Lease and all amendments and other modifications thereto, in each case, as in effect as of the date hereof. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except, in each case, as enforceability may be limited by the Bankruptcy and Equity Exception, and (ii) neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party is, in breach or violation of, or default under, any Company Lease. Section 3.14(b) of the Company Disclosure Schedule sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is required under a binding Contract to be leased or subleased by the Company or any of its Subsidiaries where possession commences after the date of this Agreement.

(c)               Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the easements or other similar rights that are necessary to permit the current use of the buildings and improvements on any of the Company Owned Properties or that are necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Owned Properties are in full force and effect, (ii) the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), and (iii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens. Section 3.14(c) of the Company Disclosure Schedule sets forth all leased personal property of the Company or any of its Subsidiaries with monthly lease obligations as of the date hereof in excess of $10,000 and that are not terminable upon thirty (30) days’ notice.

(d)               The Company has made available to Parent the most current policy of title insurance (each, a “Company Title Insurance Policy”) insuring, or a valid marked-up title commitment (each, a “Company Title Insurance Commitment”) pursuant to which the title insurance company has committed to issue a policy of title insurance that will insure, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Subsidiary with respect to each Company Owned Property and/or held by any lender with respect to any Company Owned Property. To the Knowledge of the Company, all such Company Title Insurance Policies and Company Title Insurance Commitments are, as of the date of this Agreement, in full force and effect, and no material claim has been made against any Company Title Insurance Policy that is outstanding as of the date of this Agreement. No material written claim has been made against any Company Title Insurance Policy.

(e)               The Company has made available to Parent a schedule identifying, as of August 30, 2019, each lease, sublease or other right of occupancy to which the Company or any of its Subsidiaries is a party as landlord with respect to each Company Owned Property (such leases, subleases or other rights of occupancy, together with all amendments and other modifications thereto, collectively, the “Tenant Leases”) and specifying, for each such Tenant Lease, the name of the tenant, rent, security and other deposits, lease move-in date and lease expiration date (such information, the “Rent Roll”). The Rent Roll is accurate and complete in all material respects. Except with respect to, and in accordance with the terms of, the Property Management Contracts, as of the date hereof, (i) no material commission, fee or other compensation (“Leasing Costs”) is currently payable by the Company or any of its Subsidiaries to any broker with respect to any Tenant Lease, and (ii) except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there are no existing Contracts pertaining to material Leasing Costs in connection with new Tenant Leases, or renewals or extensions of existing Tenant Leases. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, as of the date set forth therein, there were no prepaid rents or any currently existing rent concessions or setoffs, nor is any tenant under any Tenant Lease entitled to a rent concession for any period subsequent to the Closing Date, nor has the Company or any of its Subsidiaries received any written notice from any such tenant asserting any defense, setoff or counterclaim in connection with any Tenant Lease which remains unresolved, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Prior to the date hereof, the Company has provided Parent true, complete and correct copies of its standard form of Tenant Lease for each applicable Company Owned Property. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, as of the date set forth therein, (i) there were no unpaid Leasing Costs under the Tenant Leases and (ii) neither the Company nor any of its Subsidiaries received written notice of any default under any Tenant Lease, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)                Neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Owned Properties or (ii) any applicable Law, including any zoning regulation or ordinance, board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation, has been violated in respect of any Company Owned Property, except, in the case of clause (ii) above, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There has not occurred any unrepaired Casualty with respect to any Company Owned Property that would reasonably be in excess of $100,000 in the aggregate.

(g)               There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Owned Property or any portion thereof or interest therein, and to the Knowledge of the Company, there are no other outstanding rights or Contracts to enter into any Contract for sale, ground lease or letter of intent to sell or ground lease any Company Owned Property or any portion thereof or interest therein, which, in each case, is in favor of any party other than the Company or any of its Subsidiaries.

(h)               No contractual or donative commitments relating to any Company Owned Property has been made by, for or on behalf of any of the Company or any of its Subsidiaries to any Governmental Authority, which would impose any material obligation upon the Company or any of its Subsidiaries to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off a Company Owned Property.

(i)                 Except as set forth in Section 3.14(i) of the Company Disclosure Schedule, as of the date set forth therein, there were no notices to the Company from homeowner associations or local governmental jurisdictions applicable to the Company Owned Property claiming any delinquencies, repair or maintenance violations or violations of building codes, CCRs or HOA regulations that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)                 The Company is not in violation of fair housing laws, ADA requirements, building codes or other federal, state or local laws governing the rental of residential properties that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)               To the Knowledge of the Company, none of the Company Owned Property is subject to rent control ordinances.

(l)                 To the Knowledge of the Company, all rents and other receipts with respect to the Company Owned Property that are collected by third party property managers are deposited directly into bank accounts that are for the benefit of the Company or its Subsidiaries, and monthly reports showing all deposits into and withdrawals from such bank accounts have been timely provided to the Company or its Subsidiaries, as applicable.

(m)             Except as set forth in Section 3.14(m) of the Company Disclosure Schedule, as of the date set forth therein, for all Company Owned Property for which the Company accepts Section 8 housing vouchers as partial payment of rent, to the Knowledge of the Company, the Company was in compliance in all material respects with all conditions, requirements and regulations of Section 8 of the Housing Act of 1937, HUD and the public housing agencies that administer the Section 8 voucher program with respect to Section 8 housing units owned by the Company.

3.15          Environmental Matters.

(a)               The Company and each of its Subsidiaries are, and have been since the Applicable Date, in compliance in all material respects with all Environmental Laws applicable to the operation of its business.

(b)               Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation from any Governmental Authority concerning any violation or alleged violation of or liability under any applicable Environmental Law or with respect to any release of Hazardous Substances, and to the Knowledge of the Company, none of the Company or any of its Subsidiaries is subject to any investigation by a Governmental Authority with respect to such matters, except for matters that have been fully resolved with no further obligations or are no longer outstanding.

(c)               There are no Orders or Actions pending or, to the Knowledge of the Company, threatened in writing involving any Company Property and concerning compliance by the Company or any of its Subsidiaries with any Environmental Law, except for matters that have been fully resolved with no further obligations or are no longer outstanding.

(d)               Neither the Company nor any of its Subsidiaries has entered into or agreed to any material consent decree or order or is subject to any material judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Company Permits relating to Hazardous Substances or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and no material investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law.

(e)               Neither the Company nor any of its Subsidiaries has assumed, by Contract or, to the Knowledge of the Company, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted material claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(f)                Neither the Company nor any of its Subsidiaries has caused, and to the Knowledge of the Company, no Person has caused with respect to any Company Owned Property, any release of a Hazardous Substance that could be the basis of material liability to the Company or any of its Subsidiaries or that would be required to be investigated or remediated by the Company or any of its Subsidiaries under any Environmental Law.

(g)               There is no site to which the Company or any of its Subsidiaries has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of the Company, is or may become the subject of any material Action under Environmental Law.

3.16          Taxes.

(a)               Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has prepared and timely filed (taking in account extensions validly obtained) all federal income Tax Returns and all other material Tax Returns that are required to be filed, and all such filed Tax Returns are true, accurate and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes required to be paid by them (whether or not shown on any Tax Return), other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and, in each case, which have been adequately reserved for in accordance with GAAP. The Company has delivered to Parent true, correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and any of the Subsidiaries for each Taxable period for which the statute of limitations has not expired. The Company has made available to Parent copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(b)               The Company (i) upon the filing of its U.S. federal income tax return on 2018 Form 1120-REIT for its taxable year beginning January 1, 2018 and ending December 31, 2018, will have been subject to taxation for such year as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such year (other than such filing, which will occur on or before October 15, 2019); (ii) has operated since January 1, 2019 and will continue to operate until the Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT, including distributing any net capital gain and REIT taxable income earned prior to the Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent) and assuming that the Company makes distributions of net capital gain and REIT taxable income earned after the Effective Time for its calendar year ending December 31, 2019 sufficient to meet the requirements of Section 857(a)(1) of the Code and otherwise satisfies the requirements for qualification as a REIT during the remainder of the 2019 tax year occurring after the Effective Time; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened. No entity in which Company owns an interest is a corporation for U.S. federal income tax purposes, other than a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a REIT. Section 3.16(b) of the Company Disclosure Schedule sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary owned directly or indirectly by the Company, and each Subsidiary not so set forth and identified in Section 3.16(b) of the Company Disclosure Schedule is and has been since its formation classified as a partnership or entity disregarded as separate from Company or a Subsidiary for U.S. federal income tax purposes and not as a corporation or an association taxable as a corporation. Taking into account all distributions to be made by the Company prior to the Effective Time, the Company will have distributed cash to the Stockholders for the portion of its taxable year that includes the Closing Date ending at the Effective Time that is no less than the Company’s REIT taxable income and net capital gain through the Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent); and the Company will not be subject to Tax including under Section 857(b) or 4981 of the Code in respect of such portion of the taxable year.

(c)               Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and all Taxes that it is obligated to withhold from amounts owing to any employee, contractor, creditor or third party have been fully and timely paid or properly accrued.

(d)               The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and any of the Subsidiaries for periods (or portions of periods through December 31, 2018. Neither the Company nor any of the Subsidiaries has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business consistent with past practice following December 31, 2018.

(e)               The Company and its Subsidiaries have held the assets as an investment with the intent to hold for a long-term period and derive profits from capital appreciation and rental income, and not for sale to customers in the ordinary course of business.

(f)                Beginning with its taxable year ended December 31, 2018, (i) the Company and the Subsidiaries have not incurred any liability for material Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) which have not been previously paid and shall not incur any such liability (based on reasonable estimated agreed to in writing by the Company and Parent) for such Taxes for the portion of the taxable year that includes the Closing Date ending at the Effective Time, and (ii) neither the Company nor any Subsidiary has incurred any material liability for Taxes other than (A) in the Ordinary Course of Business, or (B) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Company or the Subsidiaries.

(g)               Beginning with its taxable year ended December 31, 2018, neither the Company nor any Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code.

(h)               Neither Company nor any of the Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation that arose in any non-REIT year within the meaning of Section 857 of the Code, other than earnings and profits that were distributed prior to the end of the Company’s tax year in which they were acquired by the Company or its Subsidiaries.

(i)                 There is currently no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Authority of which the Company has received notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency, and there has not been a request by a Governmental Authority to execute such a waiver or extension.

(j)                 Neither the Company nor any Subsidiary has requested or has received any ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k)               No claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns such that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(l)                 Neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any Tax sharing, allocation, indemnity or similar Contract (other than (x) an agreement exclusively between or among the Company and its Subsidiaries or among the Subsidiaries or (y) written commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which do not relate to Taxes) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated or unitary Tax group (other than a group the common parent of which was the Company or its predecessor or any of its Subsidiaries), or (iii) has any liability for the payment of any Tax imposed on any person (other than the Company or its predecessor or any of its Subsidiaries) under Treasury Regulations 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(m)             Neither the Company nor any of its Subsidiaries participates or has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n)               Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (or, in each case, a “predecessor” or “successor” thereof within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)               Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other Contract with a Governmental Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Authority.

(p)               Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business, or (iv) any election under Section 108(i) of the Code.

3.17          Intellectual Property.

(a)               Section 3.17(a) of the Company Disclosure Schedule contains a list of all material Registered Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement, indicating for each item the registration or application number and the applicable filing jurisdiction (or applicable registrar in the case of Internet domain names).

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                 the Company or one or more of its Subsidiaries owns or otherwise has the right to use all Intellectual Property necessary to the operation of its business as currently conducted;

(ii)              neither the Company nor any of its Subsidiaries has received any written claim alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any third party;

(iii)            the use of Company Owned Intellectual Property and, to the Knowledge of the Company, Company Licensed Intellectual Property, in the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party;

(iv)             to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property;

(v)               the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use; and

(vi)             the Company’s and its Subsidiaries’ IT Assets operate and perform as required by the Company or its Subsidiaries in connection with their business as currently conducted and have not had a material breach of security or materially malfunctioned or failed since the Applicable Date.

(c)               Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, for the past three (3) years, each of the Company and its Subsidiaries has abided all applicable Laws and contractual obligations concerning the collection, dissemination, storage and use of Personal Information. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to the collection, use, storage, processing, transfer, disclosure, or protection of Personal Information.

3.18          Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies (other than policies of title insurance) maintained by the Company or any of its Subsidiaries as of the date of this Agreement (each, a “Company Insurance Policy” and, collectively, the “Company Insurance Policies”). Each Company Insurance Policy is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all Company Insurance Policies are in full force and effect, (b) no written notice of cancellation has been received with respect to any Company Insurance Policy, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the Company Insurance Policies, and (d) all premiums due with respect to all Company Insurance Policies have been paid. There is no material claim pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and there has been no threatened termination of, or material premium increase with respect to, any Company Insurance Policy.

3.19          Labor Relations.

(a)               As of the date of this Agreement and for the past five (5) years, neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or other Contract with a labor union or like organization, and, to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b)               As of the date of this Agreement and for the past five (5) years, (i) there is no strike, slowdown, lockout, work stoppage, job action, picketing, unfair labor practice or other labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or, to the Knowledge of the Company, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries.

(c)               Each of the Company and its Subsidiaries is and at all times has been: (i) in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, worker classification (including overtime exemption classification and independent contractor classification), Tax withholding, prohibited discrimination, equal employment, fair employment practices, leave of absence requirements, privacy right, meal and rest periods, immigration status, and occupational safety and health; (ii) have not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied; (iii) withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iv) is not liable for any material arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.20          Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of the Company’s financial advisor, RBC Capital Markets, LLC (“RBC Capital Markets”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, and other matters set forth therein, the consideration to be received in the Merger by the holders of Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. The Company will provide a copy of such opinion to Parent, solely for informational purposes, promptly after receipt thereof by the Company.

3.21          Brokers and Finders. Other than RBC Capital Markets, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or any other Transactions based upon arrangements made by or on behalf of the Company.

3.22          No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, (a) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to Parent, Merger Sub or their business or otherwise in connection with this Agreement, the Merger or the other Transactions, and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their business or otherwise in connection with this Agreement, the Merger or the other Transactions and, if made, any such representation or warranty will not be relied upon by the Company as having been authorized by such party.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1              Organization, Good Standing, and Qualification. Each of Parent and Merger Sub is a legal entity duly formed, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, which, in the case of Merger Sub, is Maryland. Each of Parent and Merger Sub has all requisite limited liability company or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where any failure to be in good standing or qualified or to have such power or authority, would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions. Parent has made available the Company correct and complete copies of the Organizational Documents of Parent and Merger Sub, each as amended through the date of this Agreement, and each as so delivered is in full force and effect. Each of Parent and Merger Sub is not in default or violation in any material respect of any term, condition or provision of its Organizational Documents.

4.2              Company Authority; Approval.

(a)               Each of Parent and Merger Sub has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, subject only to approval of the Merger by Parent as the sole member of Merger Sub, which approval will occur promptly following the execution of this Agreement, and the filing of the Articles of Merger pursuant to Section 1.3, to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               The sole member of Parent has approved resolutions that (i) authorized the execution and delivery of this Agreement and (ii) approved the Merger and the other Transactions. Such resolutions remain in full force and effect and have not been subsequently rescinded, amended or withdrawn as of the date of this Agreement.

(c)               The sole member of Merger Sub has (i) authorized the execution and delivery of this Agreement on behalf of Merger Sub and (ii) declared that the Merger and the other Transactions are advisable in accordance with the MLLCA. Such resolutions remain in full force and effect and have not been subsequently rescinded, amended or withdrawn as of the date of this Agreement.

4.3              Governmental Filings; No Violations.

(a)               The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) as may be required under the MLLCA, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iii) filings required by any applicable state or federal securities, takeover or “blue sky” Laws, (iv) compliance with any applicable rules of Nasdaq or any applicable national exchange to which Parent is subject, (v) as may be required in connection with federal, state and local transfer Taxes, and (vi) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification, would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b)               The execution, delivery, and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions by Parent and Merger Sub will not, (i) result in a breach or violation of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3(a), result in a breach or violation of any Law to which Parent or Merger Sub is subject, or (iii) require any notice, consent or approval under, result in any breach of any obligation, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) pursuant to any material Contract to which Parent or Merger Sub is a party, except in the case of clauses (ii) and (iii) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, loss of any benefit or creation of any Lien that would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

4.4              Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it (or any amendment or supplement thereto) is first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

4.5              Litigation. As of the date hereof, (a) there is not currently any Action before any Governmental Authority pending or threatened in writing against Parent or Merger Sub, or any of their respective material properties or assets, that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions, and (b) neither Parent nor Merger Sub is subject to any outstanding judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

4.6              Sufficiency of Funds. As of the date hereof and as of the Effective Time, and at such other time as payments may be required to be made by Parent or Merger Sub under this Agreement (including, without limitation, the Closing Date), Parent and Merger Sub, together, will have available to them cash and other sources of immediately available funds sufficient to pay the Aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement, to pay all costs and expenses in connection with the Merger and the other Transactions for which Parent or Merger Sub are responsible under this Agreement, and to consummate the Merger and the other Transactions. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger and the other Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

4.7              Ownership of Merger Sub; No Prior Activities. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any Lien. Merger Sub has not conducted any business and has no business activities, assets, liabilities, claims by or against it or obligations of any nature, other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

4.8              Ownership of Shares; Interested Stockholder. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares, or any securities or instruments convertible into, exchangeable for, or exercisable for Shares, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective Affiliates is, nor at any time during the period commencing three (3) years prior to the date of this Agreement has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

4.9              Equity Commitment Letter. Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”).  As of the date hereof, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally.  The Equity Commitment Letter has not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated and the commitments thereunder have not been withdrawn, terminated or rescinded in any respect.  No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, or any other parties thereto under any term or condition of the Equity Commitment Letter. Parent has no reason to believe that Sponsor will be unable to satisfy any term or condition set forth in the Equity Commitment Letter at or prior to the Closing, or that any portion of the Equity Financing to be made thereunder will otherwise not be available to consummate the Merger and the other Transactions at the time required pursuant to this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, there are no agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent is a party related to the Equity Financing other than as expressly contained in the Equity Commitment Letter and delivered to the Company prior to the date hereof. For the avoidance of doubt, it is not a condition to the Closing under this Agreement for Parent to obtain the Equity Financing or any other financing.

4.10          Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or any other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.11          Absence of Certain Arrangements. None of Parent, Merger Sub nor any of their respective Affiliates has entered into any Contract with any bank or investment bank or other provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of its Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Confidentiality Agreement and the Support Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any director, officer, employee or stockholder of the Company or any of its Subsidiaries, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time.

4.12          No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, (a) the Company does not make, and has not made, any representations or warranties relating to the Company or any of its Subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the Merger or the other Transactions, and each of Parent and Merger Sub is not relying on any representation or warranty except for those expressly set forth in Article III, (b) no Person has been authorized by the Company to make any representations or warranty relating to the Company or any of its Subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the Merger or the other Transactions and, if made, any such representation or warranty will not be relied upon by either Parent or Merger Sub as having been authorized by the Company, (c) no Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or any other Person, or Parent’s, Merger Sub’s or any other Person’s use, of any information, documents or materials provided, addressed or otherwise made available to Parent, Merger Sub or any other Person in any physical or electronic form (including in any “virtual data room”), management presentations, memoranda or in any other form in expectation of the Merger, and (d) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other information, documents or materials provided, addressed or otherwise made available to Parent, Merger Sub or any other Person are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III. Without limiting the foregoing, Parent and Merger Sub acknowledge and agree that none of the Company, any of its Subsidiaries or any other Person has made any representation or warranty as to the accuracy, completeness or achievement of any financial projections, forecasts, cost estimates, capital budgets, business plans or similar information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses.

Article V.
COVENANTS

5.1              Interim Operations. Except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as required or expressly permitted by this Agreement, including under the second sentence of this Section 5.1, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business. In addition, and without limiting the generality of the foregoing, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as required or expressly permitted by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company will not, and will not permit any of its Subsidiaries to, do any of the following:

(a)               (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of any Shares or capital stock or other equity interests, other than (1) dividends and other distributions by a direct or indirect Subsidiary to its parent in the Ordinary Course of Business, (2) dividends or other distributions by an entity in which the Company directly or indirectly owns at least a majority interest, in the Ordinary Course of Business, and (3) if applicable and upon consultation with Parent, to the extent reasonably necessary to maintain the Company’s qualification as a REIT and to avoid the imposition of entity-level income and excise taxes; (ii) split, combine, subdivide or reclassify shares of capital stock or other equity interests of the Company or its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any Shares or capital stock or other equity interests of the Company or its Subsidiaries, other than the withholding of Shares to satisfy withholding Tax obligations with respect to Shares granted pursuant to Company Equity Awards and forfeitures of Company Equity Awards;

(b)               except as required by Section 5.19, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) any shares of capital stock of the Company or its Subsidiaries or any securities convertible into, exercisable or exchangeable for any shares of such capital stock, or any rights, warrants or options to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case;

(c)               except as required by Section 5.19, amend, supplement or modify, the Organizational Documents of the Company or any of its Subsidiaries;

(d)               make or adopt a material change in its accounting methods, principles or practices, except insofar as may be required by GAAP, applicable Law or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(e)               except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(f), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (including Company Owned Property) or any interests therein, in each case, with an aggregate value or purchase price in excess of $100,000 individually or $250,000 in the aggregate, in any transaction or series of related transactions, except that the Company and its Subsidiaries may continue to lease Company Owned Properties in the Ordinary Course of Business;

(f)                incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of the Company or its Subsidiaries, other than (i) the incurrence of Indebtedness for borrowed money in the Ordinary Course of Business under, and in accordance with, the Existing Loan Agreements, as in effect as of the date hereof, (ii) intercompany Indebtedness or guarantees between or among the Company and any of its Subsidiaries that will be satisfied or discharged as of the Closing or (iii) in connection with the financing of accounts payable in the Ordinary Course of Business;

(g)               other than as permitted under another subsection of this Section 5.1, (i) materially modify, amend or waive any material right or Action under or renew any Material Contract or (ii) enter into any new Contract that would constitute a Material Contract if existing on the date hereof;

(h)               (i) enter into any Contract with any current or prospective director, employee, consultant or independent contractor, (ii) accelerate the vesting or payment of, or increase the amount of, the compensation or benefits with respect to any current or former employee, consultant or independent contractor of the Company or its Subsidiaries, other than (A) the payment of annual bonuses for completed periods in the Ordinary Course of Business or (B) as required by any Company Benefit Plan in effect as of the date of this Agreement, or as otherwise required by any applicable Law, (iii) adopt, materially amend or terminate any Company Benefit Plan (or any plan, program, policy, arrangement, Contract or understanding that would be a Company Benefit Plan if it were in existence on the date of this Agreement), except as required by applicable Law, (iv) grant any awards under any Company Benefit Plan, or (v) hire or engage, or terminate (other than for cause) the employment or engagement of any officer, employee, consultant or independent contractor;

(i)                 except as required by applicable Law or, following consultation with Parent, to qualify or preserve the status of any of the Company’s Subsidiaries as a disregarded entity or partnership for United States federal income tax purposes or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be, (i) make, change or revoke any material election with respect to Taxes, (ii) make a material change in any Tax accounting method (or file a request to make any such change), (iii) file any material amended Tax Return (and, in the case of filing any such Tax Return as required by applicable Law prior to the Closing, the Company shall provide drafts of each such Tax Return and supporting documents to Parent for its review and comment at least five (5) Business Days prior to the date on which the Company will file such Tax Return and shall consider in good faith any reasonable comments timely submitted by Parent), (iv) settle or compromise any material Tax liability, (v) surrender any right to claim a material Tax refund, offset or credit, (vi) waive or extend the statute of limitations with respect to any material Tax, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business, or (vii) enter into any Tax protection agreement or any closing agreement with respect to Taxes;

(j)                 settle or compromise (i) any Action, in each case made or pending against any of the Company Properties, the Company or any of the Subsidiaries, excluding any such matter relating to Taxes (which is covered by Section 5.1(i) above), or (ii) any Action involving any present, former or purported holder or group of holders of the Shares, in each case, in their capacity as such, where the amount paid by the Company or any of its Subsidiaries in settlement exceeds $100,000 individually or is not settled solely by the payment of money damages and does not provide a full release of the Company and its Subsidiaries;

(k)               enter into any new line of business;

(l)                 adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(m)             remove any material personal property owned or leased by the Company or any of its Subsidiaries from its Company Property except as may be required for necessary repair or replacement or as permitted by Section 5.1(f) above;

(n)               initiate any Tax protest with respect to any Company Property;

(o)               settle, agree to, or otherwise acquiesce to any condemnation or taking of all or any portion of a Company Owned Property;

(p)               make any capital expenditures in an amount exceeding $20,000 at a single Company Property or $150,000 in the aggregate in any period of thirty (30) consecutive days between the date of this Agreement and the Effective Time, or enter into any agreement to obligate the Company or any of its Subsidiaries to make such capital expenditures; or

(q)               agree to take any of the foregoing actions.

5.2              Conduct of Business by Parent. Notwithstanding anything herein to the contrary, Parent agrees that from the date hereof until the Effective Time, except as required by applicable Law, without the prior written consent of the Company, it shall not, and shall cause Merger Sub and each of its other Affiliates not to, take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a reasonably timely manner.

5.3              No Control. Nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations, and the Company will not be required to obtain the consent of Parent under this Agreement if doing so would violate any applicable Law.

5.4              No Solicitation; Change in Recommendation.

(a)               Except as expressly permitted by this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall not, and shall cause each of its Subsidiaries not to, and its and their respective employees, officers and directors not to, and (y) the Company shall use its reasonable best efforts to cause each of its and its Subsidiaries’ respective investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s employees, directors, officers, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) not to (i) directly or indirectly, solicit, initiate, knowingly facilitate or encourage (including by means of furnishing non-public Company information) any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide (including through access to any data room) any non-public information relating to Parent or Merger Sub to any Person relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Agreement) with respect to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, an “Alternative Acquisition Agreement”), (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, (v) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement, (vi) provide any further information with respect to the Company or any Acquisition Proposal (and shall turn off any data rooms maintained by the Company) to any Persons or their Representatives, or (vii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries to, and its and their respective employees, officers and directors to, and shall use its reasonable best efforts to cause each of its and its Subsidiaries’ respective Representatives to, immediately cease all discussions and negotiations with any Person initiated and conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)               Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, express or implied, if at any time on or after the date hereof and prior to the Written Consent Effective Time, the Company or any of its Representatives receives a written Acquisition Proposal from any Person that did not result from a breach of Section 5.4(a), the Company and its Representatives may contact the Person who made such Acquisition Proposal (and such Person’s Representatives) solely to ascertain facts or clarify terms so that the Company Board may become fully informed with respect to the terms and conditions of such Acquisition Proposal and the Person who submitted the same, and if the Company Board determines in good faith, (A) After Consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) After Consultation with the Company’s outside legal counsel, that the failure to take the actions described in clause (x) or (y) below would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable Law, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public Company information) to the Person who made such Acquisition Proposal; provided that the Company promptly (and in any event within 48 hours) shall provide to Parent such material non-public information, if such information was not previously provided to Parent or its Representatives, and (y) engage and participate in discussions and negotiations with the Person making such Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) provide to Parent to the extent provided to and in the possession of the Company, its Subsidiaries or their respective Representatives, a copy of the proposed transaction documents in respect of such Acquisition Proposal (including any financing commitments relating thereto, but not including any financing fee information). The terms and existence of any such Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and all information provided to Parent pursuant to this Section 5.4(b) shall be deemed “Confidential Information” under, and subject to the terms of, the Confidentiality Agreement. The Company shall keep Parent reasonably informed (promptly and in any event within 24 hours) of any material developments, discussions or negotiations regarding the status of any Acquisition Proposal.

(c)               Except as expressly permitted by Section 5.4(d), the Company Board shall not (i)(A) fail to make the Company Recommendation or fail to include the Company Recommendation in the Information Statement, (B) change, qualify, withhold, withdraw or modify, or propose publicly to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Company Recommendation, (C) fail to publicly recommend to the Stockholders rejection of any Acquisition Proposal constituting a tender or exchange offer within 10 Business Days after the “commencement” (within the meaning of Rule 14d-2 under the Exchange Act) thereof or (D) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, an Acquisition Proposal to the Stockholders, (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement-in-principle, written commitment or definitive agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.4(b)) (the actions described in clauses (i) and (ii) being referred to, collectively, as an “Adverse Recommendation Change”), or (iii) terminate this Agreement pursuant to Section 7.3(b).

(d)               Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, express or implied, prior to the Written Consent Effective Time, in connection with any Acquisition Proposal received by the Company that did not result from a material breach of Section 5.4(a), the Company Board may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.3(b) if it has determined in good faith, After Consultation, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not be entitled to exercise its right to make any such Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.3(b) until after the fourth (4th) Business Day (the “Superior Proposal Notice Period”) following Parent’s receipt of written notice (a “Superior Proposal Notice”) from the Company advising Parent that the Company Board intends to take such action, including the details of the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Proposal, and, if applicable, contemporaneously providing a copy of all of the relevant proposed transaction agreements and any other material documents provided by, or material correspondence with, the party making such Superior Proposal; and provided, further, that prior to making such Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.3(b), (i) the Company shall have negotiated, and have caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Notice Period, to the extent Parent theretofore shall have notified the Company that it desires to so negotiate, to enable Parent to submit to the Company, prior to the expiration of the Superior Proposal Notice Period, a proposed definitive amendment to this Agreement in such form that, if approved by the Company Board and entered into, would constitute a binding definitive agreement among the Company, Parent and Merger Sub (and, if applicable, any other material transaction documents), and (ii) if Parent shall have submitted to the Company prior to the expiration of the Superior Proposal Notice Period the proposed definitive amendments described in clause (i), the Company Board shall have determined in good faith, After Consultation, that after giving effect to such proposed amendments and entering into the aforementioned definitive amendment to this Agreement (and, if applicable, or any other material transaction documents) proposed by Parent, the applicable Acquisition Proposal would continue to constitute a Superior Proposal; provided, further, however, (1) that any change to the price or other material change to the material terms of such Acquisition Proposal will require a new Superior Proposal Notice, to be delivered by the Company to Parent consistent with the content requirements described in clause (i) above, and will trigger a new three (3) Business Day period following Parent’s receipt of such new Superior Proposal Notice (a “Subsequent Superior Proposal Notice Period”) during which the Company shall not be entitled to exercise its right to make any such Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.3(b) and shall comply with its obligations set forth in clauses (i) and (ii) above, and (2) any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the Company terminates this Agreement in accordance with Section 7.3(b), has complied in all material respects with its obligations under this Section 5.4 and pays (or causes to be paid) to Parent the Company Termination Payment in accordance with Section 7.5(b) substantially concurrently with such termination. The Company Board may not make an Adverse Recommendation Change in respect of a Superior Proposal if any such Superior Proposal resulted from a breach by the Company of this Section 5.4.

(e)               Nothing contained in this Section 5.4 shall prohibit the Company from (i) (x) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A under the Exchange Act or (y) making any disclosure to the Stockholders if the Company Board determines in good faith, After Consultation with the Company’s outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with applicable Law (and, specifically in the case of the duties of the Company’s directors under applicable Law, that the failure to make such disclosure would reasonably be expected to be inconsistent with the duties of the Company’s directors under the applicable Law) or (ii) making any “stop-look-and-listen” communication to the Stockholders pursuant to Section 14d-9(f) under the Exchange Act (or any similar communications to the Stockholders, whether or not in the context of a tender offer or exchange offer, that discloses the occurrence of any state of facts, events, conditions or developments but does not include an Adverse Recommendation Change); provided that, it is hereby acknowledged and agreed that a factually accurate public or other statement made by the Company (including in response to any unsolicited inquiry, proposal or expression of interest made by any Person to the Company not in breach of Section 5.4(a) that describes the operations of the provisions of this Section 5.4 and/or Section 7.3(b) will not, in and of itself, constitute an Adverse Recommendation Change, so long as any such factually accurate public or other statement includes an express reaffirmation of the Company Recommendation).

5.5              Stockholders’ Written Consent; Information Statement.

(a)               As promptly as reasonably practicable following the execution of this Agreement (but in any event within three (3) Business Days after the date hereof) and in lieu of calling a meeting of the Stockholders, the Company shall submit the form of irrevocable written consent attached hereto as Exhibit B to certain of the Stockholders holding, in the aggregate, a number of Shares sufficient to approve the Merger by the Requisite Stockholder Vote (such written consent, as duly executed and delivered by such Stockholders, the “Stockholders’ Written Consent”). As soon as practicable upon receipt of the Stockholders’ Written Consent by the corporate secretary of the Company, the Company will provide Parent with a facsimile copy of such Stockholders’ Written Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Stockholders’ Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the requirements of Section 2-505 of the MGCL and the applicable provisions of the Organizational Documents of the Company.

(b)               As promptly as practicable (but in any event within ten (10) days) following the Written Consent Effective Time, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholders’ Written Consent, the Merger and the other Transactions and (ii) the notice of action by written consent required by Section 2-505 of the MGCL and the Organizational Documents of the Company. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning such Person as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Stockholders, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

(c)               Each of the Company, Parent and Merger Sub shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the Stockholders, in each case as promptly as practicable, and in any event within two (2) Business Days, after the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the ten (10)-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that unless the Company Board has made an Adverse Recommendation Change and the Company has terminated this Agreement pursuant to Section 7.3(b) and has paid (or caused to be paid) to Parent the Company Termination Payment in accordance with Section 7.5(b), its obligations pursuant to this Section 5.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.

5.6              Cooperation; Efforts.

(a)               Subject to the terms of this Agreement and except to the extent a different standard of efforts is expressly set forth in any of the provisions of this Agreement, each of Parent, Merger Sub and the Company will use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as promptly as reasonably practicable (and in any event no later than the Outside Date), including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and obtaining as reasonably promptly as practicable all consents and approvals necessary or advisable to be obtained from any Governmental Authority in order to consummate the Merger and the other Transactions (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals.

(b)               The Company and its Affiliates will give prompt written notice to Parent, and Parent and its Affiliates will give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VI, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and its Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Authority in connection with the Transactions; provided that the delivery of any notice pursuant to this Section 5.6(b) shall not limit or otherwise affect the remedies available hereunder to Parent and its Affiliates or the Company and its Affiliates; provided, further that the failure to deliver any such notice shall not affect the determination of the satisfaction of any of the conditions specified in Article VI.

(c)               Each of the Company and Parent and their respective Affiliates shall use their respective reasonable best efforts to give any notices to third parties other than Governmental Authorities, and use their respective commercially reasonable efforts to obtain any consents from third parties other than Governmental Authorities required in connection with the Merger, to the extent that such consents are (i) necessary to consummate the Transactions or (ii) required to prevent the occurrence of a Company Material Adverse Effect, whether prior to or after the Effective Time; provided, however, that except as provided in the last sentence of Section 5.16, Parent and its Affiliates shall not be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 5.6(c).

5.7              Information; Access and Reports. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access, upon reasonable advance notice, during ordinary business hours, during the period prior to the Effective Time, to all of their respective properties, books, records, Contracts, commitments and personnel (including, without limitation, independent contractors) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party entered into prior to the date of this Agreement (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (ii)); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). All information exchanged pursuant to this Section 5.7 shall be subject to the Non-Disclosure Agreement, dated as of May 22, 2019, between Battery Point Financial LLC and the Company, as amended (the “Confidentiality Agreement”).

5.8              Stock Exchange Delisting; Deregistration. The Company will cooperate with Parent and its Affiliates, and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq and the deregistration of the Shares under the Exchange Act and any other communications with Nasdaq reasonably requested by Parent and its Affiliates as promptly as practicable after the Effective Time.

5.9              Publicity. Subject to Section 5.4, unless and until an Adverse Recommendation Change has occurred and has not been rescinded and the Company has terminated this Agreement pursuant to Section 7.3(b), and except in the case of an Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Nothing in this Section 5.9 shall limit the ability of any Party to make public disclosures that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

5.10          Intentionally Omitted.

5.11          Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, the Merger and the other Transactions, including all fees and expenses of its Representatives, will be paid by the Party incurring such cost or expense whether or not the Merger is consummated; provided, however, the costs and expenses of printing and mailing the Information Statement and all filing and other fees paid by the Company to the SEC in connection with the Merger will be borne by the Company.

5.12          Indemnification; Directors’ and Officers’ Insurance.

(a)               From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, to the maximum extent set forth in the Organizational Documents of the Company, any indemnification agreements of the Company, and under applicable Law, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person (collectively, the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action, arising out of or pertaining to (i) matters existing or occurring at or prior to the Effective Time (including the decision of the Company Board to enter into this Agreement, the terms of this Agreement and the pendency and consummation of the transactions and actions contemplated hereby), or (ii) the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (A) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided, however, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the MGCL or the Organizational Documents of the Company (as in effect immediately prior to the Effective Time), to repay such advances if it is ultimately determined that such Person is not entitled to be indemnified by the Surviving Corporation as authorized by the MGCL, (B) without limiting the foregoing, each Company Indemnified Party may retain the Company’s regularly engaged independent legal counsel (provided that such engagement would not create a conflict of interest under applicable rules of ethics) or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Party as promptly as statements therefor are received, (C) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Company Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Company Indemnified Party otherwise consents, and (D) Parent and the Surviving Corporation shall use their reasonable best efforts to assist in the defense of any such matter.

(b)               In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.12.

(c)               At the cost and expense of Parent, and with the cooperation of the Company prior to the Closing Date, Parent shall obtain a “tail” directors’ and officers’ liability insurance policy or runoff extension (of six (6) years duration) and fiduciary liability insurance policy or runoff extension (of two (2) years duration) for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed 250% of the last annual premium for such coverage.

(d)               The provisions of this Section 5.12 (i) shall survive consummation of the Merger; (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives; and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(e)               From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, the covenants contained in this Section 5.12.

5.13          Other Actions by the Company.

(a)               Takeover Statutes. If any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute is or may become applicable to the Merger or the other Transactions (other than arising out of or resulting from a breach by Parent or Merger Sub of Section 5.14(b)), the Company and the Company Board will, to the maximum extent permitted by applicable Laws, grant such approvals and take all such actions as are necessary or reasonably requested by Parent or its Affiliates so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute on the Merger or the other Transactions.

(b)               Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary to cause any dispositions of Shares resulting from the Merger and the other Transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14          Approval of Sole Member of Merger Sub; No Acquisition of Shares.

(a)               Promptly following execution of this Agreement, Parent (directly or through its Subsidiaries) will cause the sole member of Merger Sub to execute and deliver, in accordance with applicable Laws and its Organizational Documents, a written consent approving the Merger in accordance with the MLLCA and deliver a copy of such written consent to the Company. Parent will not, and will cause its Subsidiaries not to, amend, modify, or withdraw such consent.

(b)               From and after the date of this Agreement through the Effective Time, other than as a result of the Merger, Parent and Merger Sub will not, and will cause their respective Subsidiaries not to, directly or indirectly, acquire any Shares, any rights or options to acquire Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares.

5.15          Transaction Litigation. The Company shall promptly (and in any event within forty-eight (48) hours after receipt by the Company or otherwise obtaining Knowledge of the Company that Transaction Litigation is instituted or threatened to be instituted) notify Parent in writing of the receipt of a complaint in or the initiation or threatened initiation of any stockholder litigation arising from this Agreement, the Merger or the other Transactions that is brought against the Company, its executive officers or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith, and shall give good faith consideration to the advice of Parent or its legal advisors with respect to such Transaction Litigation. The Company agrees that, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not offer to make or make any payment with respect to any Transaction Litigation or enter into or offer to enter into any settlement, understanding or other agreement relating to any Transaction Litigation.

5.16          Lender Consents. Prior to the Closing, Parent shall reasonably cooperate with the Company and its Representatives, and the Company will use its reasonable best efforts, to deliver any notification to, obtain any consent, approval or waiver from, and execute and deliver any amendment, modification or agreement reasonably required or requested by, the lender under each of the Existing Loan Agreements, pursuant to the terms of the applicable Existing Loan Agreement, in connection with the execution, delivery and performance of this Agreement by the Company, Parent or Merger Sub and the consummation of the Merger and the other Transactions (collectively, the “Lender Consents”). Parent shall be solely responsible for the payment, at, prior to or after the Closing, of any fees, costs or expenses incurred or required to be paid arising out or relating to the Lender Consents.

5.17          Taxes.

(a)               The Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for each taxable year beginning after December 31, 2017, including the taxable year that includes the Closing Date (including the filing with the SDAT of the Certificate of Notice, in the form attached hereto as Exhibit D and satisfactory to Parent, and the granting of any necessary waivers pursuant to Article VII of the charter of the Company), provided that, in the case of any taxable year that includes but does not end on the Closing Date, any action by the Company or failures to act relating to periods or events that occur from and after the Effective Time shall not be considered to result in a breach of this covenant or any representation or covenant of the Company in this Agreement with respect to such tax year, and (ii) will not become liable, for any such taxable year, for U.S. federal income or excise Tax, including under Section 857(b) or 4981 of the Code. After the date of this Agreement and prior to the Effective Time, the Company shall accommodate all reasonable requests of Parent with respect to maintenance of the Company’s REIT status for the Company’s 2018 taxable year (including with respect to the filing of the 2018 IRS Form 1120-REIT) and the continuation of such REIT status of the 2019 taxable year and, if applicable, any later taxable year of the Company that would include the Effective Time.

(b)               Parent and the Company shall, upon written request, use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c)               The Company shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account any applicable extensions of time) all Tax Returns for the Company and each Subsidiary of the Company required to be filed (taking into account any applicable extensions of time) for all taxable periods ending prior to the Closing Date (“Company Returns”), including timely filing of Tax Returns (including for the Company on IRS Form 1120-REIT) for the taxable year ended December 31, 2018 (taking into account any applicable extensions of time). Subject to the preceding sentence insofar as it relates to Tax Returns for the 2018 tax year, Parent shall cause to be timely filed all Tax Returns for the Company and each Subsidiary of the Company that are required to be filed for the taxable period that includes the Closing Date and any other Tax Returns for the Company and its Subsidiaries for which the due date for the filing of such returns (determined taking into account any applicable extensions of time) has not occurred prior to the Closing Date. Any such Company Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law). The Company shall pay all Taxes shown as due on the Company Returns. The Company shall provide to Parent copies of the Company Returns at least fifteen (15) calendar days prior to the due date of such Tax Returns (including applicable extensions) and the Company shall consider in good faith any and all reasonable comments of Parent with respect to such Tax Returns; provided that the incorporation of comments of Parent with respect to such Company Returns shall not be considered to result in a breach of any representation or covenant of the Company in this Agreement with respect to such Tax Returns.

5.18          Interim Period Cooperation. During the Interim Period, Company and its Subsidiaries shall cooperate with Parent and Merger Sub to allow for the determination, assessment, planning, and implementation of a go-forward insurance plan by Parent for the Surviving Corporation and its Subsidiaries as of the Effective Time or afterward.  This may include, without limitation, modification, cancellation, extension, renewal, or replacement of insurance effective at the Effective Time or thereafter; provided, for clarity, no changes shall become effective prior to the Effective Time.

5.19          Series A Preferred Stock Offering. (a) As promptly as practicable after the date hereof (but in no event more than three (3) Business Days after the date hereof), the Company Board shall authorize the classification and designation of the Series A Preferred Stock and an offering of up to $20,000,000 of shares of Series A Preferred Stock that is exempt from the registration requirements of Section 5 of the Securities Act pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (the “Preferred Stock Offering”); and (b) as promptly as practicable following the filing with the SEC of the Information Statement in definitive form, the Company shall commence the Preferred Stock Offering, which shall be limited solely to the Stockholders as of the date of this Agreement that are “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). The Preferred Stock Offering shall be made by means of a subscription or purchase agreement or other offering documents (collectively, the “Preferred Stock Offering Documents”) approved by the Company Board and Parent that are disseminated or made available to the investors in the Series A Preferred Stock as required by the applicable provisions of Rule 506 of Regulation D promulgated under the Securities Act. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Preferred Stock Offering Documents will, at the time it (or any amendment or supplement thereto) is first sent or given to investors in the Series A Preferred Stock contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Preferred Stock Offering Documents will, at the time it (or any amendment or supplement thereto) is first sent or given to investors in the Series A Preferred Stock contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parties and their respective Representatives shall reasonably cooperate in preparing and disseminating the Preferred Stock Offering Documents and in effecting the Preferred Stock Offering; provided, however, that Parent shall be solely responsible for the payment of any fees, costs or expenses incurred or required to be paid in connection with, arising out of or relating to the Preferred Stock Offering and the preparation of the Preferred Stock Offering Documents. The closing of the Preferred Stock Offering will take place immediately following the Effective Time of the Merger. For the avoidance of doubt, (i) compliance by the Parties with their respective obligations under this Section 5.19 or the consummation of the Preferred Stock Offering is not a condition to the Closing under this Agreement, and (ii) the beneficial and/or record owners of the Preferred Stock shall be responsible for any and all costs relating to their ownership of such stock, including any withholding Tax due on dividends or proceeds from the disposition of such stock.

5.20          Termination of Employees and Officers. Unless otherwise agreed among Parent and any of the employees set forth herein, prior to the Closing, the Company shall have (i) terminated or caused the termination of employment of each individual listed on Section 5.20 of the Company Disclosure Schedule and paid or caused to be paid all benefits, severance and other financial obligations of the Company arising out of or resulting from such terminations; and (ii) delivered to Parent copies of the Termination and Release Agreement, in the form attached hereto as Exhibit E-1, Exhibit E-2 or Exhibit E-3, as applicable (the “Termination and Release Agreement”), duly executed by each of the individuals listed on Section 5.20 of the Company Disclosure Schedule.

5.21          Company Name. At or prior to the Closing, the Company will cause Chad M. Carpenter to execute and deliver to Parent a non-exclusive, royalty-free license for a ten (10)-year term, in the form acceptable to Chad M. Carpenter and Parent, for the use of the Reven name from and after the Closing.

Article VI.
CONDITIONS

6.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties at or prior to the Closing of each of the following conditions:

(a)               Stockholder Approval. The Merger shall have been duly approved by (i) Stockholders holding, in the aggregate, a number of Shares sufficient to approve the Merger by the Requisite Stockholder Vote (the “Company Stockholder Approval”) and (ii) the sole stockholder of Merger Sub.

(b)               Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and that restrains, enjoins, or otherwise prohibits consummation of the Merger.

(c)               Information Statement. The Information Statement shall have been mailed to the Stockholders in accordance with Section 5.5(c) and Regulation 14C of the Exchange Act at least twenty (20) days prior to the Closing Date

(d)               Aggregate Merger Consideration. The Available Cash and Aggregate Merger Consideration shall have been finally determined in accordance with Section 2.1 of this Agreement.

6.2              Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following conditions:

(a)               Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing, and Qualification), Section 3.2(b) (Capital Structure) Section 3.2(c) (Capital Structure), Section 3.2(d) (Capital Structure), Section 3.2(e) (Capital Structure), Section 3.2(h) (Capital Structure), Section 3.3 (Corporate Authority; Approval) (other than the last sentence of Section 3.3(b)), Section 3.13 (Takeover Statutes), Section 3.16(a) (Taxes) and Section 3.20 (Brokers and Finders) shall have been true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) in all material respects as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) each of the representations of the Company set forth in Section 3.2(a) (Capital Structure), Section 3.2(f) (Capital Structure), and Section 3.2(g) (Capital Structure) shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (iii) each of the representations and warranties of the Company set forth in Section 3.14(a) (Real Property) and Section 3.16(b) (Taxes) (in the case of Section 3.16(b), solely to the extent that such representations and warranties relate to REIT qualification) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) all the other representations and warranties of the Company set forth in Article III shall have been true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time) except with respect to this clause (iv) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar language set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)               Company Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing.

(d)               Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied or waived.

(e)               Lender Consents. All of the Lender Consents required or requested by the lender under each of the Existing Loan Agreements shall have been obtained.

(f)                REIT Opinion. Parent shall have received an executed written opinion of Greenberg Traurig LLP (“REIT Status Opinion”) (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and substantially in the form attached as Exhibit F-1, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries on an Officer’s Certificate in substantially the form of Exhibit F-2 attached hereto (with such modifications thereto as are appropriate to reflect changes in facts or circumstances from the date of this Agreement to the date of such Officer’s Certificate provided such modifications are acceptable to Parent prior to Closing (the “Officer’s Certificate”)) that the Company has been organized in conformity with the requirements for qualification and taxation as REIT under the Code, and the Company’s actual method of operation has enabled the Company to meet the requirements for qualification and taxation as a REIT under the Code determined as if the Company’s tax year ended on the Closing Date.

6.3              Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following conditions:

(a)               Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct (without giving effect to any limitation as to “materiality” or similar language set forth therein) in all material respects as of the date of this Agreement and true and correct (without giving effect to any limitation as to “materiality” or similar language set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of such representations and warranties to be true and correct would not prevent or materially delay consummation of the Merger and the other Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)               Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) are satisfied or waived.

Article VII.
TERMINATION

7.1              Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

7.2              Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent Effective Time, by either Parent (with any termination by Parent also being an effective termination by Merger Sub) or the Company upon written notice to the other if:

(a)               the Closing shall not have occurred on or before December 31, 2019 (as it may be extended as herein provided or from time to time by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose breach of any provision of this Agreement shall have been the primary cause of or resulted in the failure of the Closing to be consummated by the Outside Date; provided, further, that if one of the Parties has initiated the process of resolving one or more Disputed Items pursuant to Section 2.1 of this Agreement before the Outside Date has passed, and the Outside Date occurs during the pendency of such dispute resolution process, the Outside Date shall automatically be extended by the amount of time during which such dispute resolution process is pending, plus ten (10) Business Days; or

(b)               any Order permanently restraining, enjoining or otherwise permanently prohibiting or making illegal consummation of the Merger or the other Transactions shall become effective and final and non-appealable or any Law becomes enacted, entered, promulgated or enforced by a Governmental Authority that prohibits or makes illegal consummation of the Merger or the other Transactions; provided, that, the terminating Party shall have complied in all material respects with its obligations under Section 5.6.

7.3              Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent Effective Time, by the Company upon written notice to Parent if:

(a)               there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become inaccurate after the date of this Agreement, in each case, such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or inaccuracy is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement and abandon the Merger and the other Transactions under this Section 7.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of the Company in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b);

(b)               prior to the Written Consent Effective Time, but not after, in order to accept a Superior Proposal in accordance with Section 5.4(d), if the Company Board has approved, and concurrently with such termination, the Company entered into, a definitive agreement providing for the implementation of such Superior Proposal, but only if the Company is not then in material breach of Section 5.4, provided that prior to or concurrently with such termination, the Company pays Parent the Company Termination Payment pursuant to Section 7.5(b); or

(c)               (i) the conditions set forth in Section 6.1 and Section 6.2 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of notice described in clause (ii) below) have been satisfied (or, to the extent permitted under applicable Law, waived by Parent), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered written notice to Parent that (A) the conditions set forth in Section 6.1 and Section 6.3 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of such notice) have been satisfied (or, to the extent permitted under applicable Law, waived by the Company) and (B) the Company is irrevocably ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to consummate the Closing within the earlier of one (1) Business Day before the Outside Date and five (5) Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such five (5) Business Day period (or shorter period).

7.4              Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent upon written notice to the Company if:

(a)               there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become inaccurate after the date of this Agreement, in each case, such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or inaccuracy is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement and abandon the Merger and the other Transactions under this Section 7.4(a) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of Parent in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b);

(b)               the Stockholders’ Written Consent evidencing the Company Stockholder Approval shall not have been delivered to the corporate secretary of the Company, and a facsimile copy of such Stockholders’ Written Consent shall not have been provided to Parent, in each case, prior to 5:00 p.m. (New York City time) on the date that is three (3) Business Days after the date of this Agreement; or

(c)               prior to the time, but not after, the Company Stockholder Approval is obtained, if any Adverse Recommendation Change shall have been made by the Company Board.

7.5              Effect of Termination and Abandonment.

(a)               This Agreement may be terminated only pursuant to Section 7.1, Section 7.2, Section 7.3 or Section 7.4. Termination of this Agreement by the Company shall not require the approval of the Stockholders. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 8.6. Except as provided in this Section 7.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to and in accordance with this Article VII, this Agreement shall become void and of no effect with no liability or obligation to any Person on the part of any Party hereto or any of their respective Representatives or Affiliates, provided that (i) the provisions set forth in the last sentence of Section 5.7 (Access; Information), Section 5.9 (Publicity), Section 5.11 (Expenses), this Section 7.5 and Article VIII will survive the termination of this Agreement, and (ii) subject to Section 7.5(d) and Section 7.5(e), a termination of this Agreement shall not relieve any Party to this Agreement from any liability or damages for any willful breach or fraud by such Party that occurs prior to such termination. For purposes of this Agreement, “willful breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, a breach that is a consequence of a conscious act or omission undertaken by the breaching Party with the intention or knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

(b)               In the event that (i) (A) this Agreement is terminated (1) by either the Company or Parent pursuant to Section 7.2(a) or (2) by Parent pursuant to Section 7.4(a) (other than in respect of the Company’s failure to comply in all material respects with its obligations under Section 5.4) or Section 7.4(b) and, in either case, prior to the date of such termination, the Company has received an Acquisition Proposal that has been publicly disclosed or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, in each case, that has not been withdrawn and (B) within twelve (12) months of the date of the termination referred to in clause (A) above, the Company enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal (provided, that for purposes of this Section 7.5(b)(i), the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), (ii) this Agreement is terminated by Parent pursuant to Section 7.4(a) in respect of the Company’s failure to comply in all material respects with its obligations under Section 5.4, or Section 7.4(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.3(b), then, in each case, the Company will pay Parent an aggregate amount equal to $2,000,000 (the “Company Termination Payment”), by wire transfer of immediately available funds to an account designated in writing by Parent, which amount shall be payable (1) in the case of a payment required by clause (i) above, within two (2) Business Days after the earlier of entry into a definitive agreement in respect of the Acquisition Proposal or the consummation of such Acquisition Proposal, (2) in the case of a payment required by clause (ii) above, within two (2) Business Days after termination of this Agreement, or (3) in the case of a payment required by clause (iii) above, concurrently with or prior to termination of this Agreement. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Payment on more than one occasion.

(c)               The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, in the event the Company Termination Payment is required to be paid by the Company pursuant to Section 7.5(b) and the Company fails to timely pay to Parent the Company Termination Payment and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Payment, the Company will pay to Parent its costs and expenses (including reasonable attorneys’ fees and disbursements of counsel or other professionals and experts and court costs) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the other party) in effect on the date the Company Termination Payment was required to be paid from such date through the date of full payment thereof.

(d)               Notwithstanding anything to the contrary in this Agreement, if the Company Termination Payment is required to be paid by the Company pursuant to Section 7.5(b), Parent’s right to receive the Company Termination Payment and any additional amounts pursuant to Section 7.5(c) will be the sole and exclusive remedies of Parent, its respective Subsidiaries, any of Parent’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives and any other Person against the Company, the Company’s Subsidiaries, any of the Company’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and the other Transactions to be consummated.

(e)               Each of the Parties acknowledges and agrees that: (i) the Company Termination Payment is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision, (ii) the Company Termination Payment and any additional amounts pursuant to Section 7.5(c), when paid in full accordance with this Agreement, will be in full and complete satisfaction of any and all monetary damages of Parent and each of its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other Transactions (including any breach of this Agreement by the Company), the termination of this Agreement, the failure to consummate the Merger or the other Transactions, and any claims or actions under applicable Laws arising out of any such breach, termination or failure, (iii) in the event this Agreement is terminated under circumstances where the Company Termination Payment is payable, in no event will Parent be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Payment and any additional amounts pursuant to Section 7.5(c) against the Company or any of its Subsidiaries, or any of their respective former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event will Parent be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Merger or the other Transactions (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or the other Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure), and (iv) the Parties will take such actions as are necessary and sufficient so that the agreements contained in this Section 7.5 may be enforceable against such Party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other Party’s request; provided, however, that this Section 7.5 will not limit Parent’s right to specific performance pursuant to Section 8.5(d) (subject to the limitations set forth therein); provided, further, however, that under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and the other Transactions and the Company Termination Payment pursuant to this Section 7.5.

Article VIII.
MISCELLANEOUS AND GENERAL

8.1              Non-Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

8.2              Modification or Amendment. Subject to applicable Laws and Section 8.3, at any time prior to the Effective Time, this Agreement may be amended (except to the extent that any such amendment would violate the MGCL or the MLLCA), modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub, and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective.

8.3              Waiver of Conditions. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 7.5(d) and Section 7.5(e)).

8.4              Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

8.5              GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)               THIS AGREEMENT AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

(b)               Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement, the Merger or the other Transactions, or the actions of the Parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement or the Merger or the other Transactions in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 8.6. Each of the Parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 8.6 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement, the Merger and the other Transactions. Each Party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.5, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable Laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Maryland and of the U.S.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE MERGER OR THE OTHER TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT GIVES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(d)               The Parties acknowledge and agree that irreparable harm would occur, and the Parties would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement (including failure to take such actions as are required hereunder in order to consummate this Agreement) were not performed in accordance with their specific terms. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith; and the Parties further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each Party hereby consents to the right of the other Parties to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The Parties further agree not to assert that a remedy of injunction or specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy. Without limiting the foregoing, the Company shall be entitled to injunctive relief and specific performance to enforce the obligation of Parent to consummate the Merger and the other Transactions and to enforce the obligations of Parent and the Sponsor under the Equity Commitment Letter.

8.6              Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and will be deemed given if delivered personally, electronically mailed in .pdf (with confirmation), or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)               If to Parent or Merger Sub, to such entity at:

c/o KBS Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

Attention:      Keith Hall, CEO

Peter McMillan, Chairman

Email: khall@pac-oak.com

   pmcmillan@pac-oak.com

with copies to (which will not constitute notice):

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300

Raleigh, NC 27612-2350
Attention: Robert Bergdolt and Penny J. Minna
Email: Rob.Bergdolt@us.dlapiper.com
Email: Penny.Minna@us.dlapiper.com

(b)               If to the Company:

Reven Housing REIT, Inc.
875 Prospect Street

Suite 304
La Jolla, CA 92037
Email: cmc@revenhousingreit.com
Attention: Chad M. Carpenter

and

Reven Housing REIT, Inc.
875 Prospect Street

Suite 304
La Jolla, CA 92037
Email: tlm@revenhousingreit.com
Attention: Thad L. Meyer

with copies to (which will not constitute notice):

Greenberg Traurig, LLP
3161 Michelson Drive

Suite 1000

Irvine, CA 92612

Attention: Daniel K. Donahue

Email: DonahueD@gtlaw.com

and

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Dmitriy A. Tartakovskiy

Email: TartakovskiyD@gtlaw.com

8.7              Entire Agreement; Assignment; Binding Effect. This Agreement (including any exhibits, annexes and schedules hereto), the Company Disclosure Schedule, the Support Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment in contravention of this Agreement is void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

8.8              Parties in Interest. This Agreement will be binding upon, and inure solely to the benefit of, the Parties and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 5.12 (Indemnification; Directors’ and Officers’ Insurance), which will inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Stock Certificates and Book-Entry Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.4 (Treatment and Payment of Company Equity Awards). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9              No Recourse. All Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as Parties to this Agreement in the Preamble to this Agreement. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (each such other Person, a “Non-Recourse Party”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

8.10          Obligations of Parent and of the Company. Whenever this Agreement requires Merger Sub to take an action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.11          Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed at or following the Closing as a result of the Merger or the other Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, will be paid by Parent, without reduction (including by reason of Section 2.7) of any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares.

8.12          Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13          Interpretation; Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any provision of this Agreement.

(b)               Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(c)               Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive.

(d)               The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)               Any Contract, instrument, or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of Contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f)                References to a Person are also to its permitted successors and permitted assigns.

(g)               Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner it means that the Party is legally obligated to do so under this Agreement.

(h)               The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC that are publicly available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC and documents made available for review by Parent or its Representatives in the Project Domus electronic data room hosted on the Merrill DatasiteOne platform in connection with the transactions contemplated by this Agreement, in each case, at least three (3) Business Days prior to the date of this Agreement.

(i)                The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(j)                 All references herein to “dollars” or “$” will mean U.S. dollars.

8.14          Definitions.

(a)               For purposes of this Agreement, the following terms will have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms and conditions that are not materially less favorable in the aggregate to the Company than the terms and conditions set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain “standstill” provisions).

“Acquisition Proposal” means any bona fide proposal or offer (whether or not in writing) with respect to any (i) merger, consolidation, share exchange, tender or exchange offer, dual listed company structure, business combination or similar transaction involving the Company that would result in any Person (other than Parent or Merger Sub) or Group (other than a Group solely consisting of Parent and Merger Sub) beneficially owning 20% or more of the outstanding voting equity interests of the Company or any successor or parent company thereto, (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets or earnings power of the Company and its Subsidiaries, taken as a whole, to any Person (other than Parent or Merger Sub) or Group (other than a Group solely consisting of Parent and Merger Sub), (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) (other than Parent or Merger Sub) or Group (other than a Group solely consisting of Parent and Merger Sub) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction, including any tender offer or exchange offer, in which any Person (or the stockholders of any Person) (other than Parent or Merger Sub) or Group (other than a Group solely consisting of Parent and Merger Sub) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of Shares or other securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, Shares or such other securities) representing 20% or more of the voting power of the Company, or (v) any combination of the foregoing (in each case, other than the Merger or the other Transactions contemplated by this Agreement).

“Action” means any claim, controversy, action, charge, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in Contract, tort or otherwise, whether civil, criminal or administrative, and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“After Consultation” means, with respect to the Company Board, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, as applicable, directly or through a committee of the Company Board.

“Aggregate Merger Consideration” means the aggregate cash consideration to be paid in respect of the Merger by Parent and Merger Sub calculated as follows: $56,849,495.55 minus (i) if the Available Cash amount is less than the Target Cash Amount, the amount by which the Target Cash Amount exceeds the Available Cash, or plus (ii) if the Available Cash amount is greater than the Target Cash Amount, the excess amount by which the Available Cash exceeds the Target Cash Amount.

“Articles Supplementary” means the articles supplementary with respect to the Series A Preferred Stock, substantially in the form attached hereto as Exhibit C.

“Available Cash” means an estimate of unrestricted cash of the Company and its Subsidiaries as of the Determination Date that (i) is calculated in a manner consistent with the manner in which cash is reflected on the consolidated balance sheets of the Company and its Subsidiaries included in the Company Financial Statements and (ii) the Company has determined in good faith (as supported by reasonable documentary detail provided to Parent) would be available to be distributed by the Company to Parent or the Paying Agent as of the Closing Date in accordance with the organizational documents of the Company and applicable Law, including Section 2-311 and any other applicable provisions of the MGCL. Attached hereto as Schedule I (for illustration purposes only) is a sample calculation of Available Cash as of June 30, 2019 (the “Sample Calculation”).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

“Casualty” means the occurrence of any damage or destruction of real property, in whole or in part, by fire, flood, hurricane, tornado or other natural disaster or similar casualty.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means, collectively, (i) the Unvested Company Restricted Stock Awards and (ii) any other outstanding awards granted under the Company Stock Plan.

“Company Licensed Intellectual Property” means any Intellectual Property owned by a third party and licensed to the Company and/or any of its Subsidiaries or to which the Company and/or its Subsidiaries have otherwise obtained rights to use such Intellectual Property.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with other changes, effects, events, circumstances, occurrences, states of facts or developments taken as a whole, has had or is or would reasonably be expected to be materially adverse (a) to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to timely consummate the transactions contemplated by this Agreement on or prior to the Outside Date; provided, however, that, solely with respect to clause (a), no change, effect, event, circumstance, occurrence or development, individually or in the aggregate, arising from or related to the following shall, individually or in the aggregate, constitute a Company Material Adverse Effect or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred, is occurring or is or would reasonably be expected to occur: (i) conditions affecting the U.S. economy, or any other national or regional economy of the U.S. economy, (ii) political conditions (or changes in such conditions), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States, (iii) changes in the financial, credit, banking or securities markets in the United States (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes required by GAAP or other accounting standards (or interpretations thereof), (v) changes in any Laws or other binding directives issued by any Governmental Authority (or interpretations thereof), (vi) changes that are generally applicable to the residential real estate industry in which the Company and its Subsidiaries operate, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Shares (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred), (viii) the negotiation, execution or delivery of this Agreement, the performance by the Company of its obligations hereunder (other than its obligations set forth in the first sentence of Section 5.1), or the public announcement (including as to the identity of the Parties) or pendency of the Merger or the other Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (ix) the termination of employment of or by any of the Company’s officers or other employees after the public announcement of this Agreement, (x) any action or omitted action taken at the written direction of Parent, or (xi) any breach, violation or non-performance solely by Parent or Merger Sub of any of their respective obligations under this Agreement, provided, that the changes, effects, events, circumstances, occurrences and developments described in clause (i), (ii), (iii), (iv), (v) or (vi) above (A) shall not be excluded if (and only to the extent that) they disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies in the residential real estate industry that own similar assets in such jurisdiction in which the Company and its Subsidiaries operate, and (B) shall not apply to the use of Company Material Adverse Effect in Section 3.4 or Section 3.7 (or Section 6.2 as it relates to Section 3.4 or Section 3.7).

“Company Option” means an option to purchase Shares issued by the Company pursuant to the Company Stock Plan.

“Company Owned Intellectual Property” means any Intellectual Property Owned by the Company and/or any of its Subsidiaries.

“Company Stock Plan” means the Company’s Amended and Restated 2012 Incentive Compensation Plan, as may be amended from time to time.

“Determination Date” means the last day of the calendar month in which the Closing is expected to occur.

“Environment” means ambient air, indoor air, surface water, groundwater, soil, sediment, substrata or surface land, flora, fauna or any other biota living in or on such media.

“Environmental Law” means any applicable Law, permit, order, judgment, decree or injunction from any Governmental Authority, in each case in effect as of the date hereof, relating to Hazardous Substances, or the pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Existing Loan Agreements” means, collectively, (i) that certain Loan Agreement, dated as of September 28, 2018, by and between Reven Housing Funding 1, LLC, as Borrower, and Arbor Agency Lending, LLC, as Lender, (ii) that certain Loan Agreement, dated as of February 11, 2019, by and between Reven Housing Funding 2, LLC, as Borrower, and Arbor Agency Lending, LLC, as Lender, and (iii) that certain Revolving Note, dated as of November 13, 2018, between the Company, as Borrower, and City National Bank, in each case, as may be amended from time to time.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental, quasi-governmental, supranational, administrative or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, board, bureau, unit or body and any court or other tribunal), (iii) self-regulatory organization, arbitration panel or similar entity.

“Group” shall have the meaning given to that term under Section 13(d)(3) of the Exchange Act.

“Hazardous Substances” means (i) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (ii) any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or described as “hazardous,” “toxic,” “carcinogenic,” “explosive” or “radioactive” or, in each case, words of similar meaning and regulatory effect by or within the meaning of any applicable Environmental Law, or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments and including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) any obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued compensation and other accrued liabilities, in each case, incurred in the Ordinary Course of Business of such Person), including any earn-outs, (iii) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) obligations of any Person in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (v) any obligations of such Person as lessee (or other agreement conveying the right to use) under leases to the extent such obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (vi) any obligations, contingent or otherwise, of such Person under acceptance, letters of credit or similar facilities that have been drawn, (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, (vii) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) outstanding prepayment premium obligations of such Person, if any, and accrued interest, fees and expenses related to any indebtedness described in clauses (i) through (vii) above.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, Internet domain names, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries, ideas and improvements, whether patentable or not, and all patents and patent applications registrations, invention disclosures and applications, including any divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, re-issues and re-examinations; (iii) confidential and proprietary information, including trade secrets and know-how; (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing; (v) and unpublished works of authorship whether or not copyrightable, including Software, other compilations of information, manual and other documentation, in each case whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above; and (v) all other intellectual property or proprietary rights of any kind or description.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and other information technology equipment, and associated documentation.

“Knowledge of the Company” or similar terms used in this Agreement mean the actual or constructive knowledge of the Persons listed in Section 8.14(a) of the Company Disclosure Schedule, in each case, following reasonable inquiry in connection with any matter which they would reasonably be expected to have by reason of the scope or nature of their duties associated or inherent to their respective positions with or engagement by the Company and/or any of its Subsidiaries, including reasonable inquiry of the property managers a party to the Property Management Contracts with respect to matters of which they would reasonably be expected to have knowledge.

“Law” means any federal, state, local or municipal, whether foreign, multinational or domestic, statute, law (including common law), ordinance, rule, regulation, code, constitution, treaty or other requirement of law of any Governmental Authority, including any judicial interpretation thereof.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, restriction, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.

“Majority Stockholders” means, collectively, King Apex Group Holdings II Limited, King Apex Group Holdings III Limited, King Apex Group Holdings IV Limited, Chad M. Carpenter, Xiaofan Bai and Zhen Luo.

“Merger Consideration” means an amount per Share equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration (as finally determined in accordance with Section 2.1(c) or Section 2.1(d), as applicable) by (b) the total number of Shares outstanding as of immediately prior to the Effective Time (for the avoidance of doubt, including all Shares granted in the form of Unvested Company Restricted Stock Awards).

“Ordinary Course of Business” means, with respect to any Person, (i) the ordinary course of business of such Person through the date hereof consistent with past practice and (ii) in respect of Section 5.1 only, the ordinary course of business of such Person through the date hereof (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the day-to-day operations of such Person; and (b) does not require authorization by stockholders or lenders of such Person (or by any Person or group of Persons exercising similar authority) or by any Governmental Authority.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation or formation, bylaws, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements and certificates of existence, as applicable.

“Permitted Liens” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s Liens or other similar common law, statutory or consensual Liens arising or incurred in the Ordinary Course of Business relating to obligations that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, the existence of which do not materially adversely interfere with the business of the Company and its Subsidiaries, taken as a whole, or materially interfere with the present use of any of the Company Owned Property subject thereto or affected thereby, (ii) pledges, deposits or guarantees securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), incurred in the Ordinary Course of Business and which are not yet due and payable, (iii) Liens for Taxes, assessments and other governmental charges not yet due or payable (or which may be hereafter paid without penalty) or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, (iv) Liens imposed by any applicable Law (other than Tax Law) that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP and do not materially adversely interfere with the business of the Company and its Subsidiaries, taken as a whole, or materially interfere with the present use of any of the Company Owned Property subject thereto or affected thereby, (v) Liens in connection with the Existing Loan Agreements, (vi) with respect to any Company Owned Property, zoning, building code, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which do not materially interfere with the current use of such Company Owned Property and that are not materially contravened by the current use or occupancy of such Company Owned Property or the operation of the business of the Company or its Subsidiaries thereon, materially detract from the value, of the applicable Company Owned Property owned, leased, used or held for use thereby, (vii) with respect to any Company Owned Property, any title exceptions disclosed in any Company Title Insurance Policy or Company Title Insurance Commitment with respect to such Company Owned Property for which Parent or Merger Sub has not objected in writing as of the date hereof, prior to the Closing, (viii) the rights of any tenant (or subtenant) under any Tenant Leases, (ix) with respect to any Company Owned Property, security given in the Ordinary Course of Business to any public utility, Governmental Authority or other statutory or public authority that does not materially interfere with the current use of such Company Owned Property, (xii) purchase money liens solely securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (xiii) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution incurred in the Ordinary Course of Business and not incurred in connection with the borrowing of money by the Company and its Subsidiaries, and (xiv) Liens resulting solely from any acts or omissions of Parent or Merger Sub.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature, as well as any syndicate or Group.

“Personal Information” means any information concerning an individual that, on its own or in combination with any other information, allows the identification of a natural person or would be considered nonpublic personal information (including financial and healthcare information) and which, in each case, is protected under any applicable Laws concerning personal privacy, data breach notification or the collection, use, storage, processing, transfer, disclosure or protection of personal information.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Company’s Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, with the terms of the Series A Preferred Stock set forth in the Articles Supplementary, having the rights, preferences, privileges and voting powers as set forth therein.

“Subsidiary” means, with respect to any Person, any other Person (a) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (b) of which such Person or one or more of its Subsidiaries is a general partner or managing member.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that, for purposes of this definition, the applicable percentages in clauses (i) and (ii) of the definition of Acquisition Proposal shall be 50%, rather than 20%), that the Company Board, or any committee thereof, has determined in its good faith judgment, After Consultation (taking into account all legal, financial, regulatory and other material aspects of such Acquisition Proposal and all other matters that the Company Board, or any committee thereof, considers appropriate and any changes proposed by Parent to the terms of this Agreement), that if consummated would reasonably be likely to result in a transaction more favorable to the Stockholders, from a financial point of view, than the Merger (including the Merger Consideration) and the other Transactions and for which financing, if a cash transaction (whether in whole or in part), is not a condition to closing.

“Target Cash Amount” means $6,500,000.

“Tax Returns” means all reports, and returns, certificates, declarations, elections, claims for refund, estimates and information returns and statements required to be filed with any Taxing Authority and with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all U.S. federal, state, provincial or local or foreign taxes, levies, duties, tariffs, imposts, charges, fees and other similar assessments (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto), however denominated, imposed by any Taxing Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Taxing Authority” means any Governmental Authority with the authority to impose Tax.

“Unvested Company Restricted Stock Award” means all or a portion of an award in respect of Shares that is subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan.

“Written Consent Effective Time” means 11:59 p.m., New York City time, on September 9, 2019; provided, however, that if the Written Consent Effective Time occurs during the Superior Proposal Notice Period, then the Written Consent Effective Time shall automatically be extended to, and all references to the Written Consent Effective Time shall refer to, the first calendar day after the last day of the Superior Proposal Notice Period (or, if applicable, the first calendar day after the last day of any Subsequent Superior Proposal Notice Period).

(b)               Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section

Acceptable Confidentiality Agreement	8.14(a)
Acquisition Proposal	8.14(a)
Action	8.14(a)
Adverse Recommendation Change	5.4(c)
Affiliate	8.14(a)
After Consultation	8.14(a)
Aggregate Merger Consideration	8.14(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Applicable Date	3.5(a)
Applicable Withholding Taxes	2.7
Articles of Merger	1.3
Articles Supplementary	8.14(a)
Available Cash	8.14(a)
Available Cash Estimate	2.1(a)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Share	2.2(a)
Business Day	8.14(a)
Bylaws	1.4
Capitalization Date	3.2(a)
Charter	1.4
Closing	1.2
Closing Date	1.2
Closing Statement	2.1(c)
Code	8.14(a)
Company	Preamble
Company Balance Sheet	3.5(d)
Company Benefit Plan	3.9(a)
Company Board	Recitals
Company Disclosure Schedule	Article III preamble
Company Equity Awards	8.14(a)
Company Financial Statements	3.5(c)
Company Indemnified Parties	5.12(a)
Company Insurance Policy	3.18
Company Lease	3.14(b)
Company Licensed Intellectual Property	8.14(a)
Company Material Adverse Effect	8.14(a)
Company Option	8.14(a)
Company Owned Intellectual Property	8.14(a)
Company Owned Property	3.14(a)
Company Permits	3.11
Company Privacy Policy	3.17(c)

Company Property	3.14(b)
Company Recommendation	3.3(b)
Company Reports	3.5(a)
Company Returns	5.17(c)
Company Stock Plan	8.14(a)
Company Stockholder Approval	6.1(a)
Company Termination Payment	7.5(b)
Company Title Insurance Commitment	3.14(d)
Company Title Insurance Policy	3.14(d)
Confidentiality Agreement	5.7
Contract	3.4(b)
control	8.14(a)
Determination Date	8.14(a)
Disputed Item	2.1(e)
DTC	2.3(c)(i)
Effective Time	1.3
Environment	8.14(a)
Environmental Law	8.14(a)
Equity Commitment Letter	Recitals
Equity Financing	4.9
ERISA	8.14(a)
ERISA Affiliate	8.14(a)
Estimated Aggregate Merger Consideration	2.1(a)
Estimated Closing Statement	2.1(a)
Exchange Act	3.4(a)
Excluded Share	2.2(a)
Existing Loan Agreements	8.14(a)
GAAP	3.5(c)
Governmental Approvals	5.6(a)
Governmental Authority	8.14(a)
Group	8.14(a)
Guaranteed Obligations	8.16
Hazardous Substances	8.14(a)
Indebtedness	8.14(a)
Independent Accountant	2.1(e)
Information Statement	5.5(b)
Intellectual Property	8.14(a)
Interim Period	5.1
IRS	3.9(a)
IT Assets	8.14(a)
Knowledge of the Company	8.14(a)
Law	8.14(a)
Leasing Costs	3.14(e)
Lender Consents	5.16
Letter of Transmittal	2.3(c)(i)
Lien	8.14(a)

Majority Stockholders	8.14(a)
Maryland Courts	8.5(b)
Material Contract	3.12(a)
Merger	Recitals
Merger Consideration	8.14(a)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Nasdaq	3.4(a)
Non-Recourse Party	8.9
Objection Notice	2.1(b)
Objection Period	2.1(b)
Officer’s Certificate	6.2(f)
Orders	6.1(c)
Ordinary Course of Business	8.14(a)
Organizational Documents	8.14(a)
Outside Date	7.2(a)
Parent	Preamble
Parties	Preamble
Paying Agent	2.3(a)
Paying Agent Agreement	2.3(a)
Payment Fund	2.3(b)
Permitted Liens	8.14(a)
Person	8.14(a)
Personal Information	8.14(a)
Preferred Shares	3.2(a)
Preferred Stock Offering	5.19
Preferred Stock Offering Documents	5.19
Property Management Contract	3.12(a)(ix)
Qualified REIT Subsidiary	3.16(b)
RBC Capital Markets	3.20
Registered	8.14(a)
Registered Intellectual Property	8.14(a)
REIT	3.16(b)
REIT Status Opinion	6.2(e)
Rent Roll	3.14(e)
Representative Losses	2.8(e)
Representatives	5.4(a)
Requisite Stockholder Vote	3.3(a)
Resolution Period	2.1(b)
Sample Calculation	8.14(a)
SDAT	1.3
SEC	8.14(a)
Securities Act	3.4(a)
Share	2.2(a)
SOX Act	3.5(a)

Sponsor	Recitals
Stock Certificate	2.2(a)
Stockholders	Recitals
Stockholders’ Written Consent	5.5(a)
Subsequent Superior Proposal Notice Period	5.4(d)
Subsidiary	8.14(a)
Superior Proposal	8.14(a)
Superior Proposal Notice	5.4(d)
Superior Proposal Notice Period	5.4(d)
Support Agreement	Recitals
Surviving Corporation	1.1
Target Cash Amount	8.14(a)
Tax Returns	8.14(a)
Taxable REIT Subsidiary	3.16(b)
Taxes	8.14(a)
Tenant Leases	3.14(e)
Termination and Release Agreement	5.20
Transaction Litigation	5.15
Transactions	Recitals
Unvested Company Restricted Stock Award	8.14(a)
willful breach	7.5(a)
Written Consent Effective Time	8.14(a)

8.15          Disclosure Schedule. Certain items and matters are listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any section or subsection of the Company Disclosure Schedule will be construed as an admission that such item or matter is material. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Company Disclosure Schedule will be construed as an admission that a breach or violation exists or has actually occurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Merger Agreement to be executed as of the date first written above.

COMPANY:

Reven Housing REIT, Inc.

By:	/s/ Thad L. Meyer

Name: Thad L. Meyer

Title: Chief Financial Officer

PARENT:

SOR PORT Holdings, LLC

By: SOR X ACQUISITION III, LLC,

as Sole Member

By: KBS SOR EQUITY HOLDINGS X LLC,

a Delaware limited liability company, its sole member

By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By:	/s/ Peter McMillan III
Name:	Peter McMillan III
Title:	Chairman of the Board and President

MERGER SUB:

SOR PORT, LLC

By: SOR PORT HOLDINGS, LLC,

as Sole Member

By: SOR X ACQUISITION III, LLC, a Delaware limited liability company, its sole member

By: KBS SOR EQUITY HOLDINGS X LLC,

a Delaware limited liability company, its sole member

By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By:	/s/ Peter McMillan III
Name:	Peter McMillan III
Title:	Chairman of the Board and President

[Signature Page to Agreement and Plan of Merger]

LIST OF OMITTED SCHEDULES AND EXHIBITS

Schedules

SCHEDULE I – Sample Calculation of Available Cash

Exhibits

EXHIBIT A – Form of Articles of Amendment of the Surviving Corporation
EXHIBIT B – Form of Stockholders’ Written Consent
EXHIBIT C – Form of Articles Supplementary
EXHIBIT D – Form of Certificate of Notice
EXHIBIT E-1 – Form of Termination and Release Agreement
EXHIBIT E-2 – Form of Termination and Release Agreement
EXHIBIT E-3 – Form of Termination and Release Agreement
EXHIBIT F-1 – Form of REIT Status Opinion
EXHIBIT F-2 – Form of Officer’s Certificate

Annex B

Opinion of RBC Capital Markets, LLC

August 30, 2019

The Board of Directors

Reven Housing REIT, Inc.

875 Prospect Street, Suite 304

La Jolla, California 92037

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Reven Housing REIT, Inc., a Maryland corporation (“Reven”), other than as specified below, of the Merger Consideration (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Reven, SOR PORT Holdings, LLC, a Maryland limited liability company (“SOR PORT”) and affiliate of KBS Strategic Opportunity REIT, Inc. (“KBS”), and SOR PORT, LLC, a Maryland limited liability company and wholly-owned subsidiary of SOR PORT (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Reven (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Reven (“Reven Common Stock”) will be converted into the right to receive cash consideration based on an aggregate consideration amount of $56,849,495.55 (such consideration, on a per share basis, the “Merger Consideration”), which aggregate amount is subject to certain adjustments (as to which we express no opinion) as specified in the Merger Agreement with respect to the estimated unrestricted cash of Reven and its subsidiaries available for distribution as of the date on which the closing of the Merger is expected to occur. Based on the foregoing and estimates of the management of Reven, on which we have relied, it is our understanding that each outstanding share of Reven Common Stock is expected, as of the date hereof, to be converted in the Merger into the right to receive $5.15 per share in cash. The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates may act as a market maker and broker in the publicly traded securities of Reven, KBS and/or other entities involved in the Merger or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of such entities for our or our affiliates’ own account or for the account of customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to Reven in connection with the Merger and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Reven has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. Although during the past two years RBCCM and our affiliates have not provided investment banking, commercial banking or financial advisory services to Reven or KBS for which services RBCCM and our affiliates have received compensation, RBCCM and our affiliates in the future may provide services to such entities and their respective affiliates, for which services RBCCM and our affiliates would expect to receive customary compensation.

The Board of Directors

Reven Housing REIT, Inc.

August 30, 2019

For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:

(i)	we reviewed the financial terms of a draft, dated August 29, 2019, of the Merger Agreement;

(ii)	we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Reven made available to us from published sources and internal records of Reven;

(iii)	we reviewed certain financial projections and other estimates and data relating to Reven provided to or discussed with us by the management of Reven, including, without limitation, as to the estimated available unrestricted cash of Reven and its subsidiaries, which projections and other estimates and data we have been directed to utilize for purposes of our analyses and opinion;

(iv)	we held discussions with members of the senior management of Reven with respect to the business, prospects and financial outlook of Reven;

(v)	we reviewed the reported prices and trading activity for Reven Common Stock;

(vi)	we considered the fact that Reven publicly announced that it was reviewing strategic alternatives and the results of discussions undertaken at the direction of Reven with selected third parties to solicit indications of interest in the possible acquisition of Reven;

(vii)	we compared certain financial metrics of Reven with those of selected publicly traded companies in lines of businesses that we considered generally relevant in evaluating Reven;

(viii)	we compared certain financial terms of the Merger with those of selected precedent transactions that we considered generally relevant in evaluating the Merger; and

(ix)	we considered other information and performed other studies and analyses as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of Reven (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of Reven that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial projections and other estimates and data (including, without limitation, as to the estimated available unrestricted cash of Reven and its subsidiaries) that we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Reven as to the future financial performance of, and are a reasonable basis upon which to evaluate, Reven and the other matters covered thereby. We express no opinion as to any such financial projections or other estimates and data, including the assumptions upon which they are based.

The Board of Directors

Reven Housing REIT, Inc.

August 30, 2019

We have relied upon the assessments of the management of Reven as to, among other things, (i) the potential impact on Reven of market, competitive, and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the residential real estate industry, including the single-family rental sector thereof, related credit and financial markets, and the geographic regions in which Reven operates, and (ii) existing and future agreements and arrangements with, and the ability to attract, retain and/or replace, tenants, third-party vendors and service providers and other commercial relationships of Reven. We have assumed that there will be no developments with respect to any of the foregoing that would be meaningful in any respect to our analyses or opinion. We also have assumed that any adjustments to the Merger Consideration will not be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to Reven or any other entity and, except for certain third-party appraisals, we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of Reven or any other entity. We have not evaluated the solvency or fair value of Reven or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would be meaningful in any respect to our analyses or opinion. We have been advised by Reven, and we have assumed, that Reven has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its taxable year beginning January 1, 2018 in expectation of its election to be taxed as a REIT upon the filing of its 2018 tax return. In addition, we have assumed that the final executed Merger Agreement will not differ, in any respect meaningful to our analyses or opinion, from the draft that we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken and have no obligation to reaffirm, revise or update this opinion or otherwise comment upon events occurring after the date hereof with respect to this opinion. We are not expressing any opinion as to the price or range of prices at which Reven Common Stock or any other securities of Reven or its affiliates may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. As you are aware, the credit, financial and stock markets, and the industry in which Reven operates, have experienced and may continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Reven or the Merger.

The advice (written or oral) of RBCCM and our opinion expressed herein are provided for the benefit, information and assistance of the Board of Directors of Reven (in its capacity as such) in connection with its evaluation of the Merger. We express no opinion and make no recommendation to any securityholder as to how such securityholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

The Board of Directors

Reven Housing REIT, Inc.

August 30, 2019

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to any other securities of Reven or individual circumstances of specific holders (whether by virtue of control, voting, liquidity or otherwise) which may distinguish such holders or the securities of Reven held by such holders nor does our opinion address proportionate allocation or relative fairness. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger, any adjustments to the Merger Consideration, any preferred stock offering in connection with the Merger or otherwise, any written consent or support agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion also does not address the underlying business decision of Reven to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to Reven or which Reven might engage in or consider. We do not express any opinion or view with respect to, and we have relied upon the assessments of Reven and its representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the Merger or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting Reven or the Merger, as to which we understand that Reven has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received pursuant to the Merger Agreement by holders of Reven Common Stock (other than holders providing a written consent or support agreement in connection with the Merger or, as applicable, KBS, SOR PORT, Merger Sub, and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

RBC CAPITAL MARKETS, LLC

Annex C

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 30, 2019 (this “Agreement”), is made and entered into by and among SOR PORT Holdings, LLC, a Maryland limited liability company (“Parent”), and each of the stockholders listed on Schedule I attached hereto (each, a “Majority Stockholder” and, collectively, the “Majority Stockholders” and, together with Parent, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, each of the Majority Stockholders owns, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record, the number of shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”), of Reven Housing REIT, Inc., a Maryland corporation (the “Company”), set forth opposite such Majority Stockholder’s name on Schedule I attached hereto (the “Existing Shares”), and the Majority Stockholders collectively own, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record, the total number of Shares set forth on Schedule I attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and SOR PORT, LLC, a Maryland limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (i) authorized the execution and delivery of the Merger Agreement, (ii) declared that the Merger and the other transactions contemplated hereby are advisable, in the best interests of the Company and the stockholders of the Company, and in accordance with the MGCL, (iii) directed that the Merger be submitted for consideration by the stockholders of the Company and (iv) subject to Section 5.4(d) of the Merger Agreement, recommended that the stockholders of the Company approve the Merger in accordance with the terms of the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Majority Stockholders enter into this Agreement, and the Majority Stockholders desire to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article I.
DEFINITIONS AND INTERPRETATIONS

1.1              Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Covered Shares” means, with respect to each Majority Stockholder, all Shares (and all securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that such Majority Stockholder owns, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record as of the date hereof, and any additional Shares (and any additional securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Shares) that such Stockholder may acquire beneficial (within the meaning of Rule 13d-3 under the Exchange Act) or record ownership of, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the term “Covered Shares” shall be deemed to refer to and include all such stock dividends and distributions and any securities of the Company into which or for which any or all of such Shares may be changed or exchanged or that are received in such transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether effected directly or indirectly, or the entry into any Contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether effected directly or indirectly.

Capitalized terms used but not defined herein shall have their meanings as set forth in the Merger Agreement.

1.2              Interpretations. Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference will be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner it means that the Party is legally obligated to do so under this Agreement.

Article II.
VOTING AGREEMENT

2.1              Agreement to Vote.

(a)               During the period commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement in accordance with Section 5.1 hereof (the “Term”), at every meeting of the stockholders of the Company (the “Stockholders”) called with respect to any of the following, and at every adjournment, postponement or recess thereof, and on every action or approval by written consent of the Stockholders with respect to any of the following, each Majority Stockholder shall vote or cause to be voted (including by delivering to the Secretary of the Company a duly executed proxy card) all of the Covered Shares that such Majority Stockholder is entitled to vote thereon:

(i)                 in favor of the approval of the Merger in accordance with the terms of the Merger Agreement;

(ii)              against any Acquisition Proposal; and

(iii)            against any other proposal, action or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger.

(b)               Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto, so as to ensure that it is duly counted for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of the vote or consent.

(c)               Notwithstanding anything in this Section 2.1 to the contrary, (i) no Majority Stockholder shall be required to vote (or cause to be voted), or execute written consents with respect to, any of its Covered Shares to approve any amendment or modification of the Merger Agreement (including any exhibit thereto), or take any other action that could result in the amendment or modification of the Merger Agreement, or a waiver of a provision thereof, in any such case, in a manner that alters or changes (in a manner adverse to the Company or the Stockholders) the amount or form of the Merger Consideration to be paid thereunder and (ii) each Majority Stockholder shall remain free to vote (or cause to be voted), or execute consents with respect to, the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner that such Majority Stockholder deems appropriate, including in connection with the election of directors.

Article III.
OTHER COVENANTS

3.1              Transfers. During the Term, each Majority Stockholder shall not Transfer any Covered Shares, except with the prior written consent of Parent. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, such Majority Stockholder may Transfer any or all of its Covered Shares to any wholly-owned subsidiary or Affiliate (other than the Company) of such Majority Stockholder; provided, however, that, in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Shares (or any interest in any of such Covered Shares) are Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall have agreed to be bound by all of the terms and provisions of this Agreement.

3.2              Disclosure. During the Term, each Majority Stockholder hereby authorizes Parent and the Company to publish and disclose in any public announcement or disclosure required to be made under applicable Law or the rules and regulations of the Securities and Exchange Commission (“SEC”), Nasdaq or any other applicable national securities exchange and, to the extent required by applicable Law or the rules and regulations of the SEC, include in the Information Statement (including all documents and schedules filed with the SEC in connection therewith) and any other filings required under the Exchange Act or other applicable Laws, its identity and ownership of the Covered Shares and the nature of its obligations, covenants and agreements under this Agreement; provided, however, that each Majority Stockholder shall be given a reasonable opportunity to review and comment upon any such announcement or disclosure within a reasonable time prior to the making of such announcement or disclosure.

3.3              Non-Solicitation. During the Term, (a) each Majority Stockholder shall not, and shall cause each of its Affiliates not to, and each of its employees, officers and directors not to, and (b) the Majority Stockholders shall use its reasonable best efforts to cause each of their Affiliates’ Representatives not to (i) directly or indirectly, solicit, initiate, knowingly facilitate or encourage (including by means of furnishing non-public Company information) any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide (including through access to any data room) any non-public information relating to Parent or Merger Sub to any Person relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any Alternative Acquisition Agreement with respect to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement, (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, (v) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Board of Directors in accordance with this Agreement, (vi) provide any further information with respect to the Company or any Acquisition Proposal to any Persons or their Representatives, or (vii) resolve, propose or agree to do any of the foregoing.

3.4              Stockholder Litigation. During the Term, no Majority Stockholder shall, bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, that (i) challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or any of the transactions contemplated thereby, or (ii) alleges that the execution and delivery of the Merger Agreement by the Company or the approval of the Merger Agreement or any of the transactions contemplated thereby by the Board of Directors breaches any standard of care or other obligation under the MGCL of the Board of Directors or any member thereof.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDERS

Each Majority Stockholder, severally and not jointly, hereby represents and warrants to Parent, solely as to itself and its Affiliates, in each case, as of the date hereof, as follows:

4.1              Organization. With respect to a Majority Stockholder that is not a natural person, such Majority Stockholder is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization.

4.2              Authority. With respect to a Majority Stockholder that is not a natural person, such Majority Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Majority Stockholder have been duly and validly authorized by the governing body of such Majority Stockholder, and no other entity proceedings on the part of such Majority Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. With respect to a Majority Stockholder that is a natural person, such Majority Stockholder has full legal capacity to enter into, and to perform its covenants and agreements under, this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Majority Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, constitutes the legal, valid and binding agreement of such Majority Stockholder, enforceable against such Majority Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3              Governmental Approvals. No authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Majority Stockholder.

4.4              No Violation. The execution, delivery, and performance of this Agreement by such Majority Stockholder do not, and the consummation of the transactions contemplated hereby by such Majority Stockholder will not, (a) if applicable, result in a breach or violation of the Organizational Documents of such Majority Stockholder, (b) result in a breach or violation of any Law to which such Majority Stockholder is subject, or (c) require any notice, consent or approval under, result in any breach of any obligation or material increase in any cost or obligation of such Majority Stockholder under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) of any right or obligation or the loss of any benefit to which such Majority Stockholder is entitled, or result in the creation of a Lien on any property or asset of such Majority Stockholder pursuant to any Contract to which such Majority Stockholder is a party, except, in the case of clause (b) and (c) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, loss of any benefit or creation of any Lien that would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair such Majority Stockholder’s ability to perform its obligations hereunder.

4.5              Ownership of Shares. Such Majority Stockholder owns the Existing Shares, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record, free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Shares), other than (a) the limitations or restrictions under this Agreement, (b) any limitations or restrictions imposed under applicable securities Laws, (c) any restrictions on ownership and transfer contained in Article VII of the charter of the Company or (d) any limitations or restrictions that would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair such Majority Stockholder’s ability to perform its obligations hereunder. The Existing Shares constitute all of the Covered Shares owned, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record, by such Majority Stockholder as of the date hereof. Such Majority Stockholder has the sole right to vote, or direct the voting of, or to dispose of, or direct the disposition of, all of its Existing Shares, and none of the Existing Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Existing Shares that would prevent or delay such Majority Stockholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Majority Stockholder to Transfer, or cause to be Transferred, any of its Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of its Existing Shares.

4.6              Litigation. To the knowledge of such Majority Stockholder, as of the date hereof, (a) there is no Action before any Governmental Authority pending or threatened in writing against such Majority Stockholder, or any of its properties or assets, and (b) such Majority Stockholder is not subject to any outstanding judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Government Authority, in each case of the foregoing clauses (a) and (b), that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair such Majority Stockholder’s ability to perform its obligations hereunder.

4.7       No Solicitation. Since August 14, 2019, no Majority Stockholder nor its Affiliates, employees, officers and directors has, and each has used its reasonable best efforts to cause each of their respective Representatives not to have, taken any action, or omitted to take any action, that has or would reasonably be expected to breach or cause a breach or other violation of the provisions of Section 3.3 of this Agreement.

Article V.
TERMINATION

5.1              Termination. This Agreement shall automatically terminate without further action and shall have no further force and effect upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (for the avoidance of doubt, including pursuant to Section 7.3(b) thereof) and (c) the mutual written consent of the Parties.

5.2              Effect of Termination. In the event of any termination of this Agreement in accordance with Section 5.1, the obligations of the Parties under this Agreement shall terminate forthwith, and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (x) this Article V and Article VI shall survive any such termination and each shall remain in full force and effect and (y) no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement arising prior to such termination.

Article VI.
MISCELLANEOUS

6.1              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Majority Stockholders, and Parent shall not have any authority to direct the Majority Stockholders in the voting or disposition of any of the Covered Shares.

6.2              Amendment. Any term of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of the Parties, and their respective permitted successors and assigns, or in the case of a waiver, by the Party against whom the waiver is to be effective, and his or her respective permitted successors and assigns.

6.3              Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

6.4              Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, among the Parties with respect to the subject matter hereof. Schedule I attached hereto is hereby incorporated and made a part of this Agreement and is an integral part of this Agreement.

6.5              Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Party. Any purported assignment in contravention of this Agreement is void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

6.6              Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a)               THIS AGREEMENT AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

(b)               Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement or the transactions contemplated hereby, or the actions of the Parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 6.7. Each of the Parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 6.7 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 6.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable Laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Maryland and of the U.S.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT GIVES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

(d)               The Parties acknowledge and agree that irreparable harm would occur and that Parent would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Section 5.1, Parent shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, and the Majority Stockholders further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. The Majority Stockholders hereby consent to the right of Parent to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The Majority Stockholders further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy.

6.7              Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and will be deemed given or sufficient upon receipt, if delivered personally, electronically mailed in .pdf (with confirmation), or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)               If to Parent, to such entity at:

SOR PORT Holdings, LLC
c/o KBS Strategic Opportunity REIT, Inc.
11150 Santa Monica Blvd
Suite 400
Los Angeles, CA 90025
Attention: Keith Hall, CEO and Peter McMillan, Chairman
Email: khall@pac-oak.com
Email: pmcmillan@pac-oak.com

with copies to (which will not constitute notice):

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612-2350
Attention: Robert Bergdolt and Penny J. Minna
Email: Rob.Bergdolt@us.dlapiper.com
Email: Penny.Minna@us.dlapiper.com

(b)               If to the Majority Stockholders:

c/o Reven Housing REIT, Inc.
875 Prospect Street, Suite 304
La Jolla, CA 92037
Email: cmc@revenhousingreit.com
Email: baixiaofan@alliedfortune.com
Email: m.luo@huazhoured.com

with copies to (which will not constitute notice):

Vatche Chorbajian
6006 El Tordo Road, Suite 207
Rancho Santa Fe, CA 92067
Email: vatche@vclegal.com

6.8              Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.9              Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

6.10          No Third-Party Beneficiaries. Each of the Parties agree that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

6.11          Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.12          Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

6.13          Stockholder Capacity. Each Majority Stockholder is executing and entering into this Agreement solely in such Majority Stockholder’s capacity as a stockholder of the Company, and not in such Majority Stockholder’s capacity as a director, officer, employee, agent or consultant of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict any director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her duties as a director or officer of the Company under applicable Law, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as a director or officer, and no action taken solely in the capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

6.14          No Recourse. All Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement in the Preamble to this Agreement. No other Person, including any former, current or future equity holder, controlling person, director, officer, employee, member, partner, manager, agent, attorney, representative or Affiliate of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, attorney, representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

PARENT:

SOR PORT Holdings, LLC

By: SOR X ACQUISITION III, LLC,
as Sole Member

By: KBS SOR EQUITY HOLDINGS X LLC,
a Delaware limited liability company, its sole member

By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By:	/s/ Peter McMillan III
Name:	Peter McMillan III
Title:	Chairman of the Board and President

[Signature Page to Support Agreement]

MAJORITY STOCKHOLDERS:

King Apex Group Holdings II Limited

By:	/s/ Xiaofan Bai
Name: Xiaofan Bai
Title: Director

King Apex Group Holdings III Limited

By:	/s/ Xiaofan Bai
Name: Xiaofan Bai
Title: Director

King Apex Group Holdings IV Limited

By:	/s/ Xiaofan Bai
Name: Xiaofan Bai
Title: Director

/s/ Chad M. Carpenter
Chad M. Carpenter

/s/ Xiaofan Bai
Xiaofan Bai

/s/ Zhen Luo
Zhen Luo

[Signature Page to Support Agreement]

SCHEDULE I
EXISTING SHARES

Majority Stockholders	Existing Shares
King Apex Group Holdings II Limited	1,865,740
King Apex Group Holdings III Limited	1,865,740
King Apex Group Holdings IV Limited	2,150,000
Chad M. Carpenter	913,288
Xiaofan Bai	24,630
Zhen Luo	982,006
TOTAL:	7,801,404

[Schedule 1 to Support Agreement]